    As filed with the Securities and Exchange Commission on August 19, 1999.
                                                            ---------

                                             Registration No. 333-47801

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                            ------------------------

                                 POST EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        ADVANTAGE MARKETING SYSTEMS, INC.
                 (Name of small business issuer in its charter)

             OKLAHOMA                             7319                            73-1323256
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification No.)

   2601 NORTHWEST EXPRESSWAY, SUITE 1210W              JOHN W. HAIL, CHIEF EXECUTIVE OFFICER
     OKLAHOMA CITY, OKLAHOMA 73112-7293                  ADVANTAGE MARKETING SYSTEMS, INC.
               (405) 842-0131                         2601 NORTHWEST EXPRESSWAY, SUITE 1210W
                                                        OKLAHOMA CITY, OKLAHOMA 73112-7293
(Address and telephone number, including area                     (405) 842-0131
  code, of registrant's principal executive        (Name, address and telephone number, of agent
                  offices)                                         for service)
                            ------------------------

                                   Copies To:
                              MICHAEL E. DUNN, ESQ.
                             DUNN SWAN & CUNNINGHAM
                               2800 OKLAHOMA TOWER
                                 210 PARK AVENUE
                       OKLAHOMA CITY, OKLAHOMA 73102-5604
                            TELEPHONE: (405) 235-8318
                            FACSIMILE: (405) 235-9605
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            As soon as practicable after this Registration Statement
                               becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

WE WILL AMEND AND COMPLETE THE INFORMATION CONTAINED IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

SUBJECT TO COMPLETION, DATED AUGUST 18, 1999

                                                                      PROSPECTUS

                        ADVANTAGE MARKETING SYSTEMS, INC.

                        4,715,513 PARTICIPATION INTERESTS
                     ADVANTAGE MARKETING SYSTEMS, INC. 1998
                         DISTRIBUTOR STOCK PURCHASE PLAN

ADVANTAGE MARKETING SYSTEMS, INC.:

2601 Northwest Expressway, Suite 1210W
Oklahoma City, Oklahoma 73112-7293
Telephone: (405) 842-0131

         We are offering 4,715,513 interests ("participation interests") in the Advantage Marketing Systems, Inc. 1998 Distributor Stock Purchase Plan to the distributors of our products and services in lots of five participation interests.

         The participation interests are non-transferrable; therefore, a market for the participation interests will not develop.

         The proceeds from sale of the participation interests will become the participants' contributions to the plan which will be used to purchase our common stock and will not be placed into escrow pending purchase of the common stock.

         Other than an annual service fee of $5.00 per participant and a transaction fee of $1.25 per month, we will not receive any proceeds from the sale of the participation interests or purchase of our common stock by the plan.

         The offering price of each participation interest is $1.00, and each distributor is required initially to purchase a minimum of 25 participation interests upon electing to participate in the plan.

         There is no minimum amount of sales of participation interests required.

         Our common stock is listed on the American Stock Exchange and the Boston Stock Exchange under the symbol "AMM."

           THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS,"
                               BEGINNING AT PAGE 5.

                            ------------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                      UNDERWRITING
                                               PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                PUBLIC                 COMMISSIONS                 COMPANY
--------------------------------------------------------------------------------------------------------------
Per participation interest..............         $1.00                    $ --                      $1.00
--------------------------------------------------------------------------------------------------------------
Total...................................      $4,715,513                  $ --                    $4,715,513
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

                THE DATE OF THIS PROSPECTUS IS      , 1999

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         Certain statements under the captions "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates," "believes," "expects," "may," "will," or "should" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. Our actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause our actual results to differ materially include general economic and business conditions; our ability to implement our business and acquisition strategies; changes in the network marketing industry and changes in consumer preferences; competition; availability of key personnel; increasing operating costs; unsuccessful advertising and promotional efforts; changes in brand awareness; acceptance of new product offerings; and changes in, or the failure to comply with, government regulations (especially food and drug laws and regulations); our ability to adequately address year 2000 issues; our ability to obtain financing for future acquisitions; and other factors.

                            ------------------------

         Chambre-Registered Trademark-, Spark of Life-Registered Trademark-, Young at Heart-Registered Trademark-, Co-Clenz-Registered Trademark-, Stay 'N Shape-Registered Trademark-, Sine-eze-Registered Trademark- and
ToppFast-Registered Trademark- are our registered trademarks, and Choc-Quilizer-TM- is a trademark of Tinos, L.L.C.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
PROSPECTUS SUMMARY..................................................................  -1-
RISK FACTORS........................................................................  -5-
USE OF PROCEEDS..................................................................... -14-
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY..................................... -14-
CAPITALIZATION...................................................................... -16-
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................................... -16-
DESCRIPTION OF THE PLAN............................................................. -25-
BUSINESS............................................................................ -31-
MANAGEMENT.......................................................................... -45-
CERTAIN TRANSACTIONS................................................................ -49-
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................... -50-
DESCRIPTION OF SECURITIES........................................................... -52-
SHARES ELIGIBLE FOR FUTURE SALE..................................................... -56-
PLAN OF DISTRIBUTION................................................................ -58-
LEGAL MATTERS....................................................................... -59-
EXPERTS............................................................................. -59-
WHERE TO FIND ADDITIONAL INFORMATION................................................ -59-

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

         This summary highlights selected information appearing elsewhere in this document. It does not contain all the information that is or may be important to you. You should read this entire document carefully. For additional information, see "Where You Can Find Additional Information" (page 59).

         We call this document a prospectus. It covers the participation interests in our 1998 Distributor Stock Purchase Plan which are offered by us to you and other distributors of our products. This offering to you and others is referred to as the offering. The participation interests have been registered with the United States Securities and Exchange Commission.

         All references in this Prospectus to fiscal years are to our fiscal year ended December 31 of each year.

         Effective December 11, 1995, our parent Delaware corporation also named Advantage Marketing Systems, Inc. merged into us. Following the merger, we survived and our name was changed from "AMS, Inc." to "Advantage Marketing Systems, Inc."

         We have expanded our network marketing organization with the acquisition of

- Miracle Mountain International, Inc. on May 31, 1996 (the "Miracle Mountain acquisition"),

- Chambre International, Inc. on January 31, 1997 (the "Chambre International acquisition"),

- the assets of Stay 'N Shape International, Inc., Solution Products International, Inc., Nation of Winners, Inc., and Now International, Inc. on April 16, 1997 (the "Stay 'N Shape International asset purchase"), and

- all rights, including formulations and trademarks, for the ToppFast, ToppStamina and ToppFitt products from ToppMed, Inc. on July 31, 1998 (the "TI" asset purchase").

         Except as otherwise indicated, the information contained in this prospectus assumes that our outstanding stock options and warrants at June 30, 1999, exercisable for the purchase of 3,293,944 shares of our common stock, are not exercised.

                        ADVANTAGE MARKETING SYSTEMS, INC.

         We market a product line consisting of approximately 101 products in three categories; weight management, dietary supplement and personal care products through a network marketing organization in which independent distributors like yourself purchase products for resale to retail customers as well as for their own personal use. The number of our active distributors has increased from approximately 10,600 at December 31, 1996, 20,400 at December 31, 1997 and 33,000 at December 31, 1998, to approximately 46,800 at June 30, 1999. An "active" distributor is one who purchased $50 or more of our products within the preceding 12 months.

         The distributors in our network are encouraged to recruit interested people to become new distributors of our products. New distributors are placed beneath the recruiting distributor in the "network" and are referred to as being in that distributor's "downline" organization. Our marketing plan is designed to provide incentives for distributors to build, maintain and motivate an organization of recruited distributors in their downline organization to maximize their earning potential. Distributors generate income by purchasing our products at wholesale prices and reselling them at retail prices. Distributors also earn bonuses on product purchases generated by the distributors in their downline organization.

         Our growth strategy is to expand our product line and network of independent distributors to increase sales. An increase in the number of distributors generally results in increased sales volume, and new products create enthusiasm among distributors, serve as a promotional tool in selling other products, and attract new distributors. Since 1995, we have introduced eight new products to our product line in the weight management and dietary supplement categories. Through the 1997 acquisition of Chambre International, Inc., we added 68 products to our product line in the personal care category and six products to our product line in the dietary supplement category. Through the 1997 Stay 'N Shape International asset purchase, we added 38 products to our product line in the weight management and dietary supplement categories and one product to our product line in the personal care category. During
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1998, we introduced ToppFast and Dial A Doc. In connection with these acquisitions, we acquired approximately 6,790 additional distributors.

         We review on an ongoing basis our product line for duplication and sales movement and make adjustments accordingly. As of June 30, 1999, our product line consisted of

-        eight weight management products,

-        27 dietary supplement products,

- 65 personal care products consisting primarily of cosmetic and skin care products and

-        Dial A Doc.

Our products are manufactured by various manufacturers pursuant to formulations developed for us and are sold to our independent distributors located in all 50 states and the District of Columbia. We also sell our personal care products to distributors in Greece who do not use our network marketing system.

         We market products that we believe will fulfill the needs of our distributors and their customers, and assist our distributors in building their own distributor organization. We offer individuals the opportunity to start a home-based business without the significant start-up costs and other difficulties usually associated with new business ventures. We provide new product development, marketing tools, support services, product warehousing, distribution and essential record-keeping functions for our distributors. We also provide other support programs to our distributors, including regular teleconferences, regional seminars, and product and sales training.

         Our principal executive offices are located at 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293 and our telephone number is (405) 842-0131. Our site on the World Wide Web on the Internet is located at http:www.amsonline.com.

                               THE OFFERING

Securities offered..............    4,715,513 interests ("participation
                                    interests") in the Advantage Marketing
                                    Systems, Inc. 1998 Distributor Stock
                                    Purchase Plan (the "plan") offered to the distributors of our products and services in lots of five participation interests. We refer to a distributor electing to participate in the plan as a "participant."

                                    The participation interests are
                                    non-transferrable; therefore, a market for the participation interests will not develop.

Common Stock outstanding........    4,141,014 shares as of the date of this
                                    prospectus.

Estimated net proceeds..........    $4,715,513 assuming sale of the offered
                                    participation interests in full. Estimated
                                    offering expenses of $90,000 will be paid by
                                    us and will not reduce the participants'
                                    contributions to the plan. However, we will
                                    receive from the estimated net proceeds
                                    annual service fees of $5.00 per participant
                                    and monthly transaction fees of $1.25 per
                                    participant.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Use of proceeds.................    The proceeds received from sale of the
                                    participation interests will be contributed to the plan for the accounts of the participants. Such proceeds will be used to

                                    -        pay the annual service fees and
                                             transaction fees of $5.00 and $1.25
                                             per participant, respectively, and

                                    -        purchase our previously issued and
                                             outstanding common stock in the
                                             open market.

                                    The annual service fees and monthly
                                    transaction fees will be used to reimburse us for the offering expenses of this offering and cost of administering the plan.

American and Boston
Stock Exchange symbol...........    Common Stock...........  AMM

                   SUMMARY FINANCIAL AND OPERATING INFORMATION

         The following table sets forth our summary historical financial and operating information for

- the six months ended June 30, 1999 and 1998 derived from our unaudited condensed consolidated financial statements beginning on page F-2 and

- the fiscal years ended December 31, 1998 and 1997 derived from our audited consolidated financial statements beginning on page F-11.

The following information should be read in conjunction with our consolidated financial statements and the related notes thereto, and other information presented in this prospectus. The statements of operations data for any particular year or period are not necessarily indicative of the results of operations for any future period.

         We expanded our network marketing organization with the acquisition of Chambre International, Inc. on January 31, 1997, and the acquisition of the assets of Stay 'N Shape International, Inc., Solution Products International, Inc., Nation of Winners, Inc., and Now International, Inc. on April 16, 1997. As a result of these acquisitions, the statements of operations data for 1998 may not be comparable to 1997.

                                                                 FOR THE SIX MONTHS                      FOR THE YEARS ENDED
                                                                    ENDED JUNE 30,                           DECEMBER 31,
                                                               ------------------------                ------------------------
                                                           1999                1998                1998                1997
                                                       ------------        ------------        ------------        ------------
STATEMENTS OF OPERATIONS DATA:
Net sales ...........................................  $  9,926,596        $  5,870,023        $ 13,287,824        $ 10,192,227
Gross profit ........................................     3,074,896           2,078,787           4,288,595           2,920,567
Income from operations ..............................       711,684             327,863             739,823             127,688
Income before income taxes ..........................       864,456             507,819             667,388             189,722
Tax expense .........................................       291,010             193,051             253,340              59,696
Net income ..........................................  $    573,446        $    314,768        $    414,048        $    130,026

Weighted average common
   shares outstanding ...............................     4,141,014           4,217,894           4,191,760           2,751,771
Net income per common share - basic .................  $        .14        $        .07        $        .10        $       0.05
Weighted average common shares outstanding -
  assuming dilution .................................     4,570,855           4,596,763           4,503,411           3,762,642
Net income per common share - assuming dilution .....  $        .13        $        .07        $        .09        $       0.04
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                   FOR THE SIX MONTHS                   FOR THE YEARS ENDED
                                                                     ENDED JUNE 30,                         DECEMBER 31,
                                                       ----------------------------------     --------------------------------
                                                          1999                 1998                1998               1997
                                                       ------------        ------------        -----------        -------------
OPERATING DATA:
Number of active distributors .......................        46,800              27,900              33,000              20,400
Average sales per active distributor ................  $         44        $         53        $         33        $         41
Total number of products offered (exclusive of
    size, color and other product variations) .......           101                 102                 100                 101

CASH FLOW DATA:
Net cash provided (used) by operating activities ....  $  1,291,625        $    918,456        $  1,242,254        $   (118,587)
Net cash (used) by investing  activities ............      (332,554)           (629,451)           (996,283)         (1,692,055)
Net cash (used) provided by financing activities ....      (176,646)           (437,061)           (732,030)          7,416,349


                                                                          JUNE 30,             DECEMBER 31,
                                                                         ----------     ---------------------------
                                                                            1999           1998            1997
                                                                         ----------     -----------     -----------

BALANCE SHEET DATA:
Current assets....................................................       $7,542,809     $ 7,050,495     $ 6,999,364
Working capital ..................................................        6,278,481       5,823,182       6,143,041
Total assets......................................................       11,258,876      10,717,483      10,336,306
Short-term debt...................................................           68,603         116,581         145,105
Long-term debt....................................................          138,890         267,558         303,588
Stockholders' equity .............................................        9,848,658       9,222,612       9,176,395








----------------------------------------------------------------------------------------------------------------------------------

                                  RISK FACTORS

         PURCHASE OF PARTICIPATION INTERESTS OFFERED HEREBY AND PURCHASE OF OUR COMMON STOCK THROUGH PARTICIPATION IN THE PLAN INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED WHEN EVALUATING THE PURCHASE OF THE PARTICIPATION INTERESTS OFFERED HEREBY AND INVESTMENT IN OUR COMMON STOCK THROUGH THE PLAN. MANY OF THE FACTORS DISCUSSED BELOW ARE NOT WITHIN OUR CONTROL. WE PROVIDE NO ASSURANCE THAT ONE OR MORE OF SUCH FACTORS WILL NOT HAVE A MATERIAL ADVERSE EFFECT ON OUR FUTURE OPERATIONS AND, CONSEQUENTLY, ON OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR THE MARKET PRICE OF OUR COMMON STOCK.

WE ARE DEPENDENT ON OUR DISTRIBUTORS.

         Our success and growth depend upon our ability to attract, retain and motivate our network of independent distributors who market our products. Distributors are independent contractors who purchase products directly from us for resale and their own use. Distributors typically offer and sell our products on a part-time basis and may engage in other business activities, including the sale of products offered by our competitors. Typically, we have non-exclusive arrangements with our distributors which may be canceled at will and contain no minimum purchase requirements by the distributors. While we encourage distributors to focus on the purchase and sale of our products, distributors may give higher priority to other products, reducing their efforts devoted to marketing our products. Also, our ability to attract and retain distributors could be negatively affected by adverse publicity relating to us, our products or our operations. In addition, as a result of our network marketing system, the distributor downline organizations headed by a relatively small number of key distributors are responsible for a significant percentage of total sales.

         The loss of a significant number of distributors, including any key distributors, for any reason, could adversely affect our sales and operating results, and could impair our ability to attract new distributors. There is no assurance that our network marketing program will continue to be successful or that we will be able to retain or expand our current network of independent distributors.

WE ARE SUBJECT TO GOVERNMENT REGULATION.

         Our operations are subject to and affected by laws, regulations, administrative determinations, court decisions and similar constraints at the federal, state and local levels and the laws and regulations of foreign countries in which our products are or may be sold. The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by a number of governmental agencies. These agencies include the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, and the Environmental Protection Agency.

         MANY OF OUR PRODUCTS ARE REGULATED BY THE FOOD AND DRUG ADMINISTRATION.

         The most active governmental agency regulating our products is the Food and Drug Administration. Our products are subject to regulation under the Federal Food, Drug, and Cosmetic Act and regulations promulgated thereunder.

         The Federal Food, Drug, and Cosmetic Act has been amended several times with respect to dietary supplements, most recently by the Nutrition Labeling and Education Act of 1990 and the Dietary Supplement Health and Education Act of 1994. Our products are generally classified and regulated as dietary supplements under the Federal Food, Drug, and Cosmetic Act, as amended. Our products are not subject to pre-market approval by the Food and Drug Administration. However, these products are subject to extensive labeling regulation by the Food and Drug Administration. Moreover, if the Food and Drug Administration determines, on the basis of labeling or advertising claims by us, that the "intended use" of any of our products is for the diagnosis, cure, mitigation, treatment or prevention of disease, the Food and Drug Administration can regulate those products as drugs and require pre-market clearance for safety and effectiveness.

         On April 10, 1996, the Food and Drug Administration issued a statement warning consumers not to purchase or ingest natural sources of ephedrine within dietary supplements. On June 4, 1997, the Food and Drug Administration proposed regulations that will, if they become effective as proposed, significantly limit our ability to sell dietary supplements that contain ephedrine, including our AM-300. For the six months ended June 30, 1999 and the year ended December 31, 1998, AM-300 represented 67.5% and 49.7% of our net sales, respectively. The proposed regulations will become effective 180 days following issuance of the final regulations by publication in the Federal Register. Several trade organizations in the dietary supplement industry have commented on the proposed regulations, requesting substantial modifications. As of the date of this prospectus, we cannot predict whether the Food and Drug Administration will make any material changes to these proposed regulations.

         The Food and Drug Administration labeling requirements for dietary supplements are set forth in final regulations that are effective with respect to labels affixed to containers after March 23, 1999. These final regulations include how to declare nutrient content information, and the proper detail and format required for the "Supplemental Facts" box. Our product labeling have been revised to comply with these regulations.

         In addition, on April 29, 1998 the Food and Drug Administration published proposed regulations offering guidance and providing limitations on permissible "structure-function" statements (claims as to the benefit or effect of a product or an ingredient on the body's structure or function) to be placed on labels and in brochures. We anticipate that some of these proposed regulations as proposed will become final; however, we believe these new regulations will not significantly change the way that the Food and Drug Administration currently interprets "structure-function" statements. Thus, we do not expect to make any substantial label revisions based on these regulations.

         Many states have also recently become active in the regulation of dietary supplement products and may require us to modify the labeling or formulation of certain products sold in those states. Furthermore; several states either regulate or are considering regulating ephedrine-containing products as controlled substances or are prohibiting the sale of such products by persons other than licensed pharmacists.

         The Texas Board of Health recently issued new regulations, which become effective November 1, 1999. These regulations significantly restrict the promotion and distribution of dietary supplements in the state of Texas which contain ephedra or ephedrine alkaloids. These regulations

- do not limit the quantity of ephedrine alkaloids on a per-capsule, per-tablet, or per-daily basis,

- do mandate several warnings to consumers on the labels of such products,

- require us to incorporate five specific provisions in the contracts with our distributors, and

- require us to submit all labels, advertising and promotional materials to the Texas Department of Health.

We are taking the necessary steps to comply with these regulations and believe we will be compliant prior to the November 1, 1999 effective date. Sales of our AM-300 product in Texas represented approximately 6.0% of our net sales during the six months ended June 30, 1999 and approximately 5.0% of our net sales during 1998.

         Consequently, there is a risk that AM-300 may become subject to further federal, state, local or foreign laws or regulations. These laws or regulations could require us to

- withdraw or reformulate our AM-300 product with reduced ephedrine levels or with a substitute for ephedrine,

- relabel our products with different warnings or revised directions for use, or

- not make certain statements, possibly including weight loss claims, with respect to any product containing ephedrine.

While we believe that AM-300 could be reformulated and relabeled, there can be no assurance in that regard or that reformulation and relabeling would not have an adverse effect on sales of such product or related products within our product line even though such products do not contain ephedra or ephedrine.

         The Ephedra Research Foundation has contracted with a consulting firm to carry out a clinical study concerning the safety of ephedrine when ingested in combination with caffeine as a dietary supplement. This study is currently being conducted at two sites, Beth Israel-Deaconess Medical Center in Boston, affiliated with Harvard Medical School, and St. Luke's-Roosevelt Hospital in New York City, affiliated with Columbia University. We have been informed that the final results of this study will be published in the last quarter of this year.

         THE FEDERAL TRADE COMMISSION AND CERTAIN STATES REGULATE OUR PRODUCT CLAIMS AND ADVERTISING.

         The Federal Trade Commission and certain states regulate advertising, product claims, and other consumer matters, including advertising of our products. In the past several years the Federal Trade Commission has instituted enforcement actions against several dietary supplement companies for false or deceptive advertising of certain products. In addition, the Federal Trade Commission has increased its scrutiny of the use of testimonials, such as those we have utilized. We provide no assurance that

- the Federal Trade Commission will not question our past or future advertising or other operations or

- a state will not interpret product claims presumptively valid under federal law as illegal under that state's regulations.

Also, our distributors and their customers may file actions on their own behalf, as a class or otherwise, and may file complaints with the Federal Trade Commission or state or local consumer affairs offices. These agencies may take action on their own initiative or on a referral from distributors, consumers or others. If taken, such actions may result in

-        entries of consent decrees,

-        refunds of amounts paid by the complaining distributor or consumer,

-        refunds to an entire class of distributors or customers, or

-        other damages, and

-        changes in our method of doing business.

A complaint based on the activities of one distributor, whether or not such activities were authorized by us, could result in an order affecting some or all distributors in a particular state, and an order in one state could influence courts or government agencies in other states. Proceedings resulting from these complaints may result in significant defense costs, settlement payments or judgments and could have a material adverse effect on us.

         OUR NETWORK MARKETING SYSTEM IS SUBJECT TO FEDERAL AND STATE
REGULATION.

         Our network marketing system is subject to a number of federal and state laws and regulations administered by the Federal Trade Commission and various state agencies. These laws and regulations include securities, franchise investment, business opportunity and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. These regulations are generally directed at ensuring that product sales are ultimately made to consumers (as opposed to other distributors) and that advancement within the network marketing system is based on sales of products, rather than investment in the company or other non-retail sales related criteria.

         The compensation structure of a network marketing organization is very complex. Compliance with all of the applicable regulations and laws is uncertain because of

-        the evolving interpretations of existing laws and regulations and

- the enactment of new laws and regulations pertaining in general to network marketing organizations and product distribution.

         We have not obtained any no-action letters or advance rulings from any federal or state securities regulator or other governmental agency concerning the legality of our operations. Also, we are not relying on a formal opinion of counsel to such effect. Accordingly there is the risk that our network marketing system could be found to be in noncompliance with applicable laws and regulations, which could have a material adverse effect on us. Such a decision could

-        require  modification of our network marketing system,

-        result in negative publicity, or

-        have a negative effect on distributor morale and loyalty.

In addition, our network marketing system will be subject to regulations in foreign markets administered by foreign agencies should we expand our network marketing organization into such markets.

         THE LEGALITY OF OUR NETWORK MARKETING PROGRAM IS SUBJECT TO CHALLENGE BY OUR DISTRIBUTORS.

         We are subject to the risk of challenges to the legality of our network marketing organization by our distributors, both individually and as a class. Generally such challenges would be based on claims that our network marketing program was operated as an illegal "pyramid scheme" in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt

Organizations Act. An illegal pyramid scheme is generally a marketing scheme that promotes "inventory loading" and does not encourage retail sales of the products and services to ultimate consumers. Inventory loading occurs when distributors purchase large quantities of non-returnable inventory to obtain the full amount of compensation available under the network marketing program. In the event of challenges to the legality of our network marketing organization by our distributors, there is no assurance that we will be able to demonstrate that

-        our network marketing policies were enforced and

- the network marketing program and distributors' compensation thereunder serve as safeguards to deter inventory loading and encourage retail sales to the ultimate consumers.

Proceedings resulting from these claims could result in significant defense costs, settlement payments or judgments, and could have a material adverse effect on us. One of our competitors, Nutrition for Life International, Inc., a multi-level seller of personal care and nutritional supplements, recently announced that it had settled class action litigation brought by distributors alleging fraud in connection with the operation of a pyramid scheme. Nutrition for Life International agreed to pay in excess of $3 million to settle claims brought on behalf of its distributors and certain purchasers of its stock.

         We believe that our marketing program is significantly different from the program allegedly promoted by Nutrition for Life International and that our marketing program is not in violation of anti-pyramid laws or regulations. However, there can be no assurance that claims similar to the claims brought against Nutrition for Life International and other multi-level marketing organizations will not be made against us, or that we would prevail in the event any such claims were made. Furthermore, even if we were successful in defending against any such claims, the costs of conducting such a defense, both in dollars spent and in management time, could be material and adversely affect our operating results and financial condition. In addition, the negative publicity of such a suit could adversely affect our sales and ability to attract and retain distributors.

          A LARGE PORTION OF OUR NET SALES ARE ATTRIBUTABLE TO OUR
          AM-300 PRODUCT.

         A significant portion of our net sales have been, and is expected to continue to be, dependent upon our AM-300 product. AM-300 contains an ephedra herb concentrate containing naturally occurring ephedrine. Our net sales of AM-300 represented approximately 67.5%, 49.7%, and 29.5% of our net sales for the six months ended June 30, 1999 and for the years 1998 and 1997, respectively. In the event the recently proposed Food and Drug Administration regulation related to products containing ephedrine is issued as a final rule, or such products become subject to further federal, state or local laws and regulations, we could be required to

-        withdraw or reformulate our AM-300 product,

-        relabel such product, or

- not make certain statements, possibly including weight management claims, with respect to such product.

Any such event could have a material adverse effect upon our sales and results of operations.

COMPETITION FOR DISTRIBUTORS AND IN THE MARKETING OF OUR PRODUCTS
IS INTENSE.

         We are subject to significant competition in recruiting distributors from other network marketing organizations. Most of our competitors are substantially larger, offer a greater variety of products and have considerably greater financial resources. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining distributors through an attractive bonus plan and other incentives. We provide no assurance that our programs for recruitment and retention of distributors will be successful.

         The business of distributing and marketing weight management, dietary supplement, and personal care products is highly competitive. This market segment includes numerous manufacturers, other network marketing companies, catalog companies, distributors, marketers, retailers and physicians that actively compete for the business of consumers. We compete with other providers of such products, especially retail outlets, based upon convenience of purchase, price and immediate availability of the purchased product. Our market is highly sensitive to the introduction of new products or weight management plans (including various prescription drugs) that may rapidly capture a significant share of the market. As a result, our ability to remain competitive depends in part upon the successful introduction of new products at competitive prices.

OUR PRODUCTS ARE SUBJECT TO OBSOLESCENCE.

         The introduction by us or our competitors of new weight management, nutritional supplement and personal care products offering increased functionality or enhanced results may render existing products obsolete and unmarketable. Therefore, our ability to successfully introduce new products into the market on a timely basis and achieve acceptable levels of sales has and will continue to be a significant factor in our ability to grow and remain competitive and profitable. In addition, the nature and mix of our products are important factors in attracting and maintaining our network of independent distributors, which consequently affects demand for our products. Although we seek to introduce additional products each year, the success of new products is subject to a number of conditions, including customer acceptance. There can be no assurance that


-        our efforts to develop innovative new products will be successful,

-        customers will accept new products or

-        that we will obtain required regulatory approvals of such new products.

In addition, no assurance can be given that new products currently experiencing strong popularity and rapid growth will maintain their sales over time. In the event we are unable to successfully increase the product mix and maintain competitive product replacements or enhancements in a timely manner in response to the introduction of new products, competitive or otherwise, our sales and earnings will be materially and adversely affected.

WE ARE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS.

         We, like other marketers of products that are intended to be ingested, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. We maintain product liability insurance with coverage limits of $4,000,000 per occurrence and $5,000,000 aggregate. We generally do not obtain contractual indemnification from parties manufacturing our products. However, all of the manufacturers of our products carry product liability insurance which covers our products.

         We have agreed to indemnify Tinos, L.L.C., the licensor of Choc-Quilizer, against any product liability claims arising from the Choc-Quilizer product marketed by us. Also we have agreed to indemnify Chemins Company, Inc. against claims arising from claims made by our distributors for products manufactured by Chemins and marketed by us. Although we have never had a product liability claim, such claims could cause us to have material losses.

WE ARE DEPENDENT UPON OUR EXECUTIVE OFFICERS.

         Our growth and future success depends in part on the continued availability of certain key management personnel, including John W. Hail, our founder, Chief Executive Officer and Chairman of the Board, and Roger P. Baresel, our President, Chief Financial Officer and one of our directors. We do not maintain life insurance covering our executive officers.

         Our continued growth and profitability also depends in part on our ability to attract and retain other management personnel. Although historically we have not had any difficulty in attracting and retaining management personnel, there can be no assurance that we will continue to be able to do so in the future.

MANAGEMENT OF OUR GROWTH MAY PROVIDE CHALLENGES.

         We have experienced substantial growth in sales, operations, personnel and the number of distributors, which has challenged and will continue to challenge our management and operating resources. Continued growth will require us to

- increase our sales and marketing, support, and administrative personnel,

-        increase our distributor training and support capabilities and

-        expand our information management systems.

There is no assurance that we will be able to attract and retain the necessary personnel to accomplish our growth strategies or that we will not experience constraints that will adversely affect our ability to satisfactorily support our distributors. If our management is unable to manage growth effectively, our sales and earnings may be materially adversely affected.

WE DEPEND SOLELY ON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS.

         Substantially all of our products are manufactured by third-party manufacturers pursuant to product formulations developed for us. We do not have any written contracts with any of our suppliers or manufacturers or their commitments to continue to sell products to us. A substantial portion of our products have been supplied by Chemins Company, Inc., which is a privately held corporation with no affiliation with us. We believe that our relationship with Chemins is satisfactory. However, there can be no assurance that Chemins will continue to reliably supply products to us. We do not have long-term supply agreements with Chemins or any other vendor. However, we customarily enter into contracts with such third-party manufacturers to establish the terms and conditions of product purchases. Accordingly, there is a risk that any of our suppliers or manufacturers could discontinue selling their products to us for any reason. In the event any of our third-party manufacturers were to become unable or unwilling to continue to provide the products in required volumes, we would be required to identify and obtain acceptable replacement manufacturing sources. There is no assurance that we will be able to obtain alternative manufacturing sources on a timely basis.

OUR BUSINESS IS SUBJECT TO UNFAVORABLE PUBLICITY.

         We believe the weight management and dietary supplement products market is affected by national media attention regarding the consumption of such products. There is no assurance that future scientific research or publicity will be favorable to the weight management and dietary supplement markets or any particular product, or be consistent with earlier favorable research or publicity. Future reports of research that are perceived as less favorable or that question earlier research could have a material adverse effect on our operations. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our products, or any similar products distributed by other companies, could have a material adverse effect on us. Such adverse publicity could arise even if the adverse effects associated with such products result from failure to consume such products as directed. Also, we may not be able to counter the effects of negative publicity concerning the efficacy of our products.

OUR PRODUCTS AND SOME OF THE INGREDIENTS IN OUR PRODUCTS HAVE NOT UNDERGONE CLINICAL STUDY.

         Many of the ingredients in our products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption. However, some of our products contain ingredients that have little history of human consumption. These ingredients include chromium picolinate, shark cartilage, proanthocyanidins, citrin and colloidal minerals. Accordingly, no assurance can be given that our products, even when used as directed, will have the effects intended. We will continue to take steps to ensure that the formulation and production of our products are safe when consumed as directed. However, generally we have not sponsored clinical studies on the long-term effect of human consumption of our products.

WE MAY ACQUIRE INTERESTS IN OTHER BUSINESSES AS PART OF OUR GROWTH STRATEGY.

         Our business plan includes expansion and diversification of our network marketing organization and products through the acquisition of companies engaged in network marketing. In addition to financial demands, these acquisitions may have adverse consequences, including

- the diversion of management's attention to the assimilation of the acquired companies or assets;

- adverse effects on our results of operations, such as the amortization of acquired intangible assets; and

- the possibility that the acquired company or assets will not contribute to our business, cash flows and profitability as expected.

MONTHLY PURCHASES OF THE PARTICIPATION INTERESTS WILL RESULT IN DOLLAR COST AVERAGING OF PURCHASES OF COMMON STOCK THROUGH THE PLAN.

         Through regularly contributing to the plan by purchase of the participation interests, even in small increments, a participant may minimize or maximize the adverse effects of volatile changes in the market price of our common stock. As a fixed amount of money is regularly invested over a long period of time, purchases are made at varying prices as the market price for the common stock fluctuates. Over time, if a uniform number of shares of stock were purchased each period, the average cost paid per share will usually be less during lengthy periods of market price increase, thus minimizing the effect of market price fluctuations. Alternatively, during lengthy periods of market price decrease, the average cost paid per share will be usually higher, thus maximizing the effect of market price fluctuations.

         There is no assurance that

- the average cost paid per share of common stock acquired by you as a participant through the plan will be less than the market price of our common stock at any particular time or

- your investment in the common stock through participation in the plan will in whole or in part not be lost due to a number of factors or

- your investment in the common stock through the plan will result in any profit.

THE MARKET PRICE AND TRADING VOLUME OF OUR COMMON STOCK MAY HAVE EXTREME FLUCTUATIONS.

         The participation interests are nontransferable. A market will not develop for the participation interests. However, our common stock to be purchased by the plan on behalf of purchasers of the participation interests is currently listed on the American Stock Exchange. Historically the market for our common stock has been limited and subject to low trading volume. There is no assurance that an active trading market will be maintained for our common stock at all times.

         Our sales and earnings and, consequently, the market price of our common stock may be subject to significant potential volatility based upon, among other things,

- the adverse effect of non-compliance with applicable governmental regulations;

- the negative effect of changes in or interpretations of regulations that may limit or restrict the sale of certain of our products;

-        the operation of our network marketing organization;

-        the expansion of our operations into new markets;

-        the recruitment and retention of distributors;

- the inability to introduce new products or the introduction of new products by our competitors;

- general conditions in the weight management, dietary supplement, and personal care products industries; and

-        consumer perceptions of our products and operations.

In particular, because our products are ingested by consumers or applied to their bodies, we are highly dependent upon consumers' perception of the safety and quality of our products marketed. As a result, substantial negative publicity concerning one or more of our products, especially the weight management and dietary supplement products, could adversely affect our sales and earnings as well as the market price of our common stock.

         Also, the stock market has from time to time experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices for emerging growth companies stock, which often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our common stock. Volatility in the market price of a company's securities sometimes results in the filing of class action lawsuits seeking compensation for alleged securities law violations. We may become subject to such litigation. Such litigation could result in substantial costs and a diversion of our attention and resources, which could have a material adverse effect on our business and results of operations. Any adverse determination in such litigation also could subject us to significant liabilities.

WE HAVE A HISTORY OF NEGATIVE CASH FLOWS AND LOSSES FROM OPERATIONS AND AN ACCUMULATED DEFICIT UNTIL THIS YEAR.

         At December 31, 1998, we had an accumulated deficit of $516,091 representing accumulated losses from operations prior to 1994. At June 30, 1999, as a result of operations, we had eliminated the accumulated deficit and had retained earnings of $57,355. There is no assurance that our future operating results will be profitable and losses from operations will not be sustained, resulting in elimination of our retained earnings and again result in an accumulated deficit.

OUR COMMON STOCK COULD BE DELISTED FROM THE AMERICAN STOCK EXCHANGE AND THE BOSTON STOCK EXCHANGE WHICH WOULD MAKE THE SALE OF OUR COMMON STOCK MORE DIFFICULT.

         Our common stock is listed on the American Stock Exchange and the Boston Stock Exchange. The continued listing of our common stock on these exchanges is subject to certain conditions, generally including our common stock having a certain minimum sale price per share, maintenance of certain minimum levels of assets, stockholders' equity, number of shareholders, and number of outstanding publicly held shares of our common stock. In the event such minimum requirements for inclusion and listing are not met, our common stock will be delisted and will no longer be listed on these exchanges. In such event, our common stock would then be traded in the over-the-counter market and may become subject to the "penny stock" trading rules.

         The over-the-counter market is characterized as volatile in that securities traded in such market are subject to substantial and sudden price increases and decreases and at times price (bid and asked) information for such securities may not be available. In addition, when there are only one or two market makers (a dealer holding itself out as ready to buy and sell the securities on a regular basis), there is a risk that the dealer or group of dealers may control the market in the security and set prices that are not based on competitive forces and the bid and asked quotations of securities traded in the over-the-counter market may not be reliable.

OUR COMMON STOCK MAY BECOME SUBJECT TO THE "PENNY STOCK" RULES WHICH WOULD IMPOSE SIGNIFICANT RESTRICTIONS ON THE BROKER-DEALERS AND MAY AFFECT THE RESALE OF OUR COMMON STOCK.

         In the event our common stock is delisted and no longer included on the American Stock Exchange and the Boston Stock Exchange, our common stock may become subject to the "penny stock" rules. A "penny stock" is generally a stock that

-        is not listed on a national securities exchange or Nasdaq,

-        is listed in "pink sheets" or on the NASD OTC Bulletin Board,

-        has a price per share of less than $5.00 and

-        is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

-        determination of the purchaser's investment suitability,

-        delivery of certain information and disclosures to the purchaser, and

- receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules.

         In the event our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

WE HAVE POTENTIAL LIABILITY ARISING FROM POSSIBLE RESCISSION RIGHTS OF CERTAIN SHAREHOLDERS.

         In 1990, we established the AMS Distributor Stock Pool under which our independent distributors were permitted to participate on a voluntary basis and make contributions to the pool and, from such contributions, the administrator of the pool purchased on a monthly basis our common stock in the over-the-counter market. All purchase transactions were executed and effected through a registered broker-dealer. In September 1995, the Oklahoma Department of Securities initiated an investigation of us and the activities of the pool. During October 1997, we ceased accepting additional contributions to the pool and effecting purchase transactions in our common stock. As of December 31, 1997, the pool held approximately 245,000 shares of common stock. On November 4, 1997, without admitting or denying violations of the Oklahoma Securities Act, we and certain of our officers and directors entered into an agreement with the Administrator of the Oklahoma Department of Securities in settlement of the investigation without any action being taken against us and our officers and directors. This agreement does not preclude the rights of pool participants from asserting claims seeking and possibly obtaining recovery of their contributions to the pool, plus statutory interest. However, such claims are subject to applicable state and federal statutes of limitation which may effectively eliminate a portion of such claims.

         It is our position that our administration of the pool did not constitute the offer and sale of a security under federal and state securities law. However, there is no assurance that a court would find that our administration of the pool did not constitute the offer and sale of a security under either or both federal and state securities laws. Even if we were successful in defending any securities law claims, the assertion of such claims against us could result in costly litigation and diversion of effort by our management. In addition, the Securities and Exchange Commission and state securities regulators could pursue enforcement action against us and our officers and directors with respect to any violations of the federal securities laws that may have occurred. There is no assurance that

- claims asserting violations of federal and state securities laws will not be asserted by any of the participants in the pool or

- such participants will not prevail against us in the assertion of such claims, compelling us to repurchase from such participants their shares of common stock and pay statutory interest.

Such events could have a material adverse effect on our business, financial condition and results of operations.

THE EXERCISE OF OUR OUTSTANDING STOCK OPTIONS AND WARRANTS MAY RESULT IN SUBSTANTIAL DILUTION TO OUR SHAREHOLDERs AND MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         As of the date of this prospectus, we have outstanding the following warrants and stock options:

- publicly traded warrants exercisable on or before November 6, 2002 for the purchase of 1,832,211 shares of our common stock at $3.40 per share;

- warrants exercisable on or before November 6, 2002 for the purchase of 130,000 shares of our common stock and 130,000 warrants (each of which is also exercisable for the purchase of one share of common stock at $3.40 on or before November 6, 2002) at an aggregate exercise price of $5.40;

- stock options granted under our stock option plan exercisable for the purchase of 506,300 shares of our common stock at $1.75 to $2.70 per share; and

- other outstanding stock options and warrants exercisable for the purchase of 1,201,733 shares of our common stock at $1.75 to $3.60 per share during periods that expire in October 1999 through May 2007.

         During the term of the outstanding warrants and stock options, the holders are given the opportunity to profit from a rise in the market price of our common stock. Exercise of such warrants and stock options may

- dilute the net book value per share of our outstanding common stock at the time of exercise and

-        may be dilutive on an earnings per share basis,

which may adversely affect the trading price of our common stock. The existence of the warrants and stock options may adversely affect the terms on which we may obtain additional equity financing. Also, the holders are likely to exercise the warrants and stock options at a time when we would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise of such stock options and warrants.

THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO THE FUTURE SALE OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK.

         Sales or availability for sale of substantial amounts of shares of our common stock in the public market at any time could adversely affect the market price of our common stock and, consequently, our ability to raise additional capital. As of the date of this prospectus, we have 4,141,014 shares of our common stock outstanding. Of these outstanding shares, 3,690,929 shares are eligible for sale without regard to volume or other limitations pursuant to Rule 144 promulgated by the U.S. Securities and Exchange Commission under the 1933 Act, except to the extent held by our "affiliate"as that term is defined under Rule 144.

         Our executive officers and directors have entered into agreements covering options and warrants exercisable for the purchase of 675,000 shares of our common stock. These executive officers and directors agreed not to sell or otherwise dispose of such options, warrants or shares of our common stock and all other securities issuable upon exercise of such options or warrants for a period ending November 6, 1999.

         Also, 377,682 of such shares of our common stock and 674,500 of such options and warrants beneficially owned by our executive officers and directors, as well as those held by two of our shareholders, are subject to certain escrow and lock-in arrangements until November 6, 2000. These arrangements were imposed by the Oklahoma Department of Securities. Under these arrangements, the executive officers, directors and such shareholders are not permitted to sell or otherwise dispose of such shares of our common stock, stock options, warrants and all other securities issuable upon exercise of such option or warrants during such period.

THERE ARE CERTAIN PROVISIONS IN OUR CORPORATE CHARTER AND BYLAWS THAT MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE CONTROL OF US.

         Our certificate of incorporation and bylaws and the provisions of the Oklahoma General Corporation Act may make it difficult for a third party to acquire us or gain control of us and replace our management. Our certificate of incorporation authorizes the issuance of our preferred stock in classes or series having voting, redemption and conversion rights and other rights as determined by our board of directors. The issuance of such preferred stock may have the effect of preventing a merger, tender offer or other takeover attempt that our board of directors opposes. Our directors are elected for staggered three-year terms, with approximately one-third of our board standing for election each year, which may make it difficult to effect a change of incumbent management and control. We are subject to the anti-takeover provisions of the Oklahoma General Corporation Act. Such provisions in some circumstances may discourage a person from making a control share acquisition (generally an acquisition of voting stock having more than 20 percent of all voting power in the election of directors) without shareholder approval.


                                 USE OF PROCEEDS

         All proceeds of sale of the participation interests pursuant to the offering will be contributed to the plan from which the annual service fees and monthly transaction fees of $5.00 and $1.25 per participant, respectively, will be paid to us. The remaining proceeds will be utilized for the purchase of our common stock in the open market. In the event the participation interests are sold in full, the proceeds will be $4,715,513.

         As of July 31, 1999, we had sold 284,487 participation interests for proceeds of $284,487. During the period commencing on February 19, 1999 and ending on July 31, 1999,

- we were paid annual service fees of $3,505 and monthly transaction fees of $2,904,

- 77,585 shares of our common stock had been purchased by the plan on behalf of the participants,

-        the average price per share of our common stock purchased was $3.55 and

-        commissions of $2,514 were paid to the broker-dealer.

         We pay all expenses of the offering, which are estimated to be $90,000, without entitlement to reimbursement from the plan or the participants, other than through receipt of the annual service fees and monthly transaction fees. The annual service fees and monthly transaction fees in excess of the expenses of the offering is and will be utilized by us for payment of the administrative costs of the plan.


                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock was traded in the over-the-counter market and was quoted by the National Quotation Bureau, Incorporated under the symbol "AMSO." On September 10, 1997, our common stock became listed on the Boston Stock Exchange under the symbol "AMG," which was subsequently changed to "AMM." On November 6, 1997, our Common Stock was first included on the Nasdaq SmallCap Market under the symbol "AMSO." On July 15, 1999, our common stock became listed on the American Stock Exchange under the symbol "AMM."

         On August 17, 1999, the closing sale price of our common stock on the American Stock Exchange was $4.00. We believe there are approximately 1,874 holders of our common stock.

         The following table sets forth, for the periods presented, the high and low closing bid quotations of our common stock. The bid quotations reflect inter-dealer prices without adjustment for retail markups, markdowns or commissions and may not reflect actual transactions.



                                                   COMMON STOCK
                                                CLOSING BID PRICES
                                                ------------------
                                                 HIGH         LOW
                                                ------       -----
1999 --CALENDAR QUARTER ENDED:
    March 31.......................             $ 3.00       $2.19
    June 30........................               4.00        1.94

1998 --CALENDAR QUARTER ENDED:
    March 31.......................              $3.38       $2.13
    June 30........................               4.00        3.00
    September 30...................               4.00        1.88
    December 31....................               2.41        1.50

1997--CALENDAR QUARTER ENDED:
    March 31.......................              $6.25       $5.50
    June 30........................               8.38        5.69
    September 30...................               9.00        5.00
    December 31....................               6.88        2.56
                                                ------------------

DIVIDEND POLICY

         Our policy is to retain earnings to support the expansion of our operations. Our board of directors does not intend to pay cash dividends on our common stock in the foreseeable future. Any future cash dividends will depend on future earnings, capital requirements, our financial condition and other factors deemed relevant by our board of directors.

PENNY STOCK TRADING RULES

         Our common stock is listed on the American Stock Exchange and the Boston Stock Exchange. The continued listing of our common stock on these exchanges is subject to certain conditions, generally including

-        our common stock having a certain minimum sale price per share,

- our continuing to have certain minimum levels of assets, stockholders' equity, number of shareholders, and number of outstanding publicly held shares.

In the event requirements for continued listing are not met, our common stock


-        will be delisted and no longer included on these exchanges,

-        will then be traded in the over-the-counter market and

-        may become subject to the "penny stock" trading rules.

         The penny stock trading rules impose additional duties and responsibilities upon broker-dealers recommending the purchase of a penny stock (by a purchaser that is not an accredited investor as defined by Rule 501(a) promulgated under the Securities Act of 1933, as amended) or the sale of a penny stock. Among such duties and responsibilities, with respect to a purchaser who has not previously had an established account with the broker-dealer, the broker-dealer is required to

- obtain information concerning the purchaser's financial situation, investment experience, and investment objectives,

- make a reasonable determination that transactions in the penny stock are suitable for the purchaser and

- determine that the purchaser (or his independent adviser in such transactions) has sufficient knowledge and experience in financial matters and may be reasonably capable of evaluating the risks of such transactions,

- obtain a manually signed written statement which sets forth the basis for the foregoing determination and which informs the purchaser that it is unlawful to effectuate a transaction in the penny stock without first obtaining a written agreement to the transaction.

Also, until the purchaser becomes an "established customer," the broker-dealer is required to

- obtain from the customer a written agreement to purchase the penny stock which sets forth the identity and number of shares or units of the security to be purchased prior to confirmation of the purchase, and

- provide to the customer a generic risk disclosure document which is required to be delivered to the customer before the initial purchase transaction in a penny stock.

An established customer is one that has had an account with the dealer for at least one year or the dealer has previously effected for the purchaser three sales of penny stocks on three different days involving three different issuers. A dealer is obligated to provide certain information disclosures to the purchaser of a penny stock, including

- a generic risk disclosure document which is required to be delivered to the purchaser before the initial transaction in a penny stock,

- a transaction-related disclosure prior to effecting a transaction in the penny stock containing bid and asked information related to the penny stock and the dealer's and salesperson's compensation (including commissions, commission equivalents, markups and markdowns) in connection with the transaction, and

- the purchaser-customer must be furnished account statements, generally on a monthly basis, which include prescribed information relating to market and price information concerning the penny stocks held in the account.

The penny stock trading rules do not apply to those transactions in which a broker-dealer or salesperson does not make any purchase or sale recommendation to the purchaser or seller of the penny stock. Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules.

         Compliance with the penny stock trading rules may adversely affect the ability to resell our common stock and may materially limit or restrict the liquidity typically associated with other publicly traded equity securities. Therefore, the holder of penny stocks may be unable to obtain on resale the quoted bid price because a dealer or group of dealers may control the market in such securities and may set prices that are not based totally on competitive forces. Furthermore, at times there may be a lack of bid quotes which may mean that the market among dealers is not active, in which case a holder of penny stocks may be unable to sell such securities. In addition, because market quotations in the over-the-counter market are often subject to negotiation among dealers and often differ from the price at which transactions in securities are effected, the bid and asked quotations of securities traded in the over-the-counter market may not be reliable.

                                 CAPITALIZATION

         The following table sets forth as of June 30, 1999, our actual capitalization. This table should be read in conjunction with our unaudited consolidated financial statements and notes thereto appearing elsewhere in this prospectus.


                                                                        AS OF
                                                                    JUNE 30, 1999
                                                                    -------------
Current portion of lease obligations.....                                $ 68,603
Long-term capital lease obligations, net.                                 138,890
Stockholders' equity:
 Common Stock ...........................                                     428
 Paid-in capital.........................                              10,232,706
 Notes receivable for exercise of options                                 (63,960)
 Retained earnings.......................                                  57,355
 Cost of treasury stock..................                                (377,871)
                                                                    -------------
  Total stockholders' equity.............                               9,848,658
                                                                    -------------
       Total capitalization..............                             $10,056,151
                                                                    -------------
                                                                    -------------


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO BEGINNING ON PAGE F-2.

GENERAL

         Our business and operations during the last three years have been significantly affected by the acquisitions of Miracle Mountain International, Inc. in May 1996 (the "Miracle Mountain acquisition"), Chambre International, Inc. in January 1997 (the "Chambre acquisition"), the assets of Stay 'N Shape International, Inc., Solution Products International, Inc., Nation of Winners, Inc., and Now International, Inc. in April 1997 (the "Stay 'N Shape International asset purchase") and ToppMed Inc. in July 1998 (the "ToppMed asset purchase"). As a result of these acquisitions and asset purchases, we acquired 6,790 distributors and added 115 products to our product line. We currently market approximately 100 products.

         MIRACLE MOUNTAIN ACQUISITION. Effective May 31, 1996, Miracle Mountain International became one of our wholly-owned subsidiaries. Miracle Mountain was a network marketer of various third-party manufactured nutritional supplement products. In connection with the Miracle Mountain acquisition, we issued 20,000 shares of our common stock. As a result of the Miracle Mountain acquisition, we added one product to our line and 1,690 additional distributors.

         CHAMBRE ACQUISITION. Effective January 31, 1997, Chambre International became one of our wholly-owned subsidiaries. Chambre International was a network marketer of various third-party manufactured cosmetics, skin care and hair care products. In connection with the Chambre acquisition, we issued 15,000 shares of our common stock. As a result of the Chambre acquisition, we added 74 products to our line, 68 in the personal care category and six in the dietary supplement category, and 2,100 additional distributors.

         STAY 'N SHAPE INTERNATIONAL ASSET PURCHASE. We purchased all of the assets, including the network marketing organizations, of Stay 'N Shape International, Inc., Solution Products International, Inc., Nation of Winners, Inc., and Now International, Inc. on April 16, 1997. In connection with this asset purchase, we paid cash of $1,174,441 and issued 125,984 shares of our common stock. As a result of this asset purchase, we added 39 products to our line, 38 in the weight management and dietary supplement categories and one in the personal care category, and 3,000 additional distributors.

         TOPPMED ASSET PURCHASE. On July 31, 1998, we acquired all rights, including formulations and trademarks, for the ToppFast, ToppStamina and ToppFitt products from ToppMed, Inc. for $192,000.

         REPURCHASE OF OUR COMMON STOCK. In March 1998, we announced and began repurchasing up to $1 million of our common stock in the open market. In December 1998 we ceased repurchasing our common stock. As of December 31, 1998, we had repurchased 134,500 shares of our common stock for $377,871 or an average of $2.81 per share.

         UNITS OFFERING. On November 12, 1997, we completed the offering of 1,495,000 units, each consisting of one share of common stock and one redeemable common stock purchase warrant. As a result of this offering, we received proceeds of $6,050,000. Each redeemable common stock purchase warrant is exercisable for the purchase of one share of our common stock for $3.40 on or before November 6, 2002. In connection with this offering, we sold to the underwriters, Paulson Investment Company, Inc. and Joseph Charles & Assoc., Inc., warrants exercisable for the purchase of 130,000 units for $5.40 per unit on or before November 6, 2002.

         WARRANT MODIFICATION OFFERING AND RIGHTS OFFERING. In January 1997, we distributed non-transferable rights to our common stock shareholders. These rights entitled the holders to subscribe for and purchase up to 2,148,191 units (each unit consisting of one share of our common stock and one 1997-A warrant) for the price of $6.80 per unit.

         Concurrently, we called and redeemed our outstanding class A and class B common stock purchase warrants for $.0008 per warrant on March 17, 1997. However, in connection with the warrant redemption, we offered to the holders of the Class A and class B warrants the right to purchase units, each comprised of one share of common stock and one 1997-A warrant, at an exercise price of $6.00 per unit.

         Each 1997-A warrant is exercisable on or before November 6, 2002, to purchase one share of common stock for $3.40, subject to adjustment in certain events. We may redeem the 1997-A warrants at any time upon 30 days' notice, at a price of $.0001 per 1997-A warrant.

         We received proceeds from these two offerings of $2,154,357. Accumulated offering costs of $323,076 were charged against the net proceeds from these offerings. Pursuant to these offerings we issued 337,211 shares of common stock and the same number of 1997-A warrants.

RESULTS OF OPERATIONS

         The following table sets forth, as a percentage of net sales, selected results of our operations for

- the six months ended June 30, 1999 and 1998, which are derived from our unaudited condensed consolidated financial statements and

- the years ended December 31, 1998 and 1997, which are derived from our audited consolidated financial statements.

The results of operations for the periods presented are not necessarily indicative of our future operations.


                                     FOR THE SIX MONTHS ENDED JUNE 30,                    FOR THE YEARS ENDED DECEMBER 31,
                             ------------------------------------------------    -------------------------------------------------
                                      1999                      1998                      1998                       1997
                             ----------------------    ----------------------    ----------------------     ----------------------
                                AMOUNT      PERCENT       AMOUNT      PERCENT       AMOUNT      PERCENT        AMOUNT      PERCENT
                             ------------   -------    ------------   -------    ------------   -------     ------------   -------
Net sales ..................   $9,926,596    100.0%      $5,870,023    100.0%     $13,287,824    100.0%      $10,192,227    100.0%
                             ------------   -------    ------------   -------    ------------   -------     ------------   -------
Commissions and bonuses ....    4,183,698     42.1        2,347,168     40.0        5,487,418     41.3         4,557,355     44.7
Cost of products ...........    2,366,053     23.8        1,252,035     21.3        3,146,765     23.7         2,260,715     22.2
Cost of shipping ...........      301,949      3.0          192,033      3.3          365,046      2.7           433,590      4.5
                             ------------   -------    ------------   -------    ------------   -------     ------------   -------
   Cost of sales ...........    6,851,700     69.0        3,791,236     64.6        8,999,229     67.7         7,271,660     71.3
                             ------------   -------    ------------   -------    ------------   -------     ------------   -------
      Gross profit .........    3,074,896     31.0        2,078,787     35.4        4,288,595     32.3         2,920,567     28.7
Marketing, distribution and
   administrative expenses..    2,363,212     23.8        1,750,924     29.8        3,548,772     26.7         2,792,879     27.4
                             ------------   -------    ------------   -------    ------------   -------     ------------   -------
   Income from operations ..      711,684      7.2          327,863      5.6          739,823      5.6           127,688      1.3
Other income (expense):
Interest, net ..............      152,722      1.5          139,236      2.4          309,908      2.3            34,017       .3
Other income (expense) .....           --       --           40,720      0.7           39,280       .3            28,017       .3
Settlement of additional
  tax liability ............           --       --               --       --         (421,623)    (3.2)               --       --
                             ------------   -------    ------------   -------    ------------   -------     ------------   -------
Total other income
  (expense) ................      152,772      1.5          179,956      3.1          (72,435)     (.6)           62,034       .6
                             ------------   -------    ------------   -------    ------------   -------     ------------   -------
Income before income
   taxes ...................      864,456      8.7          507,819      8.7          667,388      5.0           189,722      1.9
Tax expense ................      291,010      2.9          193,051      3.3          253,340      1.9            59,696       .6
                             ------------   -------    ------------   -------    ------------   -------     ------------   -------
Net income .................   $  573,446      5.8%      $  314,768      5.4%     $   414,048      3.1%      $   130,026      1.3%
                             ------------   -------    ------------   -------    ------------   -------     ------------   -------
                             ------------   -------    ------------   -------    ------------   -------     ------------   -------

         During the six months ended June 30, 1999 and 1998, and the years ended 1998 and 1997, we experienced increases in net sales compared to the preceding year. These increases were principally the result of expansion of our network of independent distributors and additions to our product line within the weight management, dietary supplement and personal care categories. We expect continued expansion of our network of independent distributors, which may result in increased sales volume. However, there is no assurance that increased sales volume will be achieved through expansion of our network of independent distributors, or that, if sales volume increase, we will realize increased profitability.

COMPARISON OF THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 1998

         Our net sales during the six months ended June 30, 1999, increased by $4,056,573, or 69.1%, to $9,926,596 from $5,870,023 during the six months ended June 30, 1998. The increase was principally attributable to expansion of our network of independent distributors and increased sales of our weight management, dietary supplement and personal care products. During the six months ended June 30, 1999, we made aggregate net sales of $9,860,122 to 37,175 distributors, compared to aggregate net sales during the same period in 1998 of $5,810,566 to 18,348 distributors. Sales per distributor per month decreased from $53 to $44 for the six months ended June 30, 1999, compared to the same period in 1998.

         Our cost of sales during the six months ended June 30, 1999, increased by $3,060,464, or 80.7%, to $6,851,700 from $3,791,236 during the same period in 1998. This increase was attributable to

- an increase of $1,836,530 in distributor commissions and bonuses due to the increased level of sales,

- an increase of $1,114,018 in the cost of products sold due to the increased level of sales and the addition of new products and marketing tools and

- an increase of $109,916 in shipping costs due to the effect of our modified pricing structure.

         Effective April 1, 1999, we modified our pricing structure to include shipping costs in our product prices. Previously shipping costs had been calculated separately on each order and we reported shipping costs net of these payments. Because our shipping costs are no longer reported net of the separately collected shipping reimbursement our shipping cost as a percentage of sales appears to have increased. Total cost of sales, as a percentage of net sales, increased to 69.0% during the six months ended June 30, 1999, from 64.6% during the same period in 1998 due to an increase in distributor commissions and bonuses as a percentage of net sales to 42.1% from 40.0%, an increase in cost of products sold to 23.8% of net sales from 21.3%, and a decrease in cost of shipping to 3.0% of net sales from 3.3%. During periods of growth, we anticipate continuing to offer promotions to distributors to increase sales and their income from time to time, which if successful will result in increases in distributor commissions and bonuses and temporary increases in cost of sales.

         Our gross profit increased $996,109, or 47.9%, to $3,074,896 for the six months ended June 30, 1999 from $2,078,787 for the same period in 1998. The gross profit decreased as a percentage of net sales to 31.0% of net sales from 35.4%. The decrease in our gross profit margin resulted from the increase in cost of sales as a percentage of net sales.

         Marketing, distribution and administrative expenses increased $612,288, or 35.0%, to $2,363,212 during the six months ended June 30, 1999, from $1,750,924 during the same period in 1998. This increase was attributable to an increase in expenses involved in expanding investor awareness of us and expansion of our administrative infra-structure necessary to support increased levels of sales.

         The number of our full-time employees increased to 52 during the first six months of 1999 as compared to 37 during the same periods of 1998. The balance of the increase in marketing, distribution and administrative expenses resulted from the higher level of activity and corresponding increases in variable costs, such as postage, telephone, bank card service charges and supplies. The marketing, distribution and administrative expenses as a percentage of net sales decreased to 23.8% during the six months ended June 30, 1999, from 29.8% during the same period in 1998 due to the increased level of sales.

         Our income before taxes increased $356,637, or 70.2%, to $864,456 during the six months ended June 30, 1999, from $507,819 during the same period in 1998. Income before taxes as a percentage of net sales was 8.7% during the six months ended June 30, 1999 and 1998. Income taxes during the six months ended June 30, 1999 and 1998 were $291,010 and $193,051, respectively.

         Our net income increased $258,678, or 82.2%, to $573,446 during the six months ended June 30, 1999, from $314,768 during the same period in 1998. This increase in net income was primarily the result of the increased level of sales and the decrease in the marketing, distribution and administrative expenses as a percentage of net sales. Net income as a percentage of net sales increased to 5.8% during the six months ended June 30, 1999, from 5.4% during the same period in 1998.

COMPARISON OF 1998 AND 1997

         Our net sales during the year ended December 31, 1998, increased by $3,095,597, or 30.4%, to $13,287,824 from $10,192,227 during the year ended
December 31, 1997. The increase was principally attributable to expansion of our network of independent distributors and increased sales of our weight management, dietary supplement and personal care products. Through the Chambre International acquisition (which was consummated on January 31, 1997) and the Stay 'N Shape International asset purchase (which was consummated on April 16, 1997), we added 113 products to our product line and acquired 5,100 distributors. The distributors acquired in connection with the Chambre International acquisition and the Stay 'N Shape International asset purchase contributed $1,121,173 to the increase between the two periods. During 1998, we made aggregate net sales of $13,159,821 to 33,700 distributors, compared to aggregate net sales in 1997 of $10,030,327 to 20,300 distributors. At December 31, 1998, we had approximately 33,000 "active" distributors compared to approximately 23,400 at December 31, 1997. Sales per distributor per month decreased from $41 to $33 for 1998 compared to 1997.

         Our cost of sales during 1998 increased by $1,727,569 or 23.8%, to $8,999,229 from $7,271,660 during 1997. This increase was attributable to

- an increase of $930,063 in distributor commissions and bonuses due to the increased level of sales,

- an increase of $886,050 in the cost of products sold due to the increased level of sales and the increased quality of marketing tools made available, and

- a decrease of $88,544 in shipping costs due to the increased level of sales combined with the pass through of shipping costs to the distributors beginning in February 1998.

Total cost of sales, as a percentage of net sales, decreased to 67.7% during 1998, from 71.3% during 1997 due to a decrease in distributor commissions and bonuses as a percentage of net sales to 41.3% from

44.7%, an increase in cost of products sold to 23.7% of net sales from 22.2% and a decrease in cost of shipping to 2.7% of net sales from 4.5%. During periods of growth, we anticipate continuing to offer promotions to distributors to increase sales and their income from time to time, which if successful will result in increases in distributor commissions and bonuses and temporary increases in cost of sales.

         Our gross profit increased $1,368,028 or 46.8%, to $4,288,595 for 1998 from $2,920,567 for 1997. The gross profit increased as a percentage of net sales to 32.3% of net sales from 28.7%. The increase in our gross profit margin resulted from the decrease in cost of sales as a percentage of net sales.

         Marketing, distribution and administrative expenses increased $755,893, or 27.1%, to $3,548,772 during 1998 from $2,792,879 during 1997.
This increase was attributable to

-        increased promotional expense designed to increase sales,

-        an increase in expenses involved in expanding investor awareness of us,

- increased payroll and employee costs related to cost of living and employee mix, and

- an increase in lease expense from the addition of 10,340 square feet of warehouse and distribution space in October, 1997.

The balance of the increase in marketing, distribution and administrative expenses resulted from our higher level of activity and corresponding increases in variable costs, such as postage, telephone, bank card service charges, and supplies.

         We had other expenses of $72,435(net of interest income of $309,908 and other income of $39,280) in 1998 compared to other income (net of interest income of $34,017 and other income of $28,017) of $62,034 in 1997. The other net expense in 1998 was principally attributable to the one-time expense of the settlement of the additional tax liability of $421,623 ($256,300 net of the related tax effect). During 1998, in an effort to facilitate the growth of our distributor network we voluntarily began contacting all of the state sales and use tax authorities to enter into agreements with them whereby we would assume the responsibility for collecting and remitting sales and use taxes on behalf of our independent distributors. However, certain states required as a condition of settlement us to pay the additional tax liability. We believe the liability is a one-time nonrecurring charge and will have no further adverse impact on our future results of operations. We now collect the sales and use tax as a cost of our products and remit the tax to the appropriate taxing authorities. Therefore, the sales and use tax represents neither additional income nor additional expense but instead is a pass through item with no income statement effect.

         Our income before taxes increased $477,666, or 251.8%, to $667,388 during 1998 from $189,722 during 1997. Income before taxes as a percentage of net sales increased to 5.0% during 1998 from 1.9% during 1997. This percentage increase was primarily due to the increase in our gross profit margin and offset by the increase of other expenses which included the one-time expense of the settlement of use and sales tax liability. Income taxes during 1998 and 1997 were $253,340 and $59,696 respectively.

         Our net income increased $284,022, or 218.4%, to $414,048 during1998 from $130,026 during 1997. This increase in net income was primarily the result of the increase in our gross profit margin and offset by the increase of other expenses due to the one-time expense of the sales and use tax settlement. Net income as a percentage of net sales increased to 3.1% during 1998 from 1.3% during 1997.

COMPARISON OF 1997 AND 1996

         Our net sales during the year ended December 31, 1997, increased by $4,037,154, or 65.6%, to $10,192,227 from $6,155,073 during the year ended
December 31, 1996. The increase was principally attributable to expansion of our network of independent distributors and increased sales of our product line within the weight management, dietary supplement and personal care categories. Through the Miracle Mountain acquisition (which was consummated on May 31,1996), Chambre International acquisition (which was consummated on January 31, 1997) and the Stay 'N Shape International asset purchase (which was consummated on April 16, 1997), we added 114 products to our product line and acquired 6,790 distributors. The distributors acquired in connection with the Miracle Mountain acquisition, the Chambre International acquisition and the Stay 'N Shape International asset purchase contributed $105,290, $435,506 and $1,089,359, respectively, to the increase in our net sales between the two periods. During 1997, we made aggregate net sales of

$10,030,327 to 20,400 distributors, compared to aggregate net sales during 1996 of $6,000,395 to 9,500 distributors. At December 31, 1997, we had approximately 20,400 "active" distributors compared to approximately 10,600 at December 31, 1996. A distributor is considered to be "active" if he or she purchased $50 or more of our products during the previous 12 months. Sales per distributor decreased from $53 to $41 for 1997, compared to 1996. This decrease was due to the increase in the number of active distributors as a result of the Chambre International acquisition and the SNSI asset purchase (which were consummated on January 31, 1997 and April 16, 1997, respectively), which new distributors contribute to sales during only a portion of 1997.

         Our cost of sales during 1997 increased by $3,005,755, or 70.5%, to $7,271,660 from $4,265,905 during 1996, reflecting the increase in sales. The increase was attributable to an increase of

- $1,830,115 in distributor bonuses due in part to special promotions designed to expand our distributor network,

- $904,348 in the cost of products sold due in part to an improvement in the quality of products, and

- $271,292 in shipping costs due in part to an increase in shipment costs charged by the shipping companies.

Our total cost of sales, as a percentage of net sales, increased to 71.3% during 1997, from 69.3% during 1996 due to an increase in

-        distributor bonuses as a percentage of net sales to 44.7% from 44.3%,

-        cost of products sold to 22.2% of net sales from 22.0%, and

-        cost of shipping to 4.5% of net sales from 3.0%.

During periods of growth, we anticipate that from time-to-time we will offer promotions to distributors to increase sales and their income, which if successful will result in increases in distributor bonuses and temporary increases in our cost of sales.

         Our gross profit increased $1,031,399, or 54.6%, to $2,920,567 for 1997 from $1,889,168 for 1996. The gross profit decreased as a percentage of net sales to 28.7% of net sales from 30.7%. The decrease in our gross profit margin resulted from the increase in cost of sales as a percent of net sales.

         Our marketing, distribution and administrative expenses increased $1,231,126, or 78.8%, to $2,792,879 during 1997 from $1,561,753 during 1996.
This increase was attributable to expansion of our administrative infra-structure necessary to support increased levels of sales and distributors. Our payroll and employee costs increased by $628,568 during 1997 compared 1996 due to the increase in full-time employees to 30 during the first quarter of 1997, 38 during the second quarter of 1997, 47 during the third quarter of 1997, and 43 during the fourth quarter of 1997, as compared to 16, 17, 17 and 24, respectively, during the same periods in 1996. The balance of the increase in marketing, distribution and administrative expenses resulted from the higher level of activity and corresponding increases in variable costs, such as postage, telephone and supplies.

         Our income before taxes decreased $135,822, or 41.7%, to $189,722 during 1997 from $325,544 during 1996. Income before taxes as a percentage of net sales decreased to 1.9% during 1997 from 5.3% during 1996, primarily as a result of the increase in our marketing, distribution and administrative expenses. Income taxes were $59,696 during 1997. In comparison, during 1996 we recognized a one-time tax benefit of $499,613 primarily related to the reversal of a deferred tax valuation allowance related to the expected future tax benefits to be realized from operating loss carryforwards. Consequently, during 1997 we began reporting income tax expense for financial reporting purposes.

         Our net income decreased $695,131, or 84.2%, to $130,026 during 1997 from $825,157 during 1996. This decrease in net income was primarily the result of a decrease in our gross profit margin combined with the increase in marketing, distribution and administrative expenses in addition to the recording of income tax expense for financial reporting purposes during 1997. Net income as a percentage of net sales decreased to 1.3% during 1997 from 13.4% during 1996.

PRO FORMA EFFECT OF STOCK-BASED COMPENSATION

         As a portion of and in lieu of payments of salaries and consulting fees, we have historically used options to attract, retain and compensate our officers, directors, other employees and consultants. We believe that linking the compensation of our officers and directors to increases in the value of our common stock achieves improved performance. During 1998, we granted 809,819 options at exercise prices ranging from $1.75 per share to $3.00 per share. Options were granted primarily for services rendered and to ensure the future availability of those services to us. A total of 418,819 of the options granted during 1998 are unexercisable at December 31, 1998 due to a six month-vesting period. During 1998, 57,306 options were exercised for 31,025 mature shares. In addition, during this period 519,944 options with a weighted average exercise price of $2.32 per share were voluntarily surrendered and canceled by us in exchange for an equal number of options, with weighted average exercise price of $1.82 and 128,830 other options were canceled without exchange for new options. The exercise price of the exchanged options was equal to the market value of our common stock on the date of exchange. We did not recognize any expense as a result of this exchange.

         During 1997, we granted 493,100 options at exercise prices ranging from $2.70 per share to $6.00 per share. Options were granted primarily for services rendered and to ensure the future availability of those services to us. Options granted pursuant to our stock option plan at December 26, 1997 had a six-month vesting period. During 1997, 135,695 options were exercised of which 46,945, 42,500 and 46,250 were exercised for cash, 15,769 mature shares and notes receivable, respectively. In addition, during this period 319,250 options were voluntarily surrendered and canceled in exchange for an equal number of options at a lower price, 125,000 options were canceled without exchange for new options and 2,499 options expired. No options were granted during 1996.

         The weighted average exercise price and calculated fair value at the date of grant of the options granted in 1998 were $1.93 and $.42, respectively, utilizing the methodology prescribed under Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. After giving effect to the weighted average fair value of such options, we would have had a pro forma net income of $180,719 ($.04 per common share) for 1998. The weighted average exercise price and calculated fair value at the date of grant of the options granted in 1997 were $3.68 and $2.32, respectively. After giving effect to the weighted average fair value of such options, we would have had a pro forma loss of $337,528 ($.12 per common share) for 1997. Because we did not grant any such options during 1996, there was no pro forma effect in 1996.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS, which revises employers' disclosures about pension and other postretirement benefit plans. The new statement will not have any impact on our consolidated financial statements.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments. The impact on our consolidated financial statements from the adoption of SFAS 133 has not yet been determined. This statement is effective for all fiscal quarters beginning after June 15, 1999.

SEASONALITY

         No pattern of seasonal fluctuations exists due to the growth patterns that we are currently experiencing. However, there is no assurance that we will not become subject to seasonal fluctuations in operations.

YEAR 2000 COMPUTER SYSTEM COMPLIANCE

         We have two primary computer systems both of which were developed employing six digit date structures. Where date logic requires the year 2000 or beyond, such structures may produce inaccurate results. We have substantially completed the implementation of a program to comply with year 2000 requirements on a system-by-system basis including information technology ("IT") and non-IT systems (E.G., micro controllers). Management expects the program to be complete by September 30, 1999 at which time our computer systems are expected to be year 2000 compliant.

         We have evaluated our in-house supported IT systems and have identified certain internally written IT system programs that have date dependent calculations or operations that are affected by this six digit date structure. Our vendor-supported IT system has been updated and certified year 2000 compliant by the vendor. Non-IT systems including all personal computers were evaluated by a third party contractor and have been updated and certified year 2000 compliant. Our risks associated with the year 2000 are mainly our ability to communicate with our distributors, take orders for and ship products and pay our employees, distributors and vendors. Although our evaluation is complete and vendor certifications have been obtained, a failure of our computer systems or other support systems to function adequately with respect to year 2000 issues could have a material adverse effect on our operations. Based on progress to date and the limited instances of date sensitive calculations, we have concluded that there is no need for a contingency plan therefore such plan has not been developed. We estimate that the total cost of our program to make our computer systems year 2000 compliant is less than $25,000. However, we have not obtained independent verification or validation to assure the reliability of our cost estimate.

         We have contacted our major suppliers and have determined their systems will be year 2000 compliant on a timely basis. In the event we experience product unavailability or supply interruptions due to year 2000 non-compliance by our suppliers, we believe that we will be able to obtain alternative sources of our products. A significant delay or reduction in availability of products, however, could also have a material adverse effect on our operations.

COMMITMENTS AND CONTINGENCIES

         RECENT REGULATORY DEVELOPMENTS. A significant portion of our net sales will continue to be, dependent upon our AM-300 product. Our net sales of AM-300 represented 67.5% and 42.9% of net sales for the six months ended June 30, 1999 and 1998, respectively. One of the herbal ingredients in AM-300 is ephedra concentrate, which contains naturally occurring ephedrine. Ephedrine products have been the subject of adverse publicity in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. Currently, we offer AM-300 only in the United States (except in certain states in which regulations may prohibit or restrict the sale of such product). On April 10, 1996, the Food and Drug Administration issued a statement warning consumers not to purchase or ingest natural sources of ephedrine within dietary supplements claiming to produce certain effects (none of which are claimed for our product). On June 4, 1997, the Food and Drug Administration proposed a regulation which will, if it becomes effective as proposed, significantly limit our ability to sell AM-300 and any other weight management products which contain ephedra or ephedrine. If the proposed regulation becomes effective, we believe that a material reduction in sales and related costs would occur which would have a material adverse effect on the results of operations, but would not have an immediate significant adverse effect on our financial position.

         PRODUCT LIABILITY. We, like other marketers of products that are intended to be ingested, face the inherent risk of exposure to product liability claims in the event that the use of our products results in injury. We maintain product liability insurance coverage with limits of $4,000,000 per occurrence and $5,000,000 aggregate. We generally do not obtain contractual indemnification from our product manufacturers. However, all of our product manufacturers carry product liability insurance which covers our products.

         We have agreed to indemnify Tinos, L.L.C., the licensor of Choc-Quilizer, against any product liability claims arising from the Choc-Quilizer product marketed by us. Also, we have agreed to indemnify Chemins Company, Inc. against claims arising from claims made by our distributors for products manufactured by Chemins and marketed by us.

         Although we have not had a product liability claim asserted against us, such claims could result in material losses. For more information regarding product liability see "Business--Products--Product Procurement and Distribution."

         CHOC-QUILIZER AGREEMENT. In the event that we fail to achieve the required contractual sales volumes provided for in the marketing agreement with Tinos, LLC, we will need to (i) renegotiate the marketing agreement or
(ii) give up our marketing rights to Choc-Quilizer. We believe that loss of the marketing rights to Choc-Quilizer will not have a material adverse effect on our results of operations, financial condition or liquidity.

FUTURE ASSESSMENT OF RECOVERABILITY AND IMPAIRMENT OF GOODWILL AND COVENANTS

         In connection with our various acquisitions, we recorded

- goodwill, which is being amortized on a straight-line basis over periods of 7 to 20 years, and

- covenants not to compete which are being amortized on a straight-line basis over the life of the contractual covenants

(the estimated periods that we will be benefitted by such goodwill and covenants). At June 30, 1999, the unamortized portions of the goodwill was $1,672,280

(which represented 14.9% of total assets and 17.0% of stockholders' equity) and covenants not to compete was $474,265 (which represented 4.2% of total assets and 4.8% of stockholders' equity). Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets (such as covenants not to compete). For financial reporting purposes, goodwill and all other intangible assets are amortized over the period benefitted. We have determined the life for amortizing goodwill based upon several factors, the most significant of which are

-        the size of the distributor network being acquired and

-        the length of the time the network has been in existence.

We determined the period to be no less than seven years for the Miracle Mountain acquisition and no less than 20 years for the Chambre International acquisition, and the asset purchases.

         We periodically review carrying value and recoverability of our unamortized goodwill and covenants not to compete. If the facts and circumstances suggest that the goodwill or covenant may be impaired, the carrying value of goodwill or covenant will be adjusted. This adjustment will result in an immediate charge against income during the period of the adjustment or the length of the remaining amortization period may be shortened, which will result in an increase in the amount of goodwill or covenant amortization during the period of adjustment and each period thereafter until fully amortized. Following an adjustment, additional adjustments may be required in future periods for impairment and recoverability. Of the various factors we considered in assessing the impairment or recoverability of goodwill or covenant, the most significant are

-        losses from operations,

-        loss of distributors and customers,

- industry developments, including our inability to maintain our market share,

-        development of competitive products, and

-        imposition of additional regulatory requirements.

In the event we determine that goodwill or the covenants not to compete have become impaired, the adjustment for impairment and recoverability will most likely occur during a period of operations in which we have sustained losses or have only marginal profitability from operations. If so, the impairment or increased amortization amount will either increase such losses from operations or further reduce profitability.

LIQUIDITY AND CAPITAL RESOURCES

         Prior to completion of the offerings described above, our primary source of liquidity was net cash provided by operating activities and shareholder loans. We do not have any arrangements for significant bank or institutional lending.

         At June 30, 1999, we had working capital of $6,278,481, compared to $5,823,182 at December 31, 1998. We believe our cash and cash equivalents and cash flows from operations will be sufficient to fund our working capital needs over the next 12 months. During the six months ended June 30, 1999, net cash provided by operating activities was $1,291,625, net cash used in investing activities was $332,554, and net cash used in financing activities was $176,646. This represented an average monthly positive cash flow from operating activities of $215,271. We had a net increase in cash during this period of $782,425. Our working capital needs over the next 12 months consist primarily of marketing, distribution and administrative expenses.

         On March 4, 1998, we announced our intent to repurchase up to $1 million of our common stock in the open market for cash. As of December 31, 1998, we had repurchased 134,500 shares of our common stock for $377,871 for an average per share price of $2.81. We ceased making repurchases and the last repurchase was made December 31, 1998.

         During the first quarter of 1998, we agreed to loan John W. Hail, our the Chief Executive Officer and a major shareholder, up to $250,000. Subsequently we also agreed to loan up to an additional $75,000. These loans are secured, bear interest at 8% per annum and became due on March 31, 1999. The loans have been extended until March 31, 2000. As of June 30, 1999, the balance due on these loans was $259,701 plus interest. The loans and extension were unanimously approved by our board of directors.

         On November 12, 1997, we sold 1,495,000 shares of our common stock and 1,495,000 redeemable common stock purchase warrants in units consisting of one share of stock and one warrant from which we received gross proceeds of $6,050,000. Accumulated offering costs of approximately $720,000 were charged against the proceeds of this offering. These warrants are exercisable to purchase one share of our common stock on or before November 6, 2002 for $3.40. In connection with the offering, we sold to Paulson Investment Company, Inc. and Joseph Charles & Assoc., Inc., the representatives of underwriters of this offering, warrants exercisable for the purchase of 130,000 units for $5.40 each on or before November 12, 2002.

         On January 31, 1997, we distributed, at no cost, 2,148,191 non-transferable rights to our shareholders of record on such date. Each of the rights entitled the holder to purchase one unit (consisting of one share of our common stock and one 1997-A warrant) on or before March 17, 1997 for $6.80 per unit. Concurrently, we also redeemed our outstanding class A and class B common stock purchase warrants for $.0008 per warrant effective on March 17, 1997. In connection with the warrant redemption, we modified the terms of the warrants and offered to holders the right to exercise each of the warrants for the purchase of one unit, at an exercise price of $6.00 per unit. We received $2,154,357 proceeds from sale of the units pursuant to the offerings. Accumulated offering costs of $323,076 were charged against these proceeds. Pursuant to the offerings, we issued 337,211 shares of our common stock and 337,211 1997-A warrants. Each 1997-A warrant is exercisable for the purchase of one share of our common stock for $3.40 on or before November 6, 2002.


                             DESCRIPTION OF THE PLAN

         On February 27, 1998, we adopted the Advantage Marketing Systems, Inc. 1998 Distributor Stock Purchase Plan to provide and offer our product distributors ("eligible persons") a simple and convenient method of purchasing shares of our common stock with minimum brokerage commissions or service charges. The following description of certain matters relating to the plan is a summary and is qualified in its entirety by the provisions of the plan which is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information."

HOW IS THE PLAN ADMINISTERED?

         The plan is administered by our board of directors or if appointed by the board a committee (the "plan administrator"), except as otherwise indicated below. The plan is currently administered by a committee comprised of our executive officers and directors, John W. Hail and Roger P. Baresel. Our board of directors has appointed UMB Oklahoma Bank to serve as the custodian of the plan. The custodian's duties include

- appointment of a member firm of the National Association of Securities Dealers, Inc. to serve as the broker-dealer of the plan,

- establishment of the banking account of the plan for deposit of participants' contributions to the plan through purchase of the participation interests,

- directing the designated broker-dealer to make purchases of our common stock on behalf of the participants,

- establishing with the plan administrator and the broker-dealer the procedures for withdrawal of common stock and, if applicable, other company securities from the plan by participants, and

- holding of the shares of common stock in its name or its nominee as so directed by the plan administrator.

The custodian will appoint the broker-dealer, whose duties include

-        establishing and maintaining a brokerage account for the plan,

- purchasing our common stock on behalf of the participants pursuant to directions of the custodian,

- furnishing to the plan administrator (i) confirmations of each common stock purchase transaction by the plan and (ii) monthly or quarterly account statements,

- holding of the shares of our common stock in its name or its nominee as so directed by the plan administrator,

- establishing with the plan administrator and the custodian the procedures for withdrawal of common stock and other securities from the plan by participants.

The plan administrator directs the custodian and broker-dealer with regard to their respective duties under the plan by means of a written agreement or directions.

WHAT ARE THE PURPOSES AND ADVANTAGES OF THE PLAN?

         The plan provides distributors or eligible persons electing to participate in the plan ("participants") an opportunity and convenient method to acquire a proprietary interest in us through the purchase of our common stock utilizing monthly contributions to the plan. The purpose of the plan is to

- provide an additional incentive to participants by enabling them to acquire stock ownership in us,

- attract and retain persons of ability as our independent distributors, and

-        entice such persons to exert their best efforts on our behalf.

The plan offers participants

- an affordable way to invest, through regularly contributing small amounts into the plan through purchase of the participation interests and

- savings on commissions and fees that would otherwise be associated with purchase of our common stock in the open market.

Distributors or eligible persons may become a participant by completion and delivery of a stock purchase agreement to us containing authorization for drafting of the monthly minimum cash investments of $25 to purchase our common stock through the plan and which may be accompanied by an initial cash investment in excess of $25. All contributions by participants through purchase of the participation interest are deposited in a single bank account established at the direction of the custodian in the name of this plan and will not be commingled with our funds.

         In addition to the savings on commissions, regularly contributing to the plan, even in small increments, permits a participant to benefit from dollar cost averaging, which may minimize or maximize the adverse effects of volatile changes in the price of our common stock. As a fixed amount of money is regularly invested over a period of time, purchases are made at varying prices as the market price for our common stock fluctuates. Over time, if a uniform number of shares of our common stock were purchased each period, the average cost paid per share will usually be less during periods of market price increase, thus minimizing the volatility of price fluctuations. Alternatively, during lengthy periods of market price decrease, the average cost paid per share will be usually higher, thus maximizing the volatility of price fluctuations. There can be no assurance that the average cost paid per share of our common stock acquired by a participant through the plan will be less than the market price of our common stock at any particular time or that a participant's investment in our common stock will in whole or in part not be lost due to a number of factors including declining market price and general market conditions. Accordingly, there is no assurance that a participant's investment in our common stock through the plan will result in any profit.

WHAT ARE THE REQUIREMENTS TO PARTICIPATE IN THE PLAN?

         Participation in the plan is entirely voluntary. We do not make any recommendation concerning participation in the plan. Participation is not required as a requisite for becoming or continuing as a distributor of our products and services. Any distributor in good standing is an eligible person and may participate in the plan, provided the eligible person completes and submits a stock purchase agreement and satisfies any other conditions that we may establish and as provided in the stock purchase agreement.

HOW DOES AN ELIGIBLE PERSON ELECT TO PARTICIPATE?

         An eligible person may become a plan participant by completing and delivering a stock purchase agreement to us. Stock purchase agreements may be obtained at any time from us upon request. Participation is effective upon our receipt and acceptance of an eligible person's properly completed and executed stock purchase agreement. Participation will continue until terminated in accordance with the provisions of the plan.

HOW ARE CONTRIBUTIONS MADE TO THE PLAN AND ACCOUNTED FOR UNDER THE PLAN?

         Contributions to the plan are voluntary and may only be made by participants through the purchase of the participation interests. For purposes of the offering, each contribution to the plan will constitute the purchase by the contributing participant of the number of participation interests equal to the amount of such contribution. We will not contribute to the plan. A participant account is established and maintained by the plan administrator for each participant. Entries to such accounts record

- the participant's contributions through purchase of the participation interests,

- purchases of our common stock by the plan on behalf of such participant, and

- payment of the $5.00 annual service fee and the $1.25 monthly transaction fees paid to us.

All contributions to the plan will be subject to the following:

         (i) Each participant is required to make minimum monthly contributions to the plan of $25.00. The minimum monthly contributions must be made by authorized draft on the checking, savings or other form of financial institution account maintained. Such authorization is pursuant to the participant's stock purchase agreement or such other appropriate form or authorization that we or the financial institution may require. The drafting authorization will continue until we receive written notification from the participant of the revocation or amendment of the stock purchase agreement or such other form of authorization. Any such revocation or amendment will be effective as of the first day of the month following the month in which we receive such written notification.

         (ii) Each Participant may also elect to make additional contributions to the plan. Additional contributions are made through purchase of participation interests by our withholding of all or a portion of the participant's regular gross commissions in lieu of otherwise receiving such amount of commissions. Such election may be made by written notification to us indicating the amount of such contribution. This notification will be effective with respect to the payment of such commission check or checks only if received by us not less than five days prior to payment of such commissions. However, the commissions payable to such participant that may be contributed to the plan will first be reduced by any offsets and other reductions, including without limitation payment of outstanding and unpaid product purchases and expenses. No contribution to the plan payable from a participant's commission will be made on behalf of a participant during any period that offsets and other reductions exceed the commission payable to such participant. All contributions to the plan payable from a participant's commissions will only be in $1.00 increments. The election by a participant to make contributions to the plan payable from the participant's commissions and the termination of such election must be made in writing and received by us, in accordance with the rules and procedures established, including any amendment thereof, by us or the plan administrator from time to time.

         (iii) A Participant may also make direct contributions to the plan in increments of $1.00 through purchase of participation interests, subject to the terms and conditions of the stock purchase agreement and the plan.

WHAT ARE THE PARAMETERS FOR COMMON STOCK PURCHASES?

         All purchases of our common stock are subject to the following described terms as well as

-        the terms and conditions of the plan,

- the agreement with the broker-dealer effecting purchases of the common stock,

- and the policies and procedures that may be adopted and established by the Plan Administrator.

         From participant's contributions to the plan through purchase of the participation interests, we are paid the annual service fee and the monthly transaction fees. The balance of a participant's contribution to the plan (or net contribution) is used to purchase our common stock in the open market. Such purchases are made during the last five "trading days" (as defined below) of each month. "Trading days" means those days on which securities are traded on the New York Stock Exchange. The shares of our common stock purchased during a month are allocated among the participant accounts based on the average price paid for all shares of our common stock purchased during the month and the participants' net contributions to the plan during such month.

         The custodian and broker-dealer have full discretion as to all matters relating to purchases of our common stock, including without limitation,

- determining the number of shares of common stock, if any, to be purchased on any day or at any time of that day,

-        the prices paid for such common stock,

-        the markets on which such purchases are made, and

- the persons (including other brokers and dealers) from or through whom such purchases are made.

Although not specifically required by the plan, we anticipate that the custodian and broker-dealer will continue to purchase the maximum number of shares of our common stock that may be purchased utilizing the participant's net contribution during each month. Our common stock purchased pursuant to the plan will only be purchased on the open market. Although not anticipated, any net contribution remaining in the participant account (after the purchase of such maximum number of shares of Common Stock at the end of each month) will be retained in the participant account and treated as a part of the accumulation of net contributions for the following month.

         The timing of all purchases and the price to be paid for shares of our common stock purchased pursuant to the plan will be determined solely by the custodian and the broker-dealer. We, the plan administrator, and the participants will not have any control or influence on such purchases.

ARE THERE ANY PLAN PROVISIONS LIMITING THE SALE OF OUR COMMON STOCK BY OUR OFFICERS AND DIRECTORS AHEAD OF STOCK PURCHASES BY THE PLAN?

         Our executive officers and directors and each "affiliated person" (as defined below) are prohibited from bidding for, purchasing, attempting to bid for or purchase, or offering or selling any shares of common stock. These restrictions apply during the five trading days immediately preceding and immediately following the date on which the plan purchases any shares of our common stock, unless

- the offer or sale of our common stock is made pursuant to a registration statement effective under the Securities Act of 1933, as amended,

- pursuant to registration or exemption from registration under any applicable state securities laws

- the executive officer, director and/or affiliated person is named as a selling shareholder in the registration statement.

"Affiliated person" includes any person that exercises any direct or indirect influence on, or control over

-        the amounts of our common stock to be purchased by the plan,

- the timing of or the manner in which our common stock is to be purchased by the plan, and

- the selection of the custodian or the broker-dealer through which such purchases are or may be made by the plan.

HOW ARE VOTING RIGHTS AND DIVIDENDS HANDLED?

         We, the plan administrator, custodian or broker-dealer will transmit to each participant all proxy statements, annual reports, meeting notices and other shareholder communications with respect to our common stock acquired pursuant to and held under the plan. Proxies will be voted

- with respect to full shares of common stock held on behalf of a participant as reflected in the participant account of such participant and

- in accordance with each participant's instructions duly delivered to and received by us or the proxy.

If a participant does not direct the exercise of such voting rights with respect to any particular occasion for the exercise thereof, such voting rights will not be exercised with respect to such occasion.

         All cash dividends paid on the common stock received in plan's account with the custodian or the broker-dealer or its nominee will be reinvested in additional shares of our common stock. All cash dividends as well as all dividends or other distributions on our common stock, including our other securities, shall be allocated among and credited to the participants based upon the number of shares of our common stock held for their benefit under the plan. Such allocation will be made on the record date of the of the dividend or other distribution declaration.

MAY A PARTICIPANT DESIGNATE A BENEFICIARY IN THE EVENT OF DEATH?

         Each individual participant may designate his or her beneficiary on a beneficiary designation form provided by the plan administrator and such designation may include primary and contingent beneficiaries. The designation may be changed by a participant at any time by completing and delivering a new beneficiary designation form to the plan administrator. A changed beneficiary designation is only effective upon receipt by the plan administrator of such form. In the absence of such written designation, the surviving spouse of the participant is deemed the designated beneficiary, if any, and otherwise the estate of such Participant. In all events, the date of determination of a participant's beneficiary is the date of death of a participant.

ARE PARTICIPANTS PROVIDED REPORTS?

         We or the plan administrator provide each participant semi-annual reports on or about January 30 and July 30 of each year. These reports reflect the number of shares of our common stock acquired and held for the participant under the plan.

MAY A PARTICIPANT WITHDRAWAL THE COMMON STOCK FROM THE PLAN?

         Participants may withdraw, for resale or otherwise, at any time all or any portion of the whole shares of our common stock and, if applicable, other securities held by the Plan for their benefit. Withdrawal may be made by delivering a written notification to our offices in Oklahoma City, Oklahoma. Such notification must specify the number of whole shares of our common stock and, if applicable, other securities to be withdrawn from the plan. Also such notification must be accompanied by payment of the cost of issuance by our transfer agent of the certificate or certificates evidencing the shares of common stock and other securities.

         Immediately following receipt of such notification, we or the plan administrator will notify the custodian or broker-dealer or its nominee of the participant's election to withdraw as set forth in the notice. Immediately as soon as practicable following receipt of such notification, the custodian or broker-dealer or its nominee will take appropriate action to cause issuance and delivery of the certificate or certificates evidencing such shares of common stock or other securities being withdrawn. The additional procedures for withdrawal are established by the plan administrator, the broker-dealer and the custodian.

         The plan will not sell or otherwise dispose of our common stock and other securities held for the benefit of the participants. Any Participant desiring to sell our common stock or other securities held for the benefit of such participant must comply with the withdrawal procedures prior to such sale. Each participant is solely responsible for the costs and expenses, including without limitation any commissions, administrative fees, taxes or other costs incurred or payable in connection with the transfer, sale or other disposition of the shares of our common stock and other held for the benefit of such participant.

HOW MUCH DOES PARTICIPATION IN THE PLAN COST?

         Each participant is obligated to pay

- a $5.00 annual service fee upon electing to participate in the plan and thereafter annually on January 31 of each year during which such participant continues to participate in the Plan and

- a $1.25 monthly transaction fee during each month that a participant makes a contribution to the plan.

The annual service fees and transaction fees will be paid to us from each participant's contributions to the plan. In addition, any brokerage commissions or service charges with respect to the purchase of common stock under the plan is allocated to those participants for whom common stock was purchased during the applicable month. This allocation is based upon the number of shares and fractional shares purchased on behalf of each participant during such month.

         All brokerage commissions or service charges will be paid from the participants' contributions to the plan. We anticipate that only discount brokers, such as Charles Schwab & Co., Inc., Waterhouse Securities Inc., Olde Discount Corporation, will be selected by the custodian to effectuate purchases of our common stock. As an example, the published or advertised minimum and maximum commission rates of Charles Schwab & Co., Inc. for transactions in stocks is the greater of $39 per trade or $55 for the first 100 shares, plus $.55 per share thereafter. The commission rates of discount brokers varies from broker to broker and size of the purchase or sale transaction, and are subject to further variation by changes in previously published commission rates. We will pay all other expenses and costs of administering the plan. Participants will be solely responsible for payment of any commissions, fees, administrative costs, taxes or other expenses with respect to the sale, transfer or other disposition of shares of our common stock and, if applicable, other securities following their withdrawal from the plan.

WHAT ARE THE TRANSFER RESTRICTIONS ON THE PARTICIPATION INTERESTS?

         No rights of a participant under the plan are assignable by the participant other than by will or operation of law. This restriction on transfer includes any attempt by a participant or other person to

- assign, alienate, or create a security interest in or otherwise encumber, any of the participant's interest under the plan, or

- subject the interest to attachment, execution, garnishment or other legal or equitable process.

Any such transfer, attempted transfer and encumbrance is void.

HOW MAY PARTICIPATION IN THE PLAN BE TERMINATED?

         A participant's participation in the plan immediately terminates if and when

- the participant voluntarily elects to cancel its participation in the plan (such cancellation to be effective as of the date of our receipt of a properly executed termination form evidencing such termination) or

-        the participant ceases to be a distributor in good standing;

- the death (if an individual), dissolution or liquidation, or otherwise of the participant.

         Upon any termination of participation (other than by reason of a participant's death),

- any contributions that remain in the participant account of the participant is paid to the participant, without payment of interest thereon, and

- any whole shares of our common stock and, if applicable, other securities held by the plan for the benefit of the participant is delivered to the participant as a withdrawal.

Upon termination of participation by reason of a  death,

- any contributions that remain in the participant account of such participant is paid, without payment of interest thereon, and

- any shares of our common stock and, if applicable, other securities held by the plan for the benefit of the participant are distributed to the designated beneficiary or beneficiaries of the participant or the estate of the participant. Any fractional shares of our common stock and, if applicable, other securities to be delivered to a participant upon termination of participation are rounded to the next whole share if such fraction is greater than .5 or, if .5 or less, shall be retained by the plan.

         A participant whose participation in the plan is terminated may, after a period of one month from the date participation is terminated, and, if eligible, elect to again participate in the plan.

HOW LONG WILL THE PLAN REMAIN IN EFFECT AND MAY IT BE MODIFIED AND TERMINATED?

         The plan became effective on February 27, 1998, and will continue in effect until February 27, 2008, unless we terminate it sooner. Our board of directors may amend, extend, modify, suspend or terminate the plan. No shares of our common stock may be purchased pursuant to the plan subsequent to its termination.

ARE THERE ANY INDEMNIFICATION PROVISIONS PROTECTING CONTRIBUTIONS FROM CLAIMS?

         We agreed to indemnify the plan administrator and each member of any committee serving as plan administrator and the custodian against certain liabilities and expenses by reason of the fact that any one of them served as plan administrator or member of any committee serving as plan administrator or custodian of the plan. We, the plan administrator and each member serving or having served on a committee acting as plan administrator, the broker-dealer and custodian are not responsible or liable for any act done in good faith or for any good faith act or omission to act. These acts or omissions include

- the failure to terminate a participant's participation in the plan upon such participant's death or prior to receipt of notice in writing of such death, or

- those acts and omissions relate to the prices at which our common stock is purchased or the times at which such purchases are made.

                                    BUSINESS

         We market a product line consisting of approximately 101 products in three categories; weight management, dietary supplement and personal care products. These products are marketed through a network marketing organization in which independent distributors purchase products for resale to retail customers as well as for their own personal use. The number of our active distributors has increased from approximately 10,600 at December 31, 1996, to approximately 46,800 at June 30, 1999. An "active" distributor is one who purchased $50 or more of our products within the preceding 12 months.

         The distributors in our network are encouraged to recruit interested people to become new distributors of our products. New distributors are placed beneath the recruiting distributor in the "network" and are referred to as being in that distributor's "downline" organization. Our marketing plan is designed to provide incentives for distributors to build, maintain and motivate an organization of recruited distributors in their downline organization to maximize their earning potential. Distributors generate income by purchasing our products at wholesale prices and reselling them at retail prices. Distributors also earn bonuses on product purchases generated by the distributors in their downline organization. See "--Network Marketing."

         On an ongoing basis we review our product line for duplication and sales movement and make adjustments accordingly. As of June 30, 1999, our product line consists of (i) eight weight management products, (ii) 27 dietary supplement products, (iii) 65 personal care products consisting primarily of cosmetic and skin care products and (iv) Dial A Doc. Our products are manufactured by various manufacturers pursuant to formulations developed for us and are sold to our independent distributors located in all 50 states and the District of Columbia. We also sell our personal care products to distributors in Greece who do not use our network marketing system.

         We believe that our network marketing system is ideally suited to marketing weight management, dietary supplement and personal care products because sales of such products are strengthened by ongoing personal contact between distributors and their customers. Our network marketing system appeals to a broad cross-section of people, particularly those looking to supplement family income or who are seeking part-time work. Distributors are given the opportunity through our sponsored events and training sessions to network with other distributors, develop selling skills and establish personal goals. We supplement monetary incentives with other forms of recognition in order to motivate distributors further and to foster an atmosphere of excitement throughout our distributor network.

KEY OPERATING STRENGTHS

         We believe the source of our success is our support of and compensation program for our distributors. We provide our distributors with high-quality products and a highly attractive bonus program along with extensive training and motivational events and services. We believe that we have established a strong operating platform to support distributors and facilitate future growth. The key components of this platform include the following:

- quality products, many of which emphasize herbs and other natural ingredients to appeal to consumer demand for products that contribute to a healthy lifestyle;

- a compensation program that permits distributors to earn income from profits on the resale of products and residual income from reorder bonuses on product purchases within a distributor's downline organization, as well as to participate in various non-cash awards, such as vacations offered through promotional programs;

- a superior communications program that seeks to effectively and efficiently communicate with distributors by utilizing new technologies and marketing techniques, as well as motivational events and training seminars;

- a continual expansion and improvement of our product line and marketing plan; and

- employment of computer technology to provide timely and accurate product order processing, weekly bonus payment processing, detailed distributor earnings statements, and inventory management.

GROWTH STRATEGY

         Our growth strategy is expansion of our product line and network of independent distributors to increase sales. An increase in the number of distributors generally results in increased sales volume, and new products create enthusiasm among distributors, serve as a promotional tool in selling other products, and attracting new distributors. Since

1995, we have introduced eight new products to our product line in the weight management and dietary supplement categories. Through the

-        acquisition of Miracle Mountain International, Inc. in May 1996,

-        Chambre International, Inc. in January 1997 , and

- the acquisition of the assets of Stay 'N Shape International, Inc., Solution Products International, Inc., Nation of Winners, Inc., and Now International, Inc. in April 1997,

we acquired 6,790 distributors and added 114 products to our product line. During 1998, we introduced ToppFast and Dial A Doc.

         We will also seek to increase sales through initiatives designed to enhance sales in our existing markets. Such initiatives will include increasing the number of our training and motivational events and teleconferences, hiring additional distributor support personnel and establishing more convenient regional success centers in targeted geographic markets.

         In addition, we will seek to grow through acquisition. The network marketing industry, which has relatively low barriers to entry, is fragmented and includes a number of small marketing companies, many of which are being acquired by larger companies. Our strategy is to capitalize on these market characteristics to achieve additional growth, both in terms of distributors and product line enhancement, through the acquisition of additional network marketing companies or the assets of such companies.

         The principal objective of our acquisition strategy is to acquire other network marketing organizations that can be combined with our network marketing organization, resulting in increased sales volume with minimal additional administrative cost. We will not consummate an acquisition unless, at the time, we anticipate that such acquisition will contribute to profitability and provide positive cash flows from operations. There is no assurance, however, that we will in the future be able to acquire other network marketing organizations, or that such acquisitions will result in increased profitability and cash flows.

         Our growth strategy will require expanded distributor services and support, increased personnel, expanded operational and financial systems and implementation of additional control procedures. There is no assurance that we will be able to manage expanded operations effectively. Furthermore, failure to implement financial, information management, and other systems and to add control procedures could have a material adverse effect on our results of operations and financial condition. Our acquisitions could involve a number of risks including

- the diversion of management's attention to the assimilation of the acquired companies or assets,

-        adverse short-term effects on our results of operations,

-        the amortization of acquired intangible assets, and

- the possibility that the acquired network marketing organization will not contribute to our sales, profitability and cash flows, either in the near or long term, as anticipated.

         Although our business plan includes expansion and enhancement of our network marketing organization and product line through the acquisition of businesses engaged in network marketing, there are currently no specific plans, negotiations, agreements or understandings with respect to any material acquisition.

         Although we intend to focus principally on the expansion of sales within the United States, we also intend to expand our sales activities in Greece. In addition, we are considering expansion into markets in other countries, although we have not formalized any such planned expansion. We believe there are numerous additional international markets in which our network marketing organization and products could prove successful.

INDUSTRY OVERVIEW

         NETWORK MARKETING. We believe that network marketing is one of the fastest growing channels of distribution for certain types of goods and services.

         WEIGHT MANAGEMENT AND DIETARY SUPPLEMENT PRODUCTS. We believe that the weight management and dietary supplement category is expanding because of heightened public awareness of reports about the positive effects of weight management and dietary supplements on health. Many individuals also use dietary supplements as a means of preventative health care. We believe several factors account for the steady growth of the dietary supplement category, including increased public awareness of the reported health benefits of dietary supplements and favorable demographic trends toward older Americans who are more likely to consume dietary supplements.

         Over the past several years, widely publicized reports and medical research findings have suggested a correlation between the consumption of dietary supplements and the reduced incidence of certain diseases. The United States government and universities generally have increased sponsorship of research relating to dietary supplements. In addition, Congress has established the Office of Alternative Medicine within the National Institutes of Health to foster research into alternative medical treatments, which may include natural remedies. Congress also recently established the Office of Dietary Supplements in the National Institutes of Health to conduct and coordinate research into the role of dietary supplements in maintaining health and preventing disease.

         In addition, we believe that the aging of the United States population, together with a corresponding increased focus on preventative health care measures, will continue to result in increased demand for dietary supplement products. We believe these trends have helped fuel the growth of the dietary supplement category. To meet the increased demand for dietary supplements, we and others have introduced a number of successful dietary supplement products the past several years, including function specific products for weight loss, sports nutrition, menopause, energy and mental alertness. In addition, the use of a number of ingredients, such as chromium picolinate, shark cartilage, proanthocyanidins, citrin and colloidal minerals, have created opportunities for us and others to offer new products.

         PERSONAL CARE PRODUCTS. We believe that the personal care products market is a mature category that has been historically immune to swings in the economy. Manufacturers and distributors of personal care products must continually improve existing products, introduce new products and communicate product advantages to consumers. With the aging population, there appears to be a growing demand for a wide spectrum of new products in the area of skin care.

PRODUCTS

         Our product line consists of products in the categories of weight management, dietary supplements and personal care. We currently market approximately 101 products, exclusive of variations in product size, colors or similar variations of our basic product line.

         WEIGHT MANAGEMENT CATEGORY. During the six months ended June 30, 1999 and the year ended December 31, 1998, 68.2% and 55.5%, respectively, of our net sales were derived from the eight products in the weight management category that we market under the Advantage Marketing Systems label. The following products represent the majority of our product sales in the weight management category:

- AM-300--A specialized blend of herbs, including an ephedra herb concentrate and chromium picolinate; and

- AS-200--A specialized blend of herbs and nutrients in addition to citrin and chromium picolinate.

         As a result of the Stay 'N Shape asset purchase, we added several additional products to our product line in the weight management category that are marketed under the Advantage Marketing Systems or Stay 'N Shape labels, including Choc-Quilizer. Choc-Quilizer is an appetite suppression product made from a compound which occurs naturally in chocolate. It was originally developed by Dr. George Kargas to control chocolate cravings, and is believed by Dr. Kargas to decrease the appetite for other foods as well.

         DIETARY SUPPLEMENT CATEGORY. During the six months ended June 30, 1999 and the year ended December 31, 1998, 23.7% and 33.9%, respectively, of our net sales were derived from the 27 products in the dietary supplement category which contain herbs, vitamins, minerals and other natural ingredients. They are sold under the Advantage Marketing Systems, Stay 'N Shape and Chambre labels. The following products represent the majority of our product sales in the dietary supplement category:

- Shark Cartilage Complex--Manufactured from shark fin cartilage and a blend of curcumin, boswellin and vanadium; and

- Super Anti-Oxidant--A blend of enzyme-active and phyto-nutrient rich whole food and herbal antioxidant concentrates including proanthocyanidins;

- Colloidal Plus--A natural assortment of 77 plant-derived colloidal minerals in a time release capsule; and

- Chlorella--Fresh water green algae containing amino acids of protein, nucleic acids, fibers, vitamins and minerals.

         As a result of the SNSI asset purchase, we added several additional products to our line in the dietary supplement category that are being marketed under the Advantage Marketing Systems or Stay 'N Shape labels, including Formula of Life Colloidal Minerals, Stress-Eze and Spark of Life.

         PERSONAL CARE CATEGORY. In January 1997, we dramatically expanded and improved our product line by acquiring Chambre International and our line of skin care, hair care, family care and cosmetic products. Chambre International had been marketing our products for over 24 years. During the six months ended June 30, 1999 and the year ended December 31, 1998, 1.5% and 2.1% of our net sales were derived from the 65 personal care products marketed primarily under the Chambre label in the personal care category. The following products represent the majority of our product sales in the personal care category:

- NH2 Lift System--A three-part skin-care system combining enzymatic exfoliation and isometric action to firm the skin, build muscle tone and lift the face.

- Skin Care Collections--Include cleansing lotion, skin freshener, oatmeal scrub, night treatment, moisturizer and protein or moisture masque.

- Hair Care Systems--Include keratin shampoo, conditioning rinse, reconstruction, hair hold, and style and set.

- Chambre Cosmetics--Include foundations, mascara, lipliners, eyeliners, powder and cream blushes, lip colors and eyeshadows.

         DIAL A DOC. Effective May 1, 1998, we began offering the Dial A Doc service to members of our monthly auto-ship program. Dial A Doc is a 24-hour service which allows participants to speak with and ask questions of board certified, private practice physicians anytime, seven days a week. Members access the service through a toll-free telephone number and a personal identification number.

         PROMOTIONAL MATERIALS. We also derive revenues from the sale of various educational and promotional materials designed to aid our distributors in maintaining and building their businesses. Such materials include various sales aids, informational videotapes and cassette recordings, and product and marketing brochures.

         OTHER PRODUCTS AND SERVICES. Prior to focusing on weight management, dietary supplement and personal care products in October 1993, we marketed various packages of consumer benefit services provided by third-party providers. The consumer benefit services consist of

-        a discount shopping service,

-        a grocery coupon service,

-        a discount travel service,

-        pre-paid legal services, and

-        a variety of other consumer benefits.

The services under these consumer benefit programs, except for the pre-paid legal services, are provided by Consumer Benefit Services, Inc. The pre-paid legal services are provided by Pre-Paid Legal Services, Inc. We no longer actively market these programs, although we continue to maintain the existing memberships. These program membership sales represented less than 1% of our net sales for the six months ended June 30, 1999 and the year ended December 31, 1998.

         NEW PRODUCT IDENTIFICATION. We expand our product line through the development and acquisition of new products. New product ideas are derived from a number of sources, including trade publications, scientific and health journals, our management, consultants, distributors and other outside parties. Potential product acquisitions are identified in a similar manner. Prior to introducing new products, we investigate product formulation as it relates to regulatory compliance and other issues.

         We do not maintain a product development staff, but rely upon Chemins Company, Inc. and other manufacturers, independent researchers, vendor research departments, and others for such services. When a new product concept is identified or when an existing product must be reformulated, the new product concept or reformulation project is generally submitted to Chemins for technical development and implementation. We continually review our existing products for potential enhancements to improve their effectiveness and marketability. While we consider our product formulations to be proprietary trade secrets, such formulations are not patented. Accordingly, there is no assurance that another company will not replicate one or more of our products.

         RECENT REGULATORY DEVELOPMENTS. A significant portion of our net sales continue to be dependent upon our AM-300 product. Our net sales of AM-300 represented 67.5%, 49.7% and 29.5% of our net sales for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997, respectively. One of the herbal ingredients in AM-300 is ephedra concentrate, which contains naturally occurring ephedrine. Ephedrine products have been the subject of adverse publicity in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. Currently, we offer AM-300 only in the United States (except in certain states in which regulations may prohibit or restrict the sale of such product).

         On April 10, 1996, the Food and Drug Administration issued a statement warning consumers not to purchase or ingest natural sources of ephedrine within dietary supplements claiming to produce certain effects (none of which are claimed for our product). On June 4, 1997, the Food and Drug Administration proposed a regulation which will, if it becomes effective as proposed, significantly limit our ability to sell AM-300 and any other weight management products which contain ephedra or ephedrine. Although we have not had a product liability claim, such claims could result in material losses.

         PRODUCT PROCUREMENT AND DISTRIBUTION; INSURANCE. Essentially all of our product line in the weight management and dietary supplement categories is manufactured by Chemins Company, Inc. utilizing our product formulations. Essentially all of our product line in the personal care category is manufactured by GDMI, Inc. and Columbia Cosmetics, Inc.

         In connection with the Stay 'N Shape asset purchase, we succeeded to the rights and obligations of Nation of Winners International, Inc. under a marketing and distribution agreement with Tinos, L.L.C. Pursuant to this agreement we acquired the exclusive worldwide right to market Choc-Quilizer for the purpose of appetite suppression and weight control through December 6, 2006. This agreement is subject to termination by Tinos, L.L.C. upon 60 days' written notice in the event we do not obtain a sales volume of 300,000 units of 90 count capsules or caplets of Choc-Quilizer during the period from the date of the license through December 5, 1998, or reasonable sales volumes during each 12-month period thereafter. Based upon current sales levels it appears that we will have difficulty meeting the required sales volume, however, we are in the process of evaluating several alternatives that should increase the likelihood of our meeting the required sales volume.

         We have not generally entered into long-term supply agreements with the manufacturers of our product line or the third-party providers of our consumer benefit services. However, we customarily enter into contracts with our manufacturers and suppliers to establish the terms and conditions of purchases. Our arrangements with Chemins Company, Inc. may be terminated by either party upon the completion of any outstanding purchase orders. Therefore, there can be no assurance that Chemins will continue to manufacture our products or provide research, development and formulation services. In the event the relationship with any of our manufacturers becomes impaired, we will be required to obtain alternative manufacturing sources for our products. In such event, there is no assurance that the manufacturing processes of our current manufacturers can be replicated by another manufacturer. Although we have not previously experienced product unavailability or supply interruptions, we believe that we would be able to obtain alternative sources of our weight management, dietary supplement and personal care products. A significant delay or reduction in availability of products, however, could have a material adverse effect on our business, operating results and financial condition.

           We, like other marketers of products that are intended to be ingested, face the inherent risk of exposure to product liability claims in the event that the use of our products results in injury. We maintain product liability insurance coverage with coverage limits of $4,000,000 per occurrence and $5,000,000 aggregate. We generally do not obtain contractual indemnification from parties manufacturing our products. However, all of the manufacturers of our products carry product liability insurance which covers our products. We have agreed to indemnify Tinos, L.L.C., the licensor of Choc-Quilizer, against any product liability claims arising from the Choc-Quilizer product marketed by us. We have also agreed to indemnify Chemins against claims arising from claims made by our distributors for products manufactured by Chemins and marketed by us. Although we have never had a product liability claim, such claims could result in material losses.

         All of the items in our product line include a customer satisfaction guarantee. Within 30 days of purchase, any retail customer or distributor who is not satisfied with our product for any reason may return it or any unused portion to the distributor from whom it was purchased or to us for a full refund or credit toward the purchase of another product. Distributors may obtain replacements from us for products returned to them by retail customers if they return such products on a timely basis. Furthermore, in most jurisdictions, we maintain a buy-back program. Under this program we will repurchase products sold to a distributor (subject to a 10% restocking charge), provided that the distributor resigns as a distributor and returns the product in marketable condition within 12 months of original purchase, or longer where required by applicable state law or regulations. We believe this buy-back policy addresses a number of the regulatory compliance issues pertaining to network marketing systems. For the six months ended June 30, 1999 and the year ended December 31, 1998, the cost of products returned to us was 2% of gross sales.

         Our product line is distributed principally from our facilities in Oklahoma City or from our Regional Success Centers. Products are warehoused in Oklahoma City and at selected Regional Success Centers.

NETWORK MARKETING

         We market our product line through independent distributors in a network marketing organization. At June 30, 1999, we had approximately 46,800 "active" distributors. We had approximately 33,000, 20,400 and 10,600 "active" distributors at December 31, 1998, 1997 and 1996, respectively. To be considered "active" a distributor must have purchased $50 or more of our products within the preceding 12 months. Our distributors are independent contractors who purchase products directly from us for resale to retail consumers. Distributors may elect to work on a full-time or part-time basis. We believe our network marketing system appeals to a broad cross-section of people, particularly those seeking to

-        supplement family income,

-        start a home business or

- pursue employment opportunities other than conventional, full-time employment.

a majority of our distributors therefore sell our products on a part-time basis.

         We believe that our network marketing system is ideally suited to marketing our product line because sales of such products are strengthened by ongoing personal contact between retail consumers and distributors, many of whom use our products themselves. Sales are made through direct personal sales presentations as well as presentations made to groups in a format known as "opportunity meetings." These sales methods are designed to encourage individuals to purchase our products by informing potential customers and distributors of our product line and results of personal use, and the potential financial benefits of becoming a distributor. The objective of the marketing program is to develop a broad based network marketing organization of distributors within a relatively short period. Our marketing efforts are typically focused on middle-income families and individuals.

         Our network marketing program encourages individuals to develop their own downline network marketing organizations. Each new distributor is either linked to

- the existing distributor that personally enrolled the new distributor into our network marketing organization or

- the existing distributor in the enrolling distributor's downline as specified by the enrolling distributor at the time of enrollment.

Growth of a distributor's downline organization is dependent on the recruiting and enrollment of additional distributors by the distributor or the distributors within such distributor's downline organization.

         Distributors are encouraged to assume responsibility for training and motivation of other distributors within their downline organization and to conduct opportunity meetings as soon as they are appropriately trained. We strive to maintain a high level of motivation, morale, enthusiasm and integrity among the members of our network marketing organization. We believe this result is achieved through a combination of products, sales incentives, personal recognition of outstanding achievement, and quality promotional materials. Under our network marketing program, distributors purchase sales aids and brochures from us and assume the costs of advertising and marketing our product line to their customers as well as the direct cost of recruiting new distributors. We believe that this form of sales organization is cost efficient because our direct sales expenses are primarily limited to the payment of bonuses, which are only incurred when products are sold.

         We continually strive to improve our marketing strategies, including the compensation structure within our network marketing organization and the variety and mix of products in our line, to attract and motivate distributors. These efforts are designed to increase distributors' monthly product sales and the recruiting of new distributors.

         To aid distributors in easily meeting the monthly personal product purchase requirement to qualify for bonuses,we developed the "Q-Club" in 1994. Under the Q-Club purchasing arrangement, distributors establish a standing product order for an amount in excess of $50 which is automatically charged to their credit cards or deducted from their bank accounts each month prior to shipment of the ordered products. At June 30, 1999 and December 31, 1998 and 1997, we had approximately , 18,000, 13,000 and 7,000 distributors participating in the Q-Club, respectively.

         Growth of our network marketing organization is in part attributable to our bonus structure which provides for payment of bonuses on product purchases made by other distributors in a distributor's downline organization. Distributors derive income from several sources.

- First, distributors earn profits by purchasing from our product line at wholesale prices (which are discounted up to 40% from suggested retail prices) and selling our product line to customers at retail.

- Second, distributors who establish their own downline distributor organizations may earn bonuses of up to 15% on product purchases by distributors within the first four levels of their downline organization.

- Third, distributors who have personally enrolled three active distributors and have (i) $300 per month of Q-Club product purchases by personally enrolled distributors on their first level and (ii) $300 per month of Q-Club product purchases on their second level, become directors and have the opportunity to build an additional director downline organization and receive additional bonuses of 4% on product purchases by such downline organization.

- Fourth, distributors who have personally enrolled six active distributors and have (i) $600 per month of Q-Club product purchases by personally enrolled distributors on their first level and (ii) $600 per month of Q-Club product purchases on their second level, become silver directors and have the opportunity to build an additional silver director downline organization and receive additional bonuses of 5% on product purchases by such downline organization.

- Fifth, silver directors who have personally enrolled twelve active distributors and have (i) $1,200 per month of Q-Club product purchases by personally enrolled distributors on their first level and (ii) $1,200 per month of Q-Club product purchases on their second level, become gold directors and have the opportunity to receive an additional bonus of 3% on product purchases by their silver director downline organization. In addition, gold directors have the opportunity to receive generation bonuses of up to 3% on the product purchases by distributors of silver director downline organizations that originate from their silver director downline organization through four generations.

- Sixth, gold directors who maintain the gold director requirements and develop four gold directors, each one from a separate leg of their downline organization, become platinum directors and have the opportunity to build an additional platinum director downline organization and receive additional bonuses of 5% on product purchases by such downline organization.

Combining these levels of bonuses, our total "pay-out" on products subject to bonuses is approximately 67% of the bonus value of product sales. However, in the case of a distributor who is not qualified to receive bonuses, we retain the bonuses otherwise payable on the first two levels of those distributors' downline organizations. A distributor who has not purchased $50 or more of our products during the preceding month is not qualified to receive bonuses.

          Each distributor in our network marketing organization has a director, a silver director, a gold director and a platinum director. Each director has a silver director, a gold director and a platinum director. Each silver director has a gold director and a platinum director. Each gold director has a platinum director. As of June 30, 1999, we had 151 silver directors, 137 gold directors and 22 platinum directors.

         Under our regional success center program, we designate distributors to serve as regional success center directors and provide them special training and support. Each regional success center director functions as our product distribution center. As of June 30, 1999, we had 51 regional success center directors.

         We maintain a computerized system for processing distributor orders and calculating bonus payments which enable us to remit such payments promptly to distributors. We believe that prompt and accurate remittance of bonuses is vital to recruiting and maintaining distributors, as well as increasing their motivation and loyalty to us. We make weekly bonus payments based upon the previous week's product purchases, while most network marketing companies only make monthly bonus payments. During the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997, we paid bonuses to 4,600, 5,400 and 4,600 distributors, respectively, in the aggregate amounts of $4,183,698, $5,487,418 and $4,557,355, respectively.

         We are committed to providing the best possible support to our distributors. Distributors in our network marketing organization are provided training guides and are given the opportunity to participate in our training programs. We sponsor regularly scheduled conference calls for our distributors which include testimonials from successful distributors and satisfied customers as well as current product and promotional information. We produce a monthly newsletter which provides information on us, our products and network marketing system. The newsletter is designed to help recruit new distributors by answering commonly asked questions and includes product information and business building information. The newsletter also provides a forum for us to give additional recognition to our distributors for outstanding performance. In addition, we regularly sponsor training sessions for our distributors across the United States. At these training sessions distributors are provided the opportunity to learn more about our product line and selling techniques so that they can build their businesses more rapidly. We produce comprehensive and attractive four color catalogues and brochures that display and describe our product line.

         Furthermore, in order to facilitate our continued growth and support distributor activities, we continually upgrade our management information and telecommunications systems. These systems are designed to provide, among other things, financial and operating data for management, timely and accurate product ordering, bonus payment processing, inventory management and detailed distributor records. Since 1994, we have invested more than $700,000 to enhance our computer and telecommunications systems.

REGULATION

         In the United States (as well as in any foreign markets in which we may sell our products), we are subject to laws, regulations, administrative determinations, court decisions and similar constraints (as applicable, at the federal, state and local levels) (hereinafter "regulations"). These regulations include and pertain to, among others,

- the formulation, manufacture, packaging, labeling, distribution, importation, sale and storage of our products,

- our product claims and advertising (including direct claims and advertising as well as claims and advertising by distributors, for which we may be held responsible), and

-        our network marketing organization.

         PRODUCTS. The formulation, manufacture, packaging, storing, labeling, advertising, distribution and sale of our products are subject to regulation by federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the Environmental Protection Agency, and the United States Postal Service. Our activities are also regulated by various agencies of the states, localities and foreign countries in which our products are or may be manufactured, distributed and sold. The Food and Drug Administration, in particular, regulates the formulation, manufacture and labeling of weight management products, dietary supplements, cosmetics and skin care products, including some of our products. Food and Drug Administration regulations require us and our suppliers to meet relevant regulatory good manufacturing practices for the preparation, packaging and storage of these products. Good manufacturing practices for dietary supplements have yet to be promulgated but are expected to be proposed. The Dietary Supplement Health and Education Act of 1994 revised the provisions of the Federal Food, Drug and Cosmetic Act concerning the composition and labeling of dietary supplements, which we believe is generally favorable to the dietary supplement industry. The Dietary Supplement Health and Education Act created a new statutory class of "dietary supplements." This new class includes vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet. However, the Dietary Supplement Health and Education Act grand fathered, with certain limitations, dietary ingredients that were on the market before October 15, 1994. A dietary supplement containing a new dietary ingredient and placed on the market on or after October 15, 1994 must have a history of use or other evidence establishing a basis for expected safety. Manufacturers of dietary supplements having a "structure-function" statement, must have substantiation that the statement is truthful and not misleading.

         The majority of our sales come from products that are classified as dietary supplements under the Federal Food, Drug and Cosmetic Act. The labeling requirements for dietary supplements have been set forth in a final regulations with respect to labels affixed to containers beginning after March 23, 1999. These regulations include how to declare nutrient content information, and the proper detail and format required for the "supplemental facts" box. We revised our product labels in compliance with these regulations. The costs of product relabling were immaterial. Many states have also recently become active in the regulation of dietary supplement products. These states may require modification of labeling or formulation of certain of our products sold in these states.

         In addition, on April 29, 1998 the Food and Drug Administration published a proposed regulation offering guidance and providing limitations on permissible structure/function statements to be placed on labels and in brochures. Structure/function statements are claims of the benefit or effect of a product or an ingredient on the body's structure or function. The proposed regulation has not been finalized. We anticipate that some of the regulation as proposed will become final, but this new regulation will not significantly change the way that the Food and Drug Administration currently interprets structure/function statements. Thus, we do not expect to make any substantial label revisions based on this proposed regulation regarding any of our structure/function product statements.

         As a marketer of products that are ingested by consumers, we are subject to the risk that one or more of the ingredients in our products may become the subject of adverse regulatory action. For example, one of the ingredients in our AM-300 product is ephedra, an herb which contains naturally-occurring ephedrine. Our manufacturer uses a powdered extract of that herb when manufacturing AM-300. The extract is an 8% extract which means that every 100 milligrams of the powdered extract contains approximately eight milligrams of naturally occurring ephedrine alkaloids. Ephedrine containing products have been the subject of adverse publicity in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals.

         Many companies distribute products containing various amounts of ephedrine. The Food and Drug Administration has received approximately 900 reports of adverse reactions to these products. On April 10, 1996, the Food and Drug Administration issued a statement warning consumers not to purchase or ingest dietary supplements containing ephedrine that are claimed to produce certain effects. These effects include euphoria, heightened awareness, increased sexual sensations or increased energy. The Food and Drug Administration cautions that these products pose significant adverse health risks, including dizziness, headache, gastrointestinal distress, irregular heartbeat, heart palpitations, heart attack, strokes, seizures, psychosis and death. We market AM-300 principally as an aid in weight management.

         On June 4, 1997, the Food and Drug Administration proposed regulations that will, if adopted as proposed, significantly limit our ability to sell dietary supplements that contain ephedrine, including our AM-300 product. For the six months ended June 30, 1999 and the year ended December 31, 1998, sales of AM-300 represented 67.5% and 49.7% of our net sales, respectively. The proposed regulations were subject to comment until December 2, 1997. The proposed regulations will become effective 180 days following their issuance as final regulations. Several trade organizations in the dietary supplement industry have commented on the proposed regulations, requesting substantial modifications. It is probable that the Food and Drug Administration will make material changes to the proposed regulations prior to adoption. Relatedly, the United States General Accounting Office recently issued a report dated
July 2, 1999 to a committee of the U.S. House of Representatives that casts substantial doubt on certain provisions of the Food and Drug Administration's proposed regulations on dietary supplements which contain ephedrine alkaloids. We do not know the effect such report will have on the proposed regulations.

         We are a member of a non-profit corporation, The Ephedra Research Foundation (the "Foundation"), which has contracted with a consulting firm to conduct a clinical study concerning the safety of ephedrine when ingested in combination with caffeine as a dietary supplement. This study is currently being conducted at two sites, Beth Israel-Deaconess Medical Center in Boston, affiliated with Harvard Medical School, and St. Luke's-Roosevelt Hospital in New York City, affiliated with Columbia University. We have been informed that the final results of this study will be published in the fourth quarter of this year.

         In addition, several states either regulate or are considering regulating ephedrine-containing products as controlled substances or are prohibiting the sale of such products by persons other than licensed pharmacists. There is a risk that our AM-300 product may become subject to further federal, state, local or foreign laws or regulations. These regulations could require us to

- withdraw or reformulate our AM-300 product with reduced ephedrine levels or with a substitute for ephedra or ephedrine,

- relabel our product with different warnings or revised directions for use, or

- not make certain statements, possibly including weight loss claims, with respect to any product containing ephedra or ephedrine.

Even in the absence of further laws or regulation, we may elect to reformulate or relabel our AM-300 product containing ephedra or ephedrine. While we believe that our AM-300 product could be reformulated and relabeled, there is no assurance that such reformulation and relabeling will not adversely affect our sales.

         The Texas Board of Health recently issued new regulations, which become effective November 1, 1999. These regulations significantly restrict the promotion and distribution of dietary supplements in the state of Texas which contain ephedra or ephedrine alkaloids. These regulations do not limit the quantity of ephedrine alkaloids on a per-capsule, per-tablet, or per-daily basis, but do mandate several warnings to consumers on the labels of such products. Additionally, these regulations require us to incorporate five specific provisions in the contracts with our distributors. Also, we are required to submit all labels, advertising and promotional materials to the Texas Department of Health. We are taking the necessary steps to comply with these regulations and believe we will be compliant prior to the November 1, 1999 effective date. Sales of our AM-300 product in Texas represented approximately 6.0% of our net sales during the six months ended June 30, 1999 and approximately 5.0% of our net sales during 1998.

         In foreign markets, prior to commencing operations and prior to making or permitting sales of our products, we may be required to obtain an approval, license or certification from the country's ministry of health or comparable agency. Prior to entering a new market in which a formal approval, license or certificate is required, we will be required to work extensively with local authorities to obtain the requisite approvals. The approval process generally will require us to present each product and product ingredient to appropriate regulators and, in some instances, arrange for testing of products by local technicians for ingredient analysis. Such approvals may be conditioned on reformulation of our products or may be unavailable with respect to certain products or ingredients.

         PRODUCT CLAIMS AND ADVERTISING. The Federal Trade Commission and certain states regulate advertising, product claims, and other consumer matters, including advertising of our products. All advertising, promotional and solicitation materials used by distributors require our approval prior to use. The Federal Trade Commission has in the past several years instituted enforcement actions against several dietary supplement companies for false and misleading advertising of certain products. In addition, the Federal Trade Commission has increased its scrutiny of the use of testimonials, including those used by us and our distributors. We we have not been the target of Federal Trade Commission enforcement action.

         There is no assurance that

- the Federal Trade Commission will not question our advertising or other operations in the future,

- a state will not interpret product claims presumptively valid under federal law as illegal under that state's regulations, or

- future Federal Trade Commission regulations or decisions will not restrict the permissible scope of such claims.

         We are also subject to the risk of claims by distributors and their customers who may file actions on their own behalf, as a class or otherwise, and may file complaints with the Federal Trade Commission or state or local consumer affairs offices. These agencies may take action on their own initiative against us for alleged advertising or product claim violations or on a referral from distributors, consumers or others. Remedies sought in such actions may include consent decrees and the refund of amounts paid by the complaining distributor or consumer, refunds to an entire class of distributors or customers, or other damages, as well as changes in our method of doing business. A complaint based on the practice of one distributor, whether or not we authorized the practice, could result in an order affecting some or all distributors in a particular state. Also, an order in one state could influence courts or government agencies in other states considering similar matters. Proceedings resulting from these complaints may result in significant defense costs, settlement payments or judgements and could have a material adverse effect on us.

         COMPLIANCE EFFORTS. We attempt to remain in full compliance with all applicable laws and regulations governing the manufacture, labeling, sale, distribution, and advertising of our dietary supplements. We retain special legal counsel for advice on both Food and Drug Administration and Federal Trade Commission legal issues. In particular, we work closely with special legal counsel who specializes in Dietary Supplement Health and Education Act regulations for label revisions, content of structure/function statements, advertising copy, and also the position of the Food and Drug Administration on ephedra-containing products.

         NETWORK MARKETING SYSTEM. Our network marketing system is subject to a number of federal and state regulations administered by the Federal Trade Commission and various state agencies. These regulations are generally directed at ensuring that product sales are ultimately made to consumers (as opposed to other distributors) and that advancement within such organization be based on sales of the organization's products, rather than investment in the organization or other non-retail sales related criteria. For instance, in certain markets there are limits on the extent to which distributors may earn royalties on sales generated by distributors that were not directly sponsored by the distributor.

         Our network marketing organization and activities are subject to scrutiny by various state and federal governmental regulatory agencies to ensure compliance with various types of laws and regulations. These laws and regulations include securities, franchise investment, business opportunity and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. The compensation structure of such selling organizations is very complex, and compliance with all of the applicable laws is uncertain in light of evolving interpretation of existing laws and the enactment of new laws and regulations pertaining to this type of product distribution. We have an ongoing compliance program with assistance from legal counsel experienced in the laws and regulations pertaining to network sales organizations. We are not aware of any legal actions pending or threatened by any governmental authority against us regarding the legality of our network marketing operations.

         We currently have independent distributors in all 50 states and the District of Columbia. We review the requirements of various states as well as seek legal advice regarding the structure and operation of our selling organization to ensure that it complies with all of the applicable laws and regulations pertaining to network sales organizations. On the basis of these efforts and the experience of our management, we believe that we are in compliance with all applicable federal and state regulatory requirements. We have not obtained any no-action letters or advance rulings from any federal or state security regulator or other governmental agency concerning the legality of our operations, nor are we relying on a formal opinion of counsel to such effect. We accordingly are subject to the risk that, in one or more of our markets, our marketing system could be found to not comply with applicable laws and regulations. Our failure to comply with these regulations could have a material adverse effect on us in a particular market or in general.

         We are subject to the risk of challenges to the legality of our network marketing organization, including claims by our distributors, both individually and as a class. Most likely these claims would be based on our network marketing program allegedly being operated as an illegal "pyramid scheme" in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act.

         Two important Federal Trade Commission cases have established legal precedent for determining whether a network marketing program constitutes an illegal pyramid scheme. The first, IN RE KOSCOT INTERPLANETARY, INC., 86 F.T.C. 1106 (1975), set forth a standard for determining whether a marketing system constituted a pyramid scheme. Under the KOSCOT standard, a pyramid scheme is characterized by the participants' payment of money to a company in return for

-        the right to sell a product and

- the right to receive, in return for recruiting other participants into the program, rewards that are unrelated to sales of the product to ultimate users.

Applying the KOSCOT standard in IN RE AMWAY CORP., 93 F.T.C. 618 (1979), the Federal Trade Commission determined that a company will not be classified as operating a pyramid scheme if the company adopts and enforces policies that in fact encourage retail sales to consumers and prevent "inventory loading." Inventory loading occurs when distributors' purchase large quantities of non-returnable inventory to obtain the full amount of compensation available under the system. In AMWAY, the Federal Trade Commission found that the marketing system of Amway Corporation did not constitute a pyramid scheme, noting the following Amway policies:

- participants were required to buy back, from any person they recruited, any saleable, unsold inventory upon the recruit's leaving Amway;

- every participant was required to sell at wholesale or retail at least 70% of the products bought in a given month in order to receive a bonus for that month; and

- in order to receive a bonus in a month, each participant was required to submit proof of retail sales made to 10 different consumers.

         We believe that our network marketing system is not classified as a pyramid scheme under the standards set forth in KOSCOT, AMWAY, and other applicable law. In particular, in most jurisdictions, we maintain an inventory buy-back program to address the problem of "inventory loading." Pursuant to this program, we repurchase products sold to a distributor (subject to a 10% restocking charge) provided that

-        the distributor resigns as a distributor and

- returns the product in marketable condition within 12 months of original purchase, or longer where required by applicable state law or regulations.

Our literature provided to distributors describes our buy-back program. In addition, pursuant to agreements with our distributors, each distributor represents that at least 70% of the products he or she buys will be sold to non-distributors. However, as is the case with other network marketing companies, the bonuses paid by us to our distributors are based on product purchases including purchases of products that are personally consumed by the downline distributors. Basing bonuses on sales of personally consumed products may be considered an inventory loading purchase. Furthermore, distributors' bonuses are based on the wholesale prices received by us on product purchases or, in some cases based upon the particular product purchased, on prices less than the wholesale prices.

         In the event of challenges to the legality of our network marketing organization by distributors, we would be required to

-        demonstrate that our network marketing policies are enforced, and

- that the network marketing program and distributors' compensation thereunder serve as safeguards to deter inventory loading and encourage retail sales to the ultimate consumers.

         In WEBSTER V. OMNITRITION INTERNATIONAL, INC., 79 F.3d 776 (9th Cir.
1996), the United States Court of Appeals held that a class action brought against Omnitrition International, Inc. , a multilevel marketing seller of nutritional supplements and skin care products, should be allowed to proceed to trial. The plaintiffs, former distributors of Omnitrition's products, alleged that Omnitrition's selling program was an illegal pyramid scheme and claimed violations of Racketeer Influenced and Corrupt Organizations Act and several federal and state fraud and securities laws. Despite evidence that Omnitrition complied with the AMWAY standards, the court ruled that a jury would have to decide whether Omnitrition's policies, many of which apparently were similar to compliance policies adopted by us, were adequate to ensure that Omnitrition's marketing efforts resulted in a legitimate product marketing and distribution structure and not an illegal pyramid scheme. We believe that our marketing and sales programs differ in significant respects from those of Omnitrition, and that our marketing program complies with applicable law. The two most significant differences are

- the Omnitrition marketing plan required distributors to purchase $2,000 in merchandise in order to qualify for bonuses as compared to $50 under our marketing program and

- the Omnitrition inventory repurchase policy was limited to products that were less than three months old as compared to one year under our inventory repurchase policy.

A lesson from the OMNITRITION case is that

- a selling program which operates to only generate the minimum purchases necessary to qualify for bonuses is suspect and

- a selling program must operate to generate purchases independently of the payment of bonuses in order to have a legitimate product marketing and distribution structure.

We believe that our selling program operates to generate significant purchases "for intrinsic value" as demonstrated by our sales figures. During the month of June 1999, 22,953 of our distributors placed a total of 28,822 orders averaging $70 in size while only a single $50 order per month is necessary to qualify for bonuses. In view of the holding of the court of appeals in the OMNITRITION case, however, there is no assurance that, if challenged, we would prevail against private plaintiffs alleging violations of anti-pyramid and securities laws. A final ruling against us in such a suit could result in the imposition of a material liability against us. Moreover, even if we were successful in defending against such suit, the costs of such defense, both in dollars spent and in management time, could be material and adversely affect our operating results. In addition, the negative publicity of such a suit could adversely affect our sales and ability to attract and retain distributors.

         Nutrition for Life International, Inc., one of our competitors and a multi-level seller of personal care and nutritional supplements, recently announced that it had settled class action litigation brought by distributors alleging fraud in connection with the operation of a pyramid scheme. Nutrition for Life agreed to pay in excess of $3 million to settle claims brought on behalf of its distributors, and related securities fraud claims brought on behalf of certain purchasers of its stock. We believe that our marketing program is significantly different from the program allegedly promoted by Nutrition for Life and that our marketing program is not in violation of anti-pyramid laws or regulations. Two issues in the Nutrition for Life matter were a $1,000 buy-in urged on new recruits, and the paying of commissions on product vouchers prior to the actual delivery of product. By design, our marketing program offers no incentive to anyone to make a large personal purchase nor do we use product vouchers. Actual average order size in June 1999 was $70. However, there is no assurance that claims similar to the claims brought against Nutrition for Life and other multi-level marketing organizations will not be brought against us, or that we will prevail in the event any such claims were made. Furthermore, even if we were successful in defending against any such claims, the costs of conducting such a defense, both in dollars spent and in management time, could be material and adversely affect our operating results and financial condition. In addition, the negative publicity of such a suit could adversely affect our sales and ability to attract and retain distributors.

INTELLECTUAL PROPERTY

         We use several trademarks and trade names in connection with our products and operations. As of June 30, 1999, we had seven federal trademark registrations with the United States Patent and Trademark Office. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights do not provide with the same level of protection as afforded by a United States federal registration of a trademark. Also, common law trademark rights are limited to the geographic area in which the trademark is actually used. In addition, our product formulations are not protected by patents and are not patentable. Therefore, there can be no assurance that another company will not replicate one or more of our products.

COMPETITION

         We are subject to significant competition in recruiting distributors from other network marketing organizations, including those that market products in the weight management, dietary supplement and personal care categories, as well as other types of products. There are over 300 companies worldwide that utilize network marketing techniques, many of which are substantially larger, offer a greater variety of products, and have available considerably greater financial resources than us. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining distributors through an attractive bonus plan and other incentives. We believe that our bonus plan and incentive programs provide our distributors with significant income potential. However, there can be no assurance that our programs for recruitment and retention of distributors will continue to be successful.

         In addition, the business of marketing products in the weight management, dietary supplement and personal care categories is highly competitive. This market segment includes numerous manufacturers, other network marketing companies, catalog companies, distributors, marketers, retailers and physicians that actively compete in the sale of such products. We also compete with other providers of such products, especially retail outlets, based upon convenience of purchase and immediate availability of the purchased product. The market is highly sensitive to the introduction of new products or weight management plans (including various prescription drugs) that may rapidly capture a significant share of the market. As a result, our ability to remain competitive depends in part upon the successful introduction and addition of new products to our line.

         Our network marketing competitors include small, privately held companies, as well as larger, publicly held companies with greater financial resources and greater product and market diversification and distribution. Our competitors include Shaklee Corporation, The A.L. Williams Corporation, Mary Kay Cosmetics, Inc., Amway Corporation, Nutrition for Life International, Inc., and Herbalife International, Inc.

EMPLOYEES

         As of June 30, 1999, we had 52 full-time employees, consisting of two executive officers, 21 involved in administrative activities, 10 involved in marketing activities, 13 involved in customer service activities, and eight involved in shipping activities. Our employees are not represented by a labor organization. We consider our employee relations to be good.

PROPERTIES

         We maintain our executive office in 7,667 square feet at 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293 and our warehouse and distribution center in 10,340 square feet at 4000 North Lindsay, Oklahoma City, Oklahoma. These premises are occupied pursuant to long-term leases which expire on May 31, 2003, and which require monthly rental payments of $6,709 and $5,170, respectively. We believe that these leased premises will be adequate for our needs during the next 12 months.

LITIGATION

         We are not a party to any pending litigation. In September 1995, the Oklahoma Department of Securities commenced an investigation of us and the AMS Distributor Stock Pool related to the availability of exemptions under the Oklahoma Business Opportunity Act with respect to our network marketing activities and programs, the offer and sale of unregistered securities by us and the sale thereof by our officers, directors and employees without registration as broker-dealers, the purchase and resale of our common stock by our officers and directors in the public market. As the investigation progressed, it narrowed to focus on the activities associated and related to the pool. The pool, under which our independent distributors were permitted to participant on a voluntary basis, was formed in 1990. Participants made contributions to the pool and, from such contributions, the administrator of the pool purchased on a monthly basis our common stock in the over-the-counter market for the participants. All purchase transactions were executed and effected through a registered broker-dealer. All records of ownership of the common stock held by the pool were maintained at our offices. The pool only purchased shares of our common stock and did not sell shares on behalf of the participants. As of December 31, 1997, the pool held approximately 245,000 shares of common stock for and on behalf of the participants. Each participant has sole voting rights with respect to those shares of common stock held for such participant's benefit. In the event a participant desires to sell the common stock held for the participant's benefit by the pool, certificates representing such shares are delivered to such participant for the purpose of effecting such sale.

         The Oklahoma Department of Securities took the position that the offer and sale of participation rights in the pool violated the registration provisions of the Oklahoma Securities Act. During October 1997, we ceased accepting additional contributions to the pool and effecting purchase transactions in our common stock. On November 4, 1997, we and our then executive officers and directors, John W. Hail, Curtis H. Wilson, Sr. and Roger P. Baresel, entered into an agreement with the Administrator of the Oklahoma Department of Securities in settlement of the investigation. The Oklahoma Department of Securities settled without taking any action against us and our executive officers and directors. Pursuant to such agreement, John
W. Hail reimbursed the Department its costs of the investigation without entitlement to reimbursement by us or any of our other officers and directors. Under the terms of such agreement, we and Messrs. Hail, Wilson and Baresel agreed to notify the Department of any proposed offer or sale of additional securities by us or each of Messrs. Hail, Wilson and Baresel pursuant to any registration exemption under the Oklahoma Securities Act, for the three-year period ending on November 6, 2000.

COMPANY HISTORY

         EXCHANGE. Pursuant to an Agreement and Plan of Reorganization, dated May 1, 1989, our shareholders exchanged their common stock for 800,807 shares of the common stock of Pacific Coast International, Inc., a Delaware corporation. Prior to this exchange, the trade or business activities of Pacific Coast International had been limited to those activities associated with a public offering of our securities and investigation of corporate acquisition alternatives as a "blank check" company. Upon consummation of the exchange,

-        our officers and directors assumed management of Pacific Coast
         International,

- we became a wholly owned subsidiary of Pacific Coast International, Inc.,

- we changed our name from AMS, Inc. to Advantage Marketing Systems, Inc., (an Oklahoma Corporation) and

- Pacific Coast International changed its name to Advantage Marketing Systems, Inc.

Prior to this exchange, Pacific Coast International and certain individuals sold, in a public offering, 225,860 shares of our common stock and 525,860 class A common stock purchase warrants and class B common stock purchase warrants. These warrants were redeemed on March 17, 1997.

         REINCORPORATION MERGER. Effective December 11, 1995, our former parent corporation (then also named Advantage Marketing Systems, Inc. and before that named Pacific Coast International, Inc.), merged with us. As a result of the merger,

-        we were the surviving corporation,

-        our former parent corporation ceased to exist and

- we succeeded to all of our assets and liabilities of our former parent.

Prior to this merger, our parent corporation did not conduct any business, all of its operations were conducted by us.

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

         Pursuant to the terms of our bylaws, our directors are divided into three classes. Class I directors hold office initially for a term expiring at the annual meeting of shareholders to be held in 2002.

Class II directors hold office initially for a term expiring at the annual meeting of shareholders to be held in 2000. Class III directors hold office initially for a term expiring at the annual meeting of shareholders to be held in 2001. Each director will hold office for the term to which he is elected and until his successor is duly elected and qualified. At each annual shareholders meeting, the successor to a member of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of his election. Executive officers are elected by our board of directors and serve at our discretion. The following table sets forth certain information with respect to our executive officers and directors.

               NAME              AGE                             POSITION WITH US
               ----              ---                             ----------------
John W. Hail(1)(2)               69       Chairman of the Board, Chief Executive Officer and Director

Roger P. Baresel(1)(2)           44       President, Chief Financial Officer, Secretary and Director

R. Terren Dunlap(3)              54       Director and Member of Audit Committee

Harland C. Stonecipher(4)        60       Director and Member of Audit Committee

------------------------
(1)  Member of the Stock Option Committee.
(2)  Term as a Director expires in 2001.
(3)  Term as a Director expires in 2000.
(4)  Term as a Director expires in 2002.

         JOHN W. HAIL is our founder and has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception in June 1988. During 1987 and through May 1988, Mr. Hail served as Executive Vice President, Director and Agency Director of Pre-Paid Legal Services, Inc., a public company engaged in the sale of legal services contracts, and also served as Chairman of the Board of Directors of TVC Marketing, Inc., the exclusive marketing agent of Pre-Paid Legal Services, Inc. Since 1998, Mr. Hail has served as a Director of Pre-Paid Legal Services, Inc. In March 1999, Mr. Hail became a Director of DuraSwitch Industries, Inc., a company that develops and distributes electronic switches.

         ROGER P. BARESEL has served as our Vice President, Chief Financial Officer, Secretary and a Director since June 1995. In July 1995, he became our President. Mr. Baresel is a Certified Public Accountant and holds a Master of Business Administration degree. From 1988 until joining us full-time in 1995, he maintained an accounting practice, specializing in providing consulting services to small and growing businesses and provided consulting services to us.

         R. TERREN DUNLAP has served as one of our directors since June 1995. He is Chief Executive Officer of DuraSwitch Industries, Inc., a company formed in 1997 that developed and distributes electronic switches. He served as our Vice President-International Development from June 1995 through March 1996. Mr. Dunlap is a Director and the co-founder, and from 1984 and until March 1994 served as Chief Executive Officer and Chairman of the Board, of Go-Video, Inc., a developer and distributor of consumer electronics products.

         HARLAND C. STONECIPHER has served as one of our directors since August 1995. Mr. Stonecipher has been Chairman of the Board and Chief Executive Officer of Pre-Paid Legal Services, Inc. since its inception in 1972.

COMPENSATION OF EXECUTIVE OFFICERS

         The following Summary Compensation Table sets forth certain information relating to compensation for services rendered during the years ended December 31, 1998, 1997 and 1996, paid to or accrued for John W. Hail, our Chief Executive Officer. None of our executive officers received total annual salary and bonus pursuant to a recurring arrangement in excess of $100,000 during 1998, 1997 or 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                                              COMPENSATION  AWARDS
                                                                                             -----------------------
                                                                                             SECURITIES    EXERCISE
                                                          ANNUAL COMPENSATION                UNDERLYING     OR BASE
                                               ----------------------------------------


                                      -46-


NAME AND PRINCIPAL POSITION                    YEAR   SALARY(1)      BONUS     OTHER(2)         OPTIONS       PRICE
---------------------------                    ----   ---------      -----     --------         -------       -----
John W. Hail.............................      1998     $60,000    $16,565     $     --      100,000(3)       $1.75
  Chief Executive Officer                      1997     $56,539    $    --     $     --      100,000(3)       $6.00
                                               1996     $    --    $    --     $ 22,000      100,000(3)       $2.70

------------------------


(1)      Dollar value of base salary earned during the year.
(2) We provide use of an automobile to Mr. Hail, the value of which is not greater than $5,000 annually. During 1996, we made non-interest bearing advances to the John Hail Agency, Inc., an affiliate of Mr. Hail, of $22,000.
(3) During 1997, we granted 100,000 stock options to Mr. Hail pursuant to our stock option plan, each exercisable for the purchase of one share of common stock at an exercise price of $6.00 per share (the market value of the common stock on the date of grant). These options were surrendered by Mr. Hail during 1997 in exchange for 100,000 stock options having the same terms other than an exercise price of $2.70 per share of common stock (which was equal to the fair value of the common stock on the date of exchange). These options were surrendered by Mr. Hail on October 8, 1998 in exchange for 100,000 stock options having the same terms other than an exercise price of $1.75 per share of common stock (which was equal to the fair value of the common stock on the date of exchange).

AGGREGATE OPTION GRANTS AND EXERCISES IN 1998 AND YEAR-END OPTION VALUES

         STOCK OPTIONS AND OPTION VALUES. During 1997 we granted 100,000 stock options to Mr. Hail pursuant to our stock option plan, each exercisable for the purchase of one share of our common stock at an exercise price of $6.00 per share. These options were surrendered by Mr. Hail in exchange for 100,000 stock options having the same terms other than an exercise price of $2.70 per share of common stock. These options were surrendered by Mr. Hail on October 8, 1998 in exchange for 100,000 stock options having the same terms other than an exercise price of $1.75 per share of common stock. The following Option Grants and Year-End Value Table sets forth information related to options granted to the named executive officer during 1998.

                                         OPTION GRANTS TABLE

                                                                                INDIVIDUAL GRANTS
                                                         --------------------------------------------------------
                                                                           PERCENT OF
                                                                         TOTAL OPTIONS
                                                           NUMBER          GRANTED TO       EXERCISE
                                                         OF OPTIONS         EMPLOYEES      PRICE PER    EXPIRATION
                                                          GRANTED            IN 1998         SHARE          DATE
                                                         ----------      -------------     ---------    ----------
John W. Hail, Chief Executive Officer.............       100,000(1)           13.1%          $1.75        5/20/07

------------------------

(1) Only includes those stock options that were granted and not surrendered during 1998.

         AGGREGATE STOCK OPTION EXERCISE AND YEAR-END AND OPTION VALUES. The following table sets forth information related to the number and value of options held by the named executive officer at December 31, 1998. During 1998, no options to purchase our common stock were exercised by the named executive officer.
                                            YEAR-END OPTION VALUE TABLE

                                                                                        VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED                 IN-THE-MONEY
                                                          OPTIONS AS OF                     OPTIONS AS OF
                                                        DECEMBER 31, 1998                DECEMBER 31, 1998(1)
                                                  -----------------------------     ----------------------------
NAME                                              EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
                                                  ----------      -------------     -----------    -------------
John W. Hail, Chief Executive Officer..........     150,000          100,000           $ -0-          $25,000

------------------------

(1) The closing sale price of our common stock as reported on the Nasdaq SmallCap Market on December 31, 1998 was $2.00. The per-share value is calculated based on the applicable closing highest bid price per share, minus the exercise price, multiplied by the number of shares of our common stock underlying the options.

COMPENSATION OF DIRECTORS

         Directors who are not our employees receive $250 for each board meeting attended. Directors who are also our employees receive no additional compensation for serving as directors. We reimburse our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our board of directors. Our Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Oklahoma law.

STOCK OPTION PLAN

         We established the Advantage Marketing Systems, Inc. 1995 Stock Option Plan in June 1995. This plan provides for the issuance of incentive stock options with or without stock appreciation rights and nonincentive stock options with or without stock appreciation rights to our employees and consultants, including employees who also serve as a director. The total number of shares of our common stock authorized for issuance under this stock option plan is 1,125,000. As of June 30, 1999, options to purchase a total of 900,380 shares of our common stock have been granted under the plan of which 506,300 were outstanding. These options are exercisable for $1.75 to $2.70 per share and expire March 2002 through May 2007. Also, at June 30, 1999, there were outstanding stock options and warrants exercisable for the purchase of 1,201,733 shares of our common stock granted outside of the plan.

         The stock option committee, which is currently comprised of Messrs. Hail and Baresel, administers and interprets the stock option plan and has authority to grant options to all eligible employees and determine the types of options granted and the terms, restrictions and conditions of the options at the time of grant.

         The option price of our common stock is determined by the stock option committee, provided such price may not be less than 85% of the fair market value of the shares on the date of grant of the option. The fair market value of a share of our common stock is determined by the last report sale price on the date of grant of the option. Upon the exercise of an option, the option price must be paid in full, in cash or with a stock appreciation right. Subject to the stock option committee's approval, upon exercise of an option with a stock appreciation right attached, a participant may receive cash, shares of our common stock or a combination of both, in an amount or having a fair market value equal to the excess of the fair market value, on the date of exercise, of the shares for which the option and stock appreciation right are exercised, over the option exercise price.

         Options granted under the stock option plan may not be exercised until six months after the date of the grant, except in the event of death or disability of the participant. Incentive stock options and any stock appreciation rights are exercisable only by participants while actively employed as our employee or a consultant, except in the case of death, retirement or disability. Options may be exercised at any time within three months after the participant's retirement or within one year after the participant's disability or death, but not beyond the expiration date of the option. No option may be granted after April 30, 2005. Options are not transferable except by will or by the laws of descent and distribution.

OFFICER AND DIRECTOR LIABILITY

         As permitted by the provisions of the Oklahoma General Corporation Act, our Certificate of Incorporation eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions and applicable laws do not eliminate the liability of one of our directors for

-        a breach of the director's duty of loyalty to us or our shareholders,

- acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law,

- liability arising under the Oklahoma General Corporation Act relating to the declaration of dividends and purchase or redemption of shares of our common stock in violation of the Oklahoma General Corporation Act,

- any transaction from which the director derived an improper personal benefit,

-        violations of federal securities laws, or

- limit our rights or those of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief; however, such remedies may not be effective in all cases.

         Our Certificate of Incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Oklahoma General Corporation Act. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if our board of directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests.

         Our Certificate of Incorporation and bylaws and the Oklahoma General Corporation Act further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under our Certificate, our bylaws, an agreement, vote of shareholders or disinterested directors or otherwise. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

         We maintain insurance to protect our directors and officers against liability asserted against them in their official capacities. Such insurance protection covers claims and any related defense costs of up to $3 million based on alleged or actual securities law violations, other than intentional dishonest or fraudulent acts or omissions, or any willful violation of any statute, rule or law, or claims arising out of any improper profit, remuneration or advantage derived by an insured director or officer.

                            CERTAIN TRANSACTIONS

         Set forth below is a description of transactions entered into between us and certain of our officers, directors and shareholders during the last two years. Certain of these transactions may result in conflicts of interest between us and such individuals. Although these persons have fiduciary duties to us and our shareholders, there can be no assurance that conflicts of interest will always be resolved in our favor or in favor of our shareholders.

         John W. Hail, our Chief Executive Officer and Chairman of the Board of Directors, is the sole director and shareholder of the John Hail Agency, Inc. Pursuant to an unwritten agreement, we provided office space, utilities and supplies, as well as an occasional part-time administrative staff person, through June 30, 1996, to the John Hail Agency for a monthly payment of $1,000 as reimbursement of our costs. In addition, we made non-interest bearing advances to the John Hail Agency of $22,000 and $87,684 during the years ended December 31, 1996 and 1995, respectively. Effective June 30, 1996, we adopted a policy to not make any further advances to the John Hail Agency. Also, the John Hail Agency executed a promissory note payable to us in the principal amount of $73,964 bearing interest at 8% per annum and payable in 60 installments of $1,499 per month. As of December 31, 1998, the note was paid in full.

         During 1995, John W. Hail individually entered into lease agreements covering telephone equipment and related software and requiring monthly rental payments. Such equipment and software are utilized exclusively by us. During the years ended December 31, 1998 and 1997, we made aggregate payments pursuant to such lease agreements of $17,939 and $19,427, respectively. As of December 31, 1998 these leases had terminated.

         During the six months ended June 30, 1999, and the years of 1998 and 1997, we paid Curtis H. Wilson, Sr., a past director, sales commissions of $49,308, $61,527 and $32,886, respectively. These commissions were based upon purchases by Mr. Wilson and his downline distributors in accordance with our network marketing program in effect at the time of the sales.

         During the first quarter of 1998, we agreed to loan John Hail up to $250,000. Subsequently we also agreed to loan up to an additional $75,000. These loans are secured, bear interest at 8% per annum and become due on March 31, 2000. As of June 30, 1999, the aggregate outstanding principal balance of these loans was $259,701 plus interest. We believe that the terms of these loans are comparable with those that could have been obtained from an unaffiliated lender. These loans were unanimously approved by our board of directors.

         During 1997, pursuant to our Stock Option Plan, we granted Mr. Hail 10-year nontransferable stock options exercisable for the purchase of 100,000 shares of our common stock for $6.00 per share. On the date of grant of these stock option, the exercise price was equal to the fair value of our common stock. These options were exchanged by Mr. Hail for 100,000 stock options having the same terms other than an exercise price of $2.70 per share of common stock, which was equal to the fair value of the common stock on the date of exchange. Subsequently, these options were exchanged by Mr. Hail on October 8, 1998 for 100,000 stock options having the same terms other than an exercise price of $1.75 per share of common stock, which was equal to the fair value of the common stock on the date of exchange.

         During 1995, we granted United Financial Advisors, Inc. five-year warrants exercisable for the purchase of 125,000 shares of Common Stock for $3.60 per share and 125,000 shares of Common Stock for $4.96 per share. All of the warrants were granted at or above the fair market vale of our common stock on the date of grant. As a result of the grant of these warrants, United Financial Advisors became a greater than 5% beneficial owner of our common. These warrants were not granted pursuant to our stock option plan. Effective May 30, 1997, pursuant to written agreement, United Financial Advisors released the warrants exercisable for the purchase of 125,000 shares of our common stock for $4.96. At that time United Financial Advisors ceased to be a greater than 5% beneficial owner of our common stock. The remaining warrants held by United Financial Advisors are currently exercisable. In addition, we paid United Financial Advisors $10,000 and $20,000 during 1995 and 1997, respectively, for consulting and financial advisory services.

On December 17, 1996, we adopted policies that

- any loans to officers, directors and 5% or more shareholders ("affiliates") are subject to approval by a majority of not less than two of our disinterested independent directors and

- such loans and other transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated parties and approved by a majority of not less than two of the disinterested independent directors.

Our board of directors is comprised of four members, two of which, R. Terren Dunlap and Harland C. Stonecipher, are independent directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents certain information as to the beneficial ownership of our common stock as of the date of this prospectus, of

- each person who is known to us to be the beneficial owner of more than 5% of our common stock,

-        each of our directors and executive officers,

-        our executive officers and directors as a group, and

-        their percentage holdings of our outstanding shares of common stock.

For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owns includes shares of our common stock that such person has the right to acquire within 60 days of the date of this prospectus, upon exercise of options and warrants. However, such shares are not included for the purposes of computing the number of shares beneficially owned and percent of outstanding our common stock of any other named person.

                                                                                        COMMON STOCK
                                                                                   ------------------------
                                                                                      SHARES     PERCENT OF
                                                                                   BENEFICIALLY    SHARE
NAME AND ADDRESS OF BENEFICIAL OWNER                                                  OWNED      OUTSTANDING
------------------------------------                                               ----------    -----------
John W. Hail(1)(2)...............................................................     595,334        13.6%

Curtis H. Wilson(3)..............................................................     281,870         6.4%

Roger P. Baresel(1)(4)...........................................................     178,885         4.2%

Harland C. Stonecipher(5)........................................................     180,768         4.4%

R. Terren Dunlap(1)(6)...........................................................      37,500          .9%

Executive Officers and Directors as a group
   (four persons)(7).............................................................   1,274,357        26.5%
------------------------

(1) A director or an executive officer with a business address of 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293.

(2)      The number of shares and each percentage presented includes
         - 250,000 shares of our common stock that are subject to currently exercisable stock options, 100 shares of our common stock subject to currently exercisable 1997-A warrants and 1,100 shares of our common stock that are subject to currently exercisable redeemable common stock purchase warrants held by Mr. Hail,
         - 19,444 shares of our common stock and 1,000 shares of our common stock that are subject to currently exercisable redeemable common stock purchase warrants owned by corporations controlled by Mr. Hail, and
         - 1,024 shares of our common stock and 1,000 shares of our common stock that are subject to currently exercisable redeemable common stock purchase warrants held by Helen Hail, wife of Mr. Hail, with respect to which Mr. Hail disclaims any beneficial interest.

(3) A former director, with a business address of 3205 Northeast 138th Street, Edmond, Oklahoma 73013. The number of shares and each percentage presented includes

         - 250,000 shares of our common stock that are subject to currently exercisable stock options held by Mr. Wilson and
         - 12,338 shares of our outstanding common stock and 3,000 shares of our common stock that are subject to currently exercisable redeemable common stock purchase warrants held by Ruth Wilson, wife of Mr. Wilson, with respect to which Mr. Wilson disclaims any beneficial interest.

(4)      The number of shares consist of and each percentage presented includes

         - 7,500 shares of our outstanding common stock jointly held by Mr. Baresel and his wife, Judith A. Baresel,
         - 2,000 shares of our common stock subject to currently exercisable 1997-A warrants and 1,000 shares of our common stock that are subject to currently exercisable redeemable common stock purchase warrants held by Mr. Baresel,
         - 12,500 shares of our common stock that are subject to currently exercisable stock options held by Mr. Baresel,
         -        24,885 shares of our outstanding common stock held by Mrs.
                  Baresel,

         - 87,500 shares of our common stock that are subject to currently exercisable stock options

         - 6,000 shares of our common stock that are subject to currently exercisable redeemable common stock purchase warrants held by Mrs. Baresel, and
         - 12,500 shares of Common Stock that are subject to currently exercisable stock options held by Mrs. Baresel as the custodian for the benefit of the children of Mr. and Mrs. Baresel, with respect to which Mr. Baresel disclaims any beneficial interest.

(5) Mr. Stonecipher is a director with a business address of 321 East Main Street, Ada, Oklahoma 74820, and Chairman of the Board and Chief Executive Officer of Pre-Paid Legal Services, Inc. The number of shares consist of and each percentage presented is based upon 180,768 shares of outstanding Common Stock held by Pre-Paid Legal Services, Inc., which may be deemed to be beneficially owned by Mr. Stonecipher.

(6) The number of shares consist of and each percentage presented is based upon 37,500 shares of Common Stock that are issuable upon exercise of stock options.

(7)      The number of shares and each percentage presented includes

         - 2,100 shares of our common stock subject to currently exercisable 1997-A warrants,
         - 13,100 shares of our common stock that are subject to currently exercisable redeemable common stock purchase warrants, and

         - 660,000 shares of our common stock that are issuable upon exercise of other currently exercisable stock options.

                            DESCRIPTION OF SECURITIES

AUTHORIZED AND OUTSTANDING CAPITAL

       Pursuant to our Certificate of Incorporation, we are authorized to issue up to 495,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share. As of the date of this Prospectus, our outstanding capital stock consisted of 4,141,014 shares of our common stock, assuming no exercise of our outstanding warrants and stock options.

       The following description of certain matters relating to our capital stock and outstanding warrants is a summary. This summary is qualified in its entirety by, the provisions of our Certificate of Incorporation, bylaws, and our agreements with UMB Bank, N.A., as amended, related to our outstanding redeemable common stock purchase warrants and our 1997-A warrants, all of which are filed as exhibits to or are incorporated by reference in the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information."

COMMON STOCK

         Our authorized and outstanding shares of common stock, in general, have the rights, privileges, disabilities and restrictions as follows:

- the right to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of assets legally available therefor, subject to the payment of preferential dividends with respect to our then outstanding preferred stock;

- the right to share ratably in all assets available for distribution to our common stock shareholders after payment of our liabilities in the event of our liquidation, dissolution and winding-up, subject to the prior distribution rights of the holders of our then outstanding preferred stock;

- the right to one vote per share on matters submitted to a vote by our common stock shareholders;

- no preferential or preemptive right and no subscription, redemption or conversion privilege with respect to the issuance of additional shares of our common stock; and

- no cumulative voting rights, which means that the holders of a majority of shares voting for the election of directors can elect all members of our board of directors then subject to election.

In general, a majority vote of shares represented at a meeting of common stock shareholders at which a quorum (a majority of the outstanding shares of common stock) is present, is sufficient for all actions that require the vote or concurrence of shareholders. However, such voting rights the holders of our then outstanding preferred stock may have that entitle them to vote with the holders of our common stock.

REDEEMABLE COMMON STOCK PURCHASE WARRANTS

         As of the date of this prospectus, there are 1,495,000 redeemable common stock purchase warrants outstanding. The terms and conditions of the redeemable common stock purchase warrants are set forth in the Unit and Warrant Agreement with U.S. Stock Transfer Corp. dated November 6, 1997. The Unit and Warrant Agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information." The following description of the redeemable common stock purchase warrants is not complete and is qualified in all respects by the Unit and Warrant Agreement.

         The holder of each redeemable common stock purchase warrant is entitled, upon payment of the exercise price, to purchase one share of our common stock. As of January 6, 1998, the exercise price of the redeemable common stock purchase warrants was adjusted from $5.40 to $3.40. There was no expense recognized in our financial statements relating to the warrant exercise price reduction as any change only affects allocations of additional paid-in capital because these warrants were issued in conjunction with an equity offering. The number and kind of securities or other property for which the redeemable common stock purchase warrants are exercisable are subject to adjustment in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. Unless previously redeemed, the redeemable common stock purchase warrants are exercisable on or before November 6, 2002.

         A warrant holder will only be able to exercise the redeemable common stock purchase warrants held in the event

- a current prospectus under the Securities Act of 1933 relating to the shares of our common stock issuable upon exercise of the redeemable common stock purchase warrants is then in effect and

- such common stock is qualified for sale or exemption from qualification under the applicable securities laws of the states in which the holder resides.

         We may redeem the redeemable common stock purchase warrants at any time on not less than 30 days' written notice, at a price of $0.25 per warrant, but only after the closing sale price per share of our common stock for 20 consecutive trading days is $6.80 or more. All of the outstanding redeemable common stock purchase warrants must be redeemed if any are redeemed.

         The redeemable common stock purchase warrants may only be redeemable if, on the date the redeemable common stock purchase warrants are called for redemption, there is an effective registration statement and current prospectus covering the shares of our common stock issuable upon exercise of the redeemable common stock purchase warrants. In certain cases, our sale of securities upon exercise of the redeemable common stock purchase warrants could violate the securities laws of the United States, certain states or other jurisdictions. We have agreed to maintain an effective registration under the Securities Act of 1933 at our expense with respect to the securities underlying the redeemable common stock purchase warrants (and, if necessary, to allow their public resale without restriction) until such warrants are exercised, redeemed or expire. We have agreed to use our best efforts, and to take such actions under the laws of various states, as may be required to cause the sale of the securities underlying the redeemable common stock purchase warrants upon their exercise to be lawful. However, we will not be required to honor the exercise of the redeemable common stock purchase warrants if, in the opinion of our counsel, the sale of securities upon such exercise would be unlawful. In certain cases, we may purchase the redeemable common stock purchase warrants submitted for exercise for a cash price equal to the difference between the market price of the securities obtainable upon such exercise and the exercise price of such redeemable common stock purchase warrants.

         The redeemable common stock purchase warrants contain provisions that protect the holders thereof against dilution. The number of shares of our common stock or other securities purchasable upon exercise of the redeemable common stock purchase warrants is adjusted for stock dividends, stock splits, mergers, sale of substantially all of our assets, and for other extraordinary events. The holders of these warrants do not possess any rights as shareholders.

1997-A WARRANTS

         We have 337,211 of our 1997-A warrants outstanding. The terms and conditions of the 1997-A warrants are set forth in our Warrant Agreement with U.S. Stock Transfer Corp. dated January 26, 1997, as amended and restated on January 8, 1998. This agreement was filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information." The following description of the 1997-A warrants is not complete and is qualified in all respects by this agreement.

         Each 1997-A warrant initially entitled the holder to purchase one share of our common stock. As of January 8, 1998, we amended and restated the terms of 1997-A warrants to

-        extend the exercise period to November 6, 2002 and

-        reduced the exercise price from $12.00 to $3.40.

The purpose of the amendment was to modify the exercise price and period provisions to make them identical to our redeemable common stock purchase warrants in order to avoid any differential in the market price of the 1997-A warrants and the redeemable common stock purchase warrants. The amendment did not have any material accounting consequences.

         The number and kind of securities or other property for which the 1997-A warrants are exercisable are subject to adjustment in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. At any time, upon 30 days' written notice, we may redeem in whole and not in part, unexercised 1997-A warrants for $.0001 per warrant. Those 1997-A warrants not exercised or redeemed expire on November 6, 2002. Holders of 1997-A warrants do not, as such, have any of the rights of shareholders.

         In certain cases, our sale of securities upon exercise of 1997-A warrants could violate the securities laws of the United States, certain states thereof or other jurisdictions. We have agreed to use our best efforts to cause a registration statement with respect to such securities under the Securities Act of 1933 to continue to be effective during the term of the 1997-A warrants and to take such other actions under the laws of various states as may be required to cause the sale of securities upon exercise of 1997-A warrants to be lawful. However, we are not required to honor the exercise of 1997-A warrants if, in the opinion of our legal counsel, the sale of securities upon such exercise would be unlawful. We may, but are not required to, purchase 1997-A warrants submitted for exercise for a cash price equal to the difference between the market price of the securities obtainable upon such exercise and the exercise price of such 1997-A warrants.

PREFERRED STOCK

         There are no shares of our authorized preferred stock outstanding. Our 5,000,000 shares of authorized preferred stock may be issued from time to time in one or more series. Our board of directors, without further approval of our common stock shareholders, is authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of our preferred stock. We believe that having such a class of preferred stock provides greater flexibility in financing, acquisitions and other corporate activities. While there are no current plans, commitments or understandings, written or oral, to issue any of our preferred stock, in the event of any issuance, our common stock shareholders will not have any preemptive or similar rights to acquire any of such preferred stock. Issuance of preferred stock could adversely affect

-        the voting power of the holders of our then outstanding common stock,

- the likelihood that such holders will receive dividend payments and payments upon liquidation, and

- could have the effect of delaying or preventing a change in shareholder and management control.

OPTIONS AND OTHER WARRANTS

         As of the date of this prospectus, we have outstanding stock options and other warrants exercisable for the purchase 1,708,022 shares of our common stock during various periods, which expire October 1999 through May 2007, at exercise prices of $1.75 to $3.60 per share (with a weighted average exercise price of $2.12). The exercise prices of the stock options and warrants were equal to or greater than the fair market value of our common stock on the date of the grant of each stock option or warrant. Furthermore, in connection with the offering of units completed in 1997, we sold to Paulson Investment Company, Inc. and Joseph Charles & Assoc., Inc. warrants exercisable on or before November 6, 2002, for the purchase of 130,000 units for $5.40 per unit. Each unit consists of one share of our common stock and one redeemable common stock purchase warrant.

ANTI-TAKEOVER PROVISIONS

         Our Certificate of Incorporation and bylaws and the Oklahoma General Corporation Act include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description below related to provisions of our Certificate of Incorporation and bylaws is intended as a summary only and is qualified in its entirety by reference to our Certificate of Incorporation and bylaws filed as an exhibit to the registration statement of which this Prospectus is a part. See "Where You Can Find Additional Information."

         PREFERRED STOCK. Our Certificate of Incorporation authorizes the issuance of the preferred stock in classes. Our board of directors is authorized to set and determine the voting rights, redemption rights, conversion rights and other rights relating to such class of preferred stock. In some circumstances, the preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which our board of directors opposes.

         STAGGERED BOARD OF DIRECTORS. Our bylaws provide that our board of directors shall be comprised of three classes of directors, each class constituting approximately one-third of the total number of directors with each class serving staggered three-year terms. The classification of the directors makes it more difficult for shareholders to change the composition of our board of directors. We believe, however, that the longer time required to elect a majority of a classified board of directors will help ensure continuity and stability of our management and policies.

         The classification provisions may also have the effect of discouraging a third party from accumulating large blocks of our common stock or attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. Accordingly, our shareholders could be deprived of certain opportunities to sell their shares of our common stock at a higher market price than might otherwise be the case.

         OKLAHOMA ANTI-TAKEOVER STATUTES. We are subject to Section 1090.3 and Sections 1145 through 1155 of the Oklahoma General Corporation Act.

         Subject to certain exceptions, Section 1090.3 of the Oklahoma General Corporation Act prohibits a publicly-held Oklahoma corporation from engaging in a "business combination" with an "interested shareholder." This prohibition is for three years following the date of the transaction in which such person became an interested shareholder. This prohibition does not apply to a transaction if the interested shareholder attained such status with approval of our board of directors or the business combination is approved in a prescribed manner, or certain other conditions are satisfied. A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an "interested shareholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of our common stock.

         In general, Sections 1145 through 1155 of the Oklahoma General Corporation Act provide that shares ("interested shares") of voting stock acquired (within the meaning of a "control share acquisition") become nonvoting stock for the three-year period following such control share acquisition. This loss of voting rights does not apply if a majority of the holders of non-interested shares approve a resolution reinstating the interested shares with the same voting rights that such shares had before such interested shares became control shares.

         Any person ("acquiring person") who proposes to make a control share acquisition may, at the person's election, and any acquiring person who has made a control share acquisition is required to deliver an acquiring person statement to us disclosing certain prescribed information regarding the acquisition. We are required to present to the next annual meeting of our shareholders the reinstatement of voting rights with respect to the control shares that resulted in the control share acquisition. Alternatively, an acquiring person may request a special meeting of our shareholders for such purpose; however, the acquiring person must undertake to pay the costs and expenses of such special meeting. In the event voting rights of control shares acquired in a control share acquisition are reinstated in full and the acquiring person has acquired control shares with a majority or more of all voting power, our shareholders will have dissenters' rights entitling them to receive the fair value of the shares of our common stock held. In such case, the fair value will not be less than the highest price paid per share by the acquiring person in the control share acquisition.

         A "control share acquisition" includes the acquisition by any person (including persons acting as a group) of ownership of, or the power to direct the exercise of voting power with respect to, control shares (generally shares having more than 20% of all voting power in the election of directors of a publicly held corporation), subject to certain exceptions including

- an acquisition pursuant to an agreement of merger, consolidation, or share acquisition to which we are a party and is effected in compliance with certain provisions of the Oklahoma General Corporation Act,

- an acquisition by a person of additional shares within the range of voting power for which such person has received approval pursuant to a resolution by the majority of the holders of non-interested shares,

- an increase in voting power resulting from any action taken by us, provided the person whose voting power is thereby affected is not our affiliate,

- an acquisition pursuant to proxy solicitation under and in accordance with the Securities Exchange Act of 1934, as amended, or the laws of Oklahoma, and

- an acquisition from any person whose previous acquisition of shares did not constitute a control share acquisition, provided the acquisition does not result in the acquiring person holding voting power within a higher range of voting power than that of the person from whom the control shares were acquired.

         The anti-takeover provisions of the Oklahoma General Corporation Act may have the effect of discouraging a third party from acquiring large blocks of our common stock within a short period or attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. Accordingly, our shareholders could be deprived of certain opportunities to sell the shares of our common stock held at a higher market price than might otherwise be the case.

TRANSFER AGENT AND WARRANT AGENT

         UMB Bank, N.A. is the successor to our former registrar and transfer agent of our common stock and warrant agent of our 1997-A warrants and redeemable common stock purchase warrants. UMB Bank's address is Security Trust Division, 928 Grand Boulevard, 13th Floor, Kansas City, Kansas 64106-1745. UMB Bank, N.A. is the successor to U.S. Stock Transfer Corp., our former registrar, transfer agent and warrant agent.

                     SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this Prospectus, we have 4,141,014 shares of our common stock issued and outstanding. We have reserved 3,293,944 shares of our common stock for issuance upon exercise of outstanding warrants and stock options and 1,111,444 shares of common stock for issuance under our stock option plan. Also, we will have 486,453,598 shares of our common stock available for issuance at such times and upon such terms as may be approved by our board of directors. No prediction can be made as to the effect, if any, that future sales or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through sales of our equity securities.

         As of the date of this prospectus, we do not have any outstanding shares of common stock that are "restricted shares" within the meaning of Rule 144 promulgated under the Securities Act of 1933. However, we may issue restricted shares in the future.

         In general, under Rule 144 a person (or persons whose shares are aggregated), including any of our affiliates, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of

-        1% of the then outstanding shares of our common stock or

- an amount equal to the average weekly reported volume of trading in such shares during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about us. Restricted shares properly sold in reliance on Rule 144 are thereafter freely tradable without restrictions or registration under the Securities Act of 1933, unless thereafter held by an affiliate of ours. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of our common stock which are not restricted shares. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such issuer.

         Furthermore, different rules apply if two years have elapsed since the later of the date of any acquisition of restricted shares from us or our affiliate. Under these rules if the acquirer or subsequent holder thereof is deemed not to have been our affiliate at any time during the 90 days preceding a sale, such person may sell such shares in the public market pursuant to Rule 144(k) without regard to volume limitations, manner of sale restrictions, or public information or notice requirements.

         Pursuant to Rule 144A promulgated under the Securities Act of 1933, under certain circumstances qualified institutional buyers, as defined in the rule, are permitted to more easily acquire and sell "restricted securities." We are unable to predict the effect that Rule 144A has or will have on the prevailing market price of our common stock.

OPTIONS

         As of June 30, 1999, options to purchase a total of 506,300 shares of our common stock have been granted under our stock option plan and were outstanding. Also, there were stock options and warrants for the purchase of 1,201,733 shares of our common stock outstanding that were granted outside our stock option plan.

LOCK-UP AGREEMENTS

         Our current and former executive officers and directors, who hold in the aggregate stock options and warrants exercisable for the purchase of 675,000 shares of our common stock, agreed with Paulson Investment Company, Inc. and Joseph Charles & Assoc., Inc. to not sell or otherwise dispose of such options, warrants or shares of our common stock and all other securities issuable upon exercise of such options or warrants for a period of two years ending on November 6, 1999.

STATE IMPOSED ESCROW ARRANGEMENT

         In connection with the registration of securities in 1997, our then executive officers and directors (and their wives) and Robert and Retha Nance (formerly our greater than 5% shareholders) deposited 466,790 shares of our common stock and stock options exercisable for the purchase of 726,983 shares of our common stock in escrow with BankOne, N.A. (formerly Liberty Bank and Trust Company of Oklahoma City, N.A.), pursuant to Promotional Shares Escrow Agreements. Furthermore, we, Roger P. Baresel and Judith A. Baresel entered into a Promotional Shares Lock-In Agreement covering 4,000 shares of our common stock and 2,000 1997-A warrants held by Mr. and Mrs. Baresel. The Administrator of the Oklahoma Department of Securities determined the terms and conditions of the escrow agreements and the lock-in agreement. These agreements were required as a condition of the registration of our securities in Oklahoma for the protection and benefit of the initial purchasers of units sold pursuant to our 1997 offering (the "public shareholders").

         In event of a distribution (as defined below) respecting the common stock, 1997-A warrants and stock options (the "subject securities") covered by these agreements, the public shareholders will initially share on a pro rata, per share basis in the distribution to the exclusion of the owners of the subject securities, in proportion to the public offering prices of the units until the public shareholders have received, or have had irrevocably set aside for them, an amount equal to the aggregate public offering prices of the units. Thereafter, the owners of the deposited common stock, stock options and warrants and the other holders of our equity securities (including the Public Shareholders) will participate on an equal, per share basis in the remaining amount of the distribution. The distribution may proceed on lesser terms and conditions if a majority of the holders of our common stock and redeemable common stock purchase warrants formerly comprising the units (that are not held by our officers or directors or their associates or affiliates) vote or consent by consent procedure to approve the lesser terms and conditions. A "distribution" under these agreements means a distribution of our assets or securities to our shareholders as a result of our dissolution, liquidation, merger, consolidation or reorganization or the sale or exchange of our assets or securities (including by way of tender offer), or any other transaction or proceeding with a person other than the owners of the common stock, stock options and warrants covered by these agreements. Participants in the plan electing to purchase participation interests are not beneficiaries of these agreements. Accordingly, participants in the plan will not be benefitted or adversely affected by the provisions of these agreement, other than possibly benefitting from the restrictions on transferability of the common stock covered by the agreements.

         The shares of common stock, stock options and warrants, as well as any shares of common stock received upon exercise of the stock options and warrants, will remain subject to these agreements until November 6, 2000. However, the 93,108 shares of common stock deposited in escrow by Robert and Retha Nance may be released from escrow upon the sale of such shares, if such sales are limited during any three-month period to 0.5% of the outstanding number of shares of our common stock on the date of such sale. Other than as mentioned, the shares of common stock, 1997-A warrants and stock options subject to the Escrow Agreements and the Lock-In Agreement may not be sold, transferred, pledged, assigned, hypothecated or otherwise disposed of, except under limited circumstances.

PLAN OF DISTRIBUTION

         Our officers and other employees ("associated person") are offering the participation interests for us. Each of these officers, directors and employees qualify as an "associated person not deemed to be a broker" within the meaning of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934, as amended. Under this Rule, an "associated person not deemed to be a broker" is the associated person that

- is not subject to a "statutory disqualification," as defined in Section 3(a)(39) of the Securities Exchange Act, and

- is not compensated in connection with participation in the offering by payment of commissions or other remuneration based either directly or indirectly on sales of Participation Interests, and

- is not at the time of participation in the offering an associated person of a broker or dealer, and either

- (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on our behalf otherwise than in connection with the offer and sale of the participation interests, and (ii) has not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and (iii) the associated person has not participated in selling an offering of securities more than once every 12 months, subject to certain limited participation in the offering of securities through a registered broker or dealer, or

- restricts participation in the offering to (i) preparation of written communications or delivering such communication through the mails or other means that do not involve oral solicitation by the associated person of a potential purchaser (provided, that the content of such communications is approved by one of our officers or directors), (ii) responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser (provided, that the content of such responses is limited to information contained in the registration statement of which this prospectus is a part), or (iii) performing ministerial and clerical work involved in effecting the sale of the participation interests.

As of the date of this prospectus, our officers and directors qualify as an "associated person not deemed to be a broker" within the meaning of Rule 3a4-1.

         We will pay all administrative costs and expenses associated with the plan. Any brokerage commissions and related service charges incurred in connection with purchases of shares of our common stock will be paid by the plan from the participants' contributions to the plan.

                                  LEGAL MATTERS

         Certain legal matters related to this offering will be passed upon for us by our counsel, Dunn Swan & Cunningham, A Professional Corporation, Oklahoma City, Oklahoma.

                                     EXPERTS

         The consolidated balance sheets of Advantage Marketing Systems, Inc. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of income, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE TO FIND ADDITIONAL INFORMATION

         We have filed a registration statement on Form SB-2 (No. 333-47801) of which this prospectus is a part, under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, Washington, D.C., with respect to the participation interests. As permitted by the rules and regulations, this prospectus does not contain all of the information set forth in the registration statement, including the exhibits thereto. The statements contained in this prospectus as to the contents of any contract or other document referenced herein are not necessarily complete. In each instance, if the contract or document was filed or incorporated by reference as an exhibit to the registration statement, reference is made to the contract or other document filed or incorporated by reference as an exhibit to the registration statement. Accordingly, each such reference made to the contract or other document is qualified in all respects by such reference. The registration statement (including the exhibits thereto) may be inspected without charge at the office of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois

60661. Copies of the registration statement and the exhibits and schedules thereto may be obtained from the Commission at such offices, upon payment of prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. We will provide without charge to each person who receives this prospectus, upon written or oral request, a copy of any information incorporated by reference in this prospectus (excluding exhibits to information incorporated by reference unless such exhibits are themselves specifically incorporated by reference). Such requests should be directed to Advantage Marketing Systems, Inc. at 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293, telephone: (405) 842-0131.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") as a "small business issuer" as defined under Regulation S-B promulgated under the 1933 Act. In accordance with the 1934 Act, we file reports and other information with the Commission (File No. 001-13343), and such reports and other information can be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Section of the Commission in Washington, D.C.

         We distribute to our shareholders annual reports containing consolidated financial statements audited by our independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited condensed consolidated financial information. Such requests should be directed to Advantage Marketing Systems, Inc. at 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293, telephone: (405) 842-0131.

                          INDEX TO FINANCIAL STATEMENTS
               ADVANTAGE MARKETING SYSTEMS, INC. AND SUBSIDIARIES

                                                                                                      Page
                                                                                                      ----
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

         Condensed Consolidated Balance Sheets as of June 30, 1999 and December 31, 1998 (Unaudited) ..F-2

         Condensed Consolidated Statements of Income for the Six Months Ended
                  June 30, 1999 and 1998 (Unaudited)...................................................F-3

         Condensed Consolidated Statements of Cash Flows for the Six Months Ended
                  June 30, 1999 and 1998 (Unaudited)...................................................F-4

         Notes to Condensed Consolidated Financial Statements for the Six Months Ended
                  June 30, 1999 and 1998 (Unaudited)...................................................F-5

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:

         Independent Auditors' Report ................................................................F-10

         Consolidated Balance Sheets as of December 31, 1998 and 1997.................................F-11

         Consolidated Statements of Income for Years Ended December 31, 1998, 1997 and 1996...........F-12

         Consolidated Statements of Stockholders' Equity (Deficiency) for Years Ended
                  December 31, 1998, 1997 and 1996....................................................F-13

         Consolidated Statements of Cash Flows for Years Ended December 31, 1998, 1997 and 1996.......F-14

         Notes to Consolidated Financial Statements for Years Ended December 31, 1998, 1997 and 1996..F-15

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                       JUNE 30, 1999 AND DECEMBER 31, 1998
                                   (UNAUDITED)

                                                                                               June 30,        December 31,
                                                                                                 1999              1998
                                                                                            ------------       ------------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ..............................................................  $  6,071,642       $  5,289,217
  Receivables - net of allowance of $41,989 and $36,604, respectively ....................       310,147            263,503
  Receivable from affiliate ..............................................................       259,701            293,936
  Inventory ..............................................................................       768,414          1,009,998
  Deferred income taxes ..................................................................            --             93,496
  Other assets ...........................................................................       132,905            100,345
                                                                                            ------------       ------------
              Total current assets .......................................................     7,542,809          7,050,495
RECEIVABLES ..............................................................................       161,879            129,440
PROPERTY AND EQUIPMENT, Net ..............................................................     1,301,320          1,090,280
GOODWILL, Net ............................................................................     1,672,280          1,725,734
COVENANTS NOT TO COMPETE, Net ............................................................       474,265            511,685
DEFERRED INCOME TAXES ....................................................................            --             95,277
OTHER ASSETS .............................................................................       106,323            114,572
                                                                                            ------------       ------------
TOTAL ....................................................................................  $ 11,258,876       $ 10,717,483
                                                                                            ------------       ------------
                                                                                            ------------       ------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable .......................................................................  $    234,458       $     60,172
  Accrued commissions and bonuses ........................................................       245,630            156,174
  Accrued other expenses .................................................................       362,930            277,651
  Accrued sales tax liability ............................................................       352,707            616,735
  Notes payable ..........................................................................            --             29,476
  Capital lease obligations ..............................................................        68,603             87,105
                                                                                            ------------       ------------
              Total current liabilities ..................................................     1,264,328          1,227,313
LONG-TERM LIABILITIES:
  Notes payable ..........................................................................            --             94,311
  Capital lease obligations ..............................................................       138,890            173,247
  Deferred income taxes ..................................................................         7,000                 --
                                                                                            ------------       ------------
               Total liabilities .........................................................     1,410,218          1,494,871
                                                                                            ------------       ------------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY:
  Preferred stock - $.0001 par value; authorized 5,000,000 shares; none issued . .........            --                 --
  Common stock - $.0001 par value; authorized 495,000,000 shares;
   issued 4,275,514 shares; outstanding 4,141,014 shares .................................           428                428
  Paid-in capital ........................................................................    10,232,706         10,180,106
  Notes receivable for exercise of options ...............................................       (63,960)           (63,960)
  Retained earnings (accumulated deficit) ................................................        57,355           (516,091)
                                                                                            ------------       ------------
                 Total capital and retained earnings (accumulated deficit) ...............    10,226,529          9,600,483
  Less cost of treasury stock (134,500 shares, common) ...................................      (377,871)          (377,871)
                                                                                            ------------       ------------
                Total stockholders' equity ...............................................     9,848,658          9,222,612
                                                                                            ------------       ------------
TOTAL ....................................................................................  $ 11,258,876       $ 10,717,483
                                                                                            ------------       ------------
                                                                                            ------------       ------------

            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                   (UNAUDITED)


                                                              SIX MONTHS ENDED
                                                                   JUNE 30,
                                                         --------------------------
                                                            1999            1998
                                                         ----------      ----------
Net sales .............................................  $9,926,596      $5,870,023
Cost of sales .........................................   6,851,700       3,791,236
                                                         ----------      ----------
    Gross profit ......................................   3,074,896       2,078,787
Marketing, distribution and administrative expenses ...   2,363,212       1,750,924
                                                         ----------      ----------
    Income from operations ............................     711,684         327,863
Other income:
Interest, net .........................................     152,772         139,236
Other income ..........................................          --          40,720
                                                         ----------      ----------
    Total other income ................................     152,772         179,956
                                                         ----------      ----------
INCOME BEFORE TAXES ...................................     864,456         507,819
TAX EXPENSE ...........................................     291,010         193,051
                                                         ----------      ----------
NET INCOME ............................................  $  573,446      $  314,768
                                                         ----------      ----------
                                                         ----------      ----------
Net income per common share ...........................  $      .14      $      .07
                                                         ----------      ----------
                                                         ----------      ----------
Net income per common share - assuming dilution .......  $      .13      $      .07
                                                         ----------      ----------
                                                         ----------      ----------
Weighted average common shares outstanding ............   4,141,014       4,217,894
                                                         ----------      ----------
                                                         ----------      ----------
Weighted average common shares outstanding -
assuming dilution .....................................   4,570,855       4,596,763
                                                         ----------      ----------
                                                         ----------      ----------

            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                   (UNAUDITED)

                                                                                 JUNE 30,              JUNE 30,
                                                                                   1999                  1998
                                                                               -----------           -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ............................................................     $   573,446           $   314,768
   Adjustments to reconcile net income to net
      cash provided by operating activities:
       Depreciation and amortization .....................................         252,688               176,025
       Deferred taxes ....................................................         195,773               193,051
       Gain on sale of other assets ......................................              --               (35,920)
       Provision for bad debts ...........................................           5,385                    --
       Non cash compensation .............................................          52,600                    --
        Changes in assets and liabilities which provided (used) cash:
           Receivables and commission advances ...........................         (84,468)              (10,756)
           Inventory .....................................................         241,584                71,830
           Other assets ..................................................         (30,376)                   --
           Accounts payable and accrued expenses .........................          84,993               209,458
                                                                               -----------           -----------
               Net cash provided by operating activities .................       1,291,625               918,456
                                                                               -----------           -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment ....................................        (366,789)             (277,922)
   Advances to affiliate .................................................              --              (305,811)
   Repayment of receivable from affiliate ................................          34,235                54,780
   Purchase of other assets ..............................................              --              (100,498
                                                                               -----------           -----------)
                 Net cash used in investing activities ...................        (332,554)             (629,451)
                                                                               -----------           -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from notes payable ...........................................              --                37,727
   Purchases of treasury stock ...........................................              --              (243,673)
   Payment of deferred offering costs ....................................              --               (89,627)
   Principal payment on notes payable ....................................        (123,787)              (40,416)
   Principal payment on capital lease obligations ........................         (52,859)             (101,072)
                                                                               -----------           -----------
                 Net cash used in financing activities ...................        (176,646)             (437,061)
                                                                               -----------           -----------

NET INCREASE (DECREASE) IN CASH ..........................................         782,425              (148,056)
CASH AND CASH EQUIVALENTS, BEGINNING .....................................       5,289,217             5,775,276
                                                                               -----------           -----------
CASH AND CASH EQUIVALENTS, ENDING ........................................     $ 6,071,642           $ 5,627,220
                                                                               -----------           -----------
                                                                               -----------           -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest .................................     $    10,945           $    19,691
Cash paid during the period for income taxes .............................           8,000                    --
Noncash financing and investing activities:
    Property and equipment acquired by capital lease .....................              --                 4,389

            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                   (UNAUDITED)

1.       UNAUDITED INTERIM FINANCIAL STATEMENTS

         The unaudited condensed financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying condensed financial statements and related notes should be read in conjunction with the audited consolidated financial statements of the Company and notes thereto, for the year ended December 31, 1998.

         The information furnished reflects, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of the interim periods presented. Operating results of the interim period are not necessarily indicative of the amounts that will be reported for the year ending December 31, 1999.

2.       EARNINGS PER SHARE

         EARNINGS PER SHARE - Earnings per common share is computed based upon net income divided by the weighted average number of common shares outstanding during each period. Earnings per common share - assuming dilution is computed based upon net income divided by the weighted average number of common shares outstanding during each period adjusted for the effect of dilutive potential common shares calculated using the treasury stock method. The following is a reconciliation of the common shares used in the calculations of earnings per common share and earnings per common share - assuming dilution:

                                                                           INCOME         SHARES      PER SHARE
                                                                        (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                                        -----------    -------------  ---------
     Weighted average common shares outstanding:
     For the six months ended June 30, 1999:
        Earnings per common share:
          Income available to common stockholders..................       $573,446       4,141,014        $.14
        Earnings per common share - assuming dilution:                                                ---------
           Options.................................................             --         429,841
                                                                        -----------    -------------
          Income available to common stockholders plus assumed
           conversions.............................................       $573,446       4,570,855        $.13
                                                                        -----------    -------------  ---------
     For the six months ended June 30, 1998:
        Earnings per common share:
          Income available to common stockholders..................       $314,768       4,217,894        $.07
        Earnings per common share - assuming dilution:                                                ---------
           Options.................................................             --         378,869
                                                                        -----------    -------------
          Income available to common stockholders plus assumed
           conversions.............................................       $314,768       4,596,763        $.07
                                                                        -----------    -------------  ---------

         Options to purchase 130,358 shares of common stock ranging from $2.80 to $3.60 per share and 130,000 shares of common stock ranging from $3.60 to $6.00 per share were outstanding at June 30, 1999 and 1998, respectively, but were not included in the computation of earnings per common share -assuming dilution because the options' exercise prices were greater than the average market price of the common shares.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                   (UNAUDITED)

         Warrants to purchase 1,962,211 shares ranging from $3.40 to $5.40 were outstanding at June 30, 1999 and 1998, but were not included in the computation of earnings per common share - assuming dilution because the warrants' exercise prices were greater than the average market price of the common shares.

3.       STOCKHOLDERS' EQUITY

         COMMON STOCK - On March 4, 1998, the Company announced it's intent to repurchase up to $1 million of the Company's Common Stock in the open market for cash. In connection with such repurchase, the Company filed with the Securities and Exchange Commission pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934, as amended, an Issuer Tender Offer Statement on March 4, 1998. As of December 31, 1998, the Company had repurchased 134,500 shares of the Common Stock at a total cost of $377,871. The Company has ceased making repurchases and the last repurchase was made December 31, 1998.

         The Company's policy is to retain earnings to support the expansion of its operations. The Board of Directors of the Company does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any future cash dividends will depend on future earnings, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors.

         COMMON STOCK OPTIONS AND OTHER WARRANTS - The following table summarizes the Company's stock option and other warrant activity for the six months ended June 30, 1999:


                                                            SIX          WEIGHTED-
                                                          MONTHS         AVERAGE
                                                           ENDED         EXERCISE
                                                      JUNE 30, 1999      PRICE
                                                      -------------      ---------
          Options and other warrants
             outstanding, beginning of period........    1,543,322          $2.09


          Options and other warrants
              issued during the period...............      168,711           2.39

          Options and other warrants
              canceled during the period.............       (4,000)          2.70
                                                      -------------
          Options and other warrants
              outstanding, end of period.............    1,708,033          $2.12
                                                      -------------
                                                      -------------


         COMMON STOCK WARRANTS - The following table summarizes the Company's common stock warrants and their activity for the six months ended June 30, 1999 and 1998:

                                                                  WARRANTS
                                                                 ISSUED AND     EXERCISE
                                                                 OUTSTANDING      PRICE         EXERCISE PERIOD
                                                                 -----------    ---------     -------------------
           June 30, 1999 and 1998:
              1997-A  Warrants.................................      337,211      $3.40       01/31/97 - 11/06/02
                                                                   ---------
                                                                   ---------
              Redeemable Common Stock Purchase Warrants........    1,495,000      $3.40       11/06/97 - 11/06/02
                                                                   ---------
                                                                   ---------
              Underwriters' Warrants ..........................      130,000      $5.40       11/12/98 - 11/12/02
                                                                   ---------
                                                                   ---------

         Each warrant entitles the holder to purchase one share of common stock. As of January 8, 1998, the Company reduced the exercise price of the 1997-A Warrants from $12.00 to $3.40 and extended the exercise period from January 31, 1999 to November 6, 2002, to correspond more closely to the terms of the Redeemable Common Stock Purchase Warrants.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                   (UNAUDITED)

         As of January 6, 1998, the exercise price of the Redeemable Common Stock Purchase Warrants was adjusted from $5.40 to $3.40.

         There was no expense recognized in the Company's financial statements relating to either of the warrant exercise price reductions as the changes only affected allocations of additional paid-in capital because the Redeemable Common Stock Purchase Warrants and the 1997-A Warrants were issued in conjunction with equity offerings of the Company. The reduced exercise prices exceeded the market value of the Company's common stock on the date of the reduction.

         The Redeemable Common Stock Purchase Warrants are subject to redemption by the Company at $0.25 per warrant. All of the outstanding Redeemable Common Stock Purchase Warrants must be redeemed if any are redeemed. The Company may redeem the 1997-A Warrants for $0.0001 per warrant. Any redemption of unexercised 1997-A Warrants would be for all such outstanding warrants. The Underwriters' Warrants were issued in connection with the sale of common stock and Redeemable Warrants in November 1997 and were in addition to other fees paid to the underwriters. The Underwriters' Warrants entitle the holder to purchase one unit consisting of one share of the Company's common stock and one Redeemable Common Stock Purchase Warrant.

4.       STOCK OPTION PLAN

         During 1995, the Company approved the 1995 Stock Option Plan (the "Plan"). Under this Plan, options available for grant can consist of
         (i) nonqualified stock options, (ii) nonqualified stock options with stock appreciation rights attached, (iii) incentive stock options, and
         (iv) incentive stock options with stock appreciation rights attached. The Company has reserved 1,125,000 shares of the Company's common stock $.0001 par value, for the Plan. The Plan limits participation to employees, independent contractors, and consultants. Nonemployee directors are excluded from Plan participation. The option price for shares of stock subject to this Plan is set by the Stock Option Committee of the Board of Directors at a price not less than 85% of the market value of the stock on the date of grant. No stock options may be exercised within six months from the date of grant, unless under a Plan exception, nor more than ten years after the date of grant. The Plan provides for the grant of stock appreciation rights, which allow the holder to receive in cash, stock or combination thereof, the difference between the exercise price and the fair value of the stock at date of exercise. The fair value of stock appreciation rights is charged to compensation expense. The stock appreciation right is not separable from the underlying stock option or incentive stock option originally granted and can only be exercised in tandem with the stock option. No stock appreciation rights are attached to any options outstanding. During the six months ended June 30, 1999 and 1998, the Company issued 68,711 and 24,750 options, respectively, under the Plan. At June 30, 1999 and 1998, the Company had 1,708,033 and 1,414,333, respectively, stock options outstanding of which only 506,300 and 198,600, respectively, were issued pursuant to the plan.

5.       RELATED PARTIES

         During the six months ended June 30, 1999 and 1998, the Company received $3,253 and $3,586, respectively, from Pre-Paid Legal Services, Inc., a shareholder, for commissions on sales of memberships for the services provided by Pre-Paid Legal Services, Inc.

         During 1995, John W. Hail, an affiliate, entered into lease agreements covering telephone equipment and related software and requiring monthly rental payments. Such equipment and software are utilized exclusively by the Company. During the six months ended June 30, 1998, the Company made aggregate monthly payments pursuant to such lease agreements of $9,714. As of December 31, 1998 the leases had been paid in full.

                          ADVANTAGE MARKETING SYSTEMS, INC.
                                  AND SUBSIDIARIES

            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                    (UNAUDITED)


         On October 8, 1998, John W. Hail voluntarily surrendered an option to purchase 100,000 shares of the Company's common stock for $2.70 per share with an expiration date of May 20, 2007 in exchange for an option having the same terms other than an exercise price of $1.75 per share of common stock, which was equal to the fair value of the common stock on the date of exchange. These options became exercisable on April 8, 1999.

         During the six months ended June 30, 1999 and 1998, the Company paid Curtis H. Wilson, Sr., sales commissions of $49,308 and $19,245, respectively. These commissions were based upon purchases by Mr. Wilson and his downline distributors in accordance with the Company's network marketing program in effect at the time of the sales.

         During the first quarter of 1998, the Company agreed to loan John W. Hail, an affiliate, up to $250,000. Subsequently, the Company agreed to loan up to an additional $75,000. The loans are secured, bear interest at 8% per annum, and were due on March 31, 1999. The loans were extended until March 31, 2000. As of June 30, 1999, the balance due on these loans was $259,701 plus accrued interest. The loans and extension were unanimously approved by the Company's board of directors.

6.       COMMITMENTS AND CONTINGENCIES

         RECENT REGULATORY DEVELOPMENTS - A significant portion of the Company's net sales has been, and is expected to continue to be, dependent upon the Company's AM-300 product. The Company's net sales of AM-300 represented 67.5% and 42.9% of net sales for the six months ended June 30, 1999 and 1998, respectively. One of the herbal ingredients in AM-300 is ephedra concentrate, which contains naturally occurring ephedrine. Ephedrine products have been the subject of adverse publicity in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. Currently, the Company offers AM-300 only in the United States (except in certain states in which regulations may prohibit or restrict the sale of such product). On April 10, 1996, the Food and Drug Administration ("FDA") issued a statement warning consumers not to purchase or ingest natural sources of ephedrine within dietary supplements claiming to produce certain effects (none of which are claimed for the Company's product). On June 4, 1997, the FDA proposed a regulation which will, if it becomes effective as proposed, significantly limit the ability of the Company to sell AM-300 and any other weight management products which contain ephedra or ephedrine. If the FDA's proposed regulations were to become effective, management believes that the impact on the Company's financial statements would be a significant reduction in sales, cost of sales and marketing, distribution and administrative expenses and could result in material losses to the Company, but would not result in a significant increase in sales returns nor have a significant adverse effect on financial position.

         PRODUCT LIABILITY - The Company, like other marketers of products that are intended to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. Historically, the Company has relied upon its manufacturer's product liability insurance for coverage. The Company obtained product liability insurance coverage in its own name in 1997. The limits of this coverage are $4,000,000 per occurrence and $5,000,000 aggregate. The Company generally does not obtain contractual indemnification from parties manufacturing its products. However, all of the manufacturers of the Company's products carry product liability insurance which covers the Company's products. The Company has agreed to indemnify Tinos, L.L.C., the licensor of Choc-Quilizer, against any product liability claims arising from the Choc-Quilizer product marketed by the Company, and the Company has agreed to indemnify Chemins against claims arising from claims made by the Company's

                          ADVANTAGE MARKETING SYSTEMS, INC.
                                  AND SUBSIDIARIES

            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)
                    FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                    (UNAUDITED)


         distributors for products manufactured by Chemins and marketed by the Company. Although the Company has never had a product liability claim, such claims against the Company could result in material losses to the Company.

7.       DISTRIBUTOR STOCK PURCHASE PLAN

         On March 11, 1998, the Company filed a Registration Statement, file number 333-47801, with the Securities and Exchange Commission pursuant to which the Company registered 5,000,000 stock purchase plan participation interests ("Participation Interests") in the Advantage Marketing Systems, Inc. 1998 Distributor Stock Purchase Plan (the "Plan"). The Participation Interests will be offered to the distributors of the Company's products and services ("Eligible Persons") in lots of five Participation Interests. An Eligible Person electing to participate in the Plan (a "Participant") is entitled through purchase of the Participation Interests to purchase in the open market through the Plan, shares of common stock, $.0001 par value per share (the "Common Stock"), previously issued by the Company. The Participation Interests are non-transferable; therefore, a market for the Participation Interests will not develop. The proceeds from sale of the Participation Interests represent the Participants' contributions to the Plan which are used to purchase the Common Stock and are not placed into escrow pending purchase of the Common Stock. Other than an annual service fee of $5.00 per Participant and a transaction fee of $1.25 per month, the Company does not receive any proceeds from the purchase of the Common Stock by the Plan. The offering price of each Participation Interest is $1.00, and each Eligible Person will be required initially to purchase a minimum of 25 Participation Interests upon electing to participate in the Plan. There is no minimum amount of sales of Participation Interests required. The Registration Statement became effective February 19, 1999 under the Securities Act of 1933, as amended.


                                   * * * * * *

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Advantage Marketing Systems, Inc. and Subsidiaries
Oklahoma City, Oklahoma



We have audited the accompanying consolidated balance sheets of Advantage Marketing Systems, Inc. and subsidiaries (the "Company") as of December 31, 1998, and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP


Oklahoma City, Oklahoma
March 19, 1999

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997



                                     ASSETS                                           1998                   1997
                                                                                  ------------           ------------
CURRENT ASSETS:
  Cash and cash equivalents ....................................................  $  5,289,217           $  5,775,276
  Receivables - net of allowance of $36,604 and $25,800, respectively ..........       263,503                184,915
  Receivable from affiliate ....................................................       293,936                 14,124
  Commission advances ..........................................................            --                 59,268
  Inventory ....................................................................     1,009,998                812,125
  Deferred income taxes ........................................................        93,496                 85,224
  Other assets .................................................................       100,345                 68,432
                                                                                  ------------           ------------
              Total current assets .............................................     7,050,495              6,999,364
RECEIVABLES ....................................................................       129,440                 15,079
RECEIVABLE FROM AFFILIATE ......................................................            --                 40,656
PROPERTY AND EQUIPMENT, Net ....................................................     1,090,280                695,896
GOODWILL, Net ..................................................................     1,725,734              1,700,909
COVENANTS NOT TO COMPETE, Net ..................................................       511,685                518,791
DEFERRED INCOME TAXES ..........................................................        95,277                354,693
OTHER ASSETS ...................................................................       114,572                 10,918
                                                                                  ------------           ------------
TOTAL ..........................................................................  $ 10,717,483           $ 10,336,306
                                                                                  ------------           ------------
                                                                                  ------------           ------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable .............................................................  $     60,172           $    202,220
  Accrued commissions and bonuses ..............................................       156,174                325,077
  Accrued other expenses .......................................................       277,651                183,921
  Accrued sales tax liability ..................................................       616,735                     --
  Notes payable ................................................................        29,476                 26,304
  Capital lease obligations ....................................................        87,105                118,801
                                                                                  ------------           ------------
              Total current liabilities ........................................     1,227,313                856,323
LONG-TERM LIABILITIES:
  Notes payable ................................................................        94,311                 82,440
  Capital lease obligations ....................................................       173,247                221,148
                                                                                  ------------           ------------
               Total liabilities ...............................................     1,494,871              1,159,911
                                                                                  ------------           ------------
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS' EQUITY:
  Preferred stock - $.0001 par value; authorized 5,000,000 shares; none issued..            --                     --
  Common stock - $.0001 par value; authorized 495,000,000 shares;
   issued 4,275,514 and 4,249,383 shares; outstanding 4,141,014 and 4,249,383
   shares, respectively ........................................................           428                    425
  Paid-in capital ..............................................................    10,180,106             10,180,109
  Notes receivable for exercise of options .....................................       (63,960)               (74,000)
  Accumulated deficit ..........................................................      (516,091)              (930,139)
                                                                                  ------------           ------------
                 Total capital and accumulated deficit .........................     9,600,483              9,176,395
  Less cost of treasury stock (134,500 shares, common) .........................      (377,871)                    --
                                                                                  ------------           ------------
                Total stockholders' equity .....................................     9,222,612              9,176,395
                                                                                  ------------           ------------
TOTAL ..........................................................................  $ 10,717,483           $ 10,336,306
                                                                                  ------------           ------------
                                                                                  ------------           ------------

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                            1998                   1997                  1996
                                                                        ------------           ------------          ------------
Net sales .......................................................       $ 13,287,824           $ 10,192,227          $  6,155,073
Cost of sales ...................................................          8,999,229              7,271,660             4,265,905
                                                                        ------------           ------------          ------------
    Gross profit ................................................          4,288,595              2,920,567             1,889,168
Marketing, distribution and administrative expenses .............          3,548,772              2,792,879             1,561,753
                                                                        ------------           ------------          ------------
    Income from operations ......................................            739,823                127,688               327,415
Other income (expense):
Interest, net ...................................................            309,908                 34,017               (10,538)
Other income ....................................................             39,280                 28,017                 8,667
Settlement of additional tax liability (Note12) .................           (421,623)                    --                    --
                                                                        ------------           ------------          ------------
    Total other income (expense) ................................            (72,435)                62,034                (1,871)
                                                                        ------------           ------------          ------------
INCOME BEFORE TAXES .............................................            667,388                189,722               325,544
TAX EXPENSE (BENEFIT) ...........................................            253,340                 59,696              (499,613)
                                                                        ------------           ------------          ------------
NET INCOME ......................................................       $    414,048           $    130,026          $    825,157
                                                                        ------------           ------------          ------------
                                                                        ------------           ------------          ------------
Net income per common share .....................................       $        .10           $        .05          $        .39
                                                                        ------------           ------------          ------------
                                                                        ------------           ------------          ------------
Net income per common share - assuming  dilution ................       $        .09           $        .04          $        .26
                                                                        ------------           ------------          ------------
                                                                        ------------           ------------          ------------
Weighted average common shares outstanding ......................          4,191,760              2,751,771             2,135,097
                                                                        ------------           ------------          ------------
                                                                        ------------           ------------          ------------
Weighted average common shares outstanding - assuming dilution ..          4,503,411              3,762,642             3,203,485
                                                                        ------------           ------------          ------------
                                                                        ------------           ------------          ------------



                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                            NOTES
                                                                          RECEIVABLE                                    TOTAL
                                        SHARES     COMMON     PAID-IN    FOR EXERCISE   ACCUMULATED    TREASURY    STOCKHOLDERS'
                                     (SEE NOTE 4)  STOCK      CAPITAL     OF OPTIONS      DEFICIT       STOCK          EQUITY
                                     ------------  ------  ------------  ------------  ------------    --------    -------------
BALANCE,
 JANUARY 1, 1996 ..................... 2,137,012   $ 212   $  1,859,882   $      --    $ (1,885,322)   $      --    $    (25,228)
Issuance of stock for Miracle
  Mountain International, Inc.
  acquisition ........................    20,000       2        119,998          --              --           --         120,000

Warrants exercised ...................       250      --          1,500          --              --           --           1,500

Net income ...........................        --      --             --          --         825,157           --         825,157
                                     ------------  ------  ------------  ------------  ------------    --------    -------------
BALANCE,
  DECEMBER 31, 1996 .................. 2,157,262     214      1,981,380          --      (1,060,165)          --         921,429


Issuance of stock for
  Chambre' acquisition ...............    14,000       1         83,999          --              --           --          84,000

Warrants and rights offering,
  net ................................   337,211      34      1,831,247          --              --           --       1,831,281

Issuance of stock for
  SNSI acquisition ...................   125,984      13        799,987          --              --           --         800,000

Options exercised for cash ...........    46,945       4         79,996          --              --           --          80,000

Options exercised by tendering
  mature shares, net .................    26,731       4             (4)         --              --           --              --

Options exercised by issuance
  of note ............................    46,250       5         73,995     (74,000)             --           --              --

Common stock offering, net ........... 1,495,000     150      5,329,509          --              --           --       5,329,659

Net income ...........................        --      --             --          --         130,026           --         130,026
                                     ------------  ------  ------------  ------------  ------------    --------    -------------

BALANCE,
  DECEMBER 31, 1997 .................. 4,249,383     425     10,180,109     (74,000)       (930,139)          --       9,176,395

Payments on notes receivable .........        --      --             --      10,040              --           --          10,040

Options exercised by tendering
  mature shares, net .................    26,131       3             (3)         --              --           --              --

Purchases of treasury stock, at cost .  (134,500)     --             --          --              --     (377,871)       (377,871)

Net income ...........................        --      --             --          --         414,048           --         414,048
                                     ------------  ------  ------------  ------------  ------------    --------    -------------

BALANCE,
  DECEMBER 31, 1998 .................. 4,141,014   $ 428   $ 10,180,106   $ (63,960)   $   (516,091)   $(377,871)   $  9,222,612
                                     ------------  ------  ------------  ------------  ------------    --------    -------------
                                     ------------  ------  ------------  ------------  ------------    --------    -------------

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                               1998              1997              1996
                                                                           -----------       -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ...........................................................  $   414,048       $   130,026       $   825,157
   Adjustments to reconcile net income to net
      cash provided by (used in) operating activities:
        Depreciation and amortization ...................................      387,160           251,443            65,993
        Deferred taxes ..................................................      251,144            59,696          (499,613)
        Provision for bad debts .........................................       10,804                --             4,319
        Write-off of deferred offering costs ............................           --                --            15,000
        Gain on sale of assets ..........................................      (35,329)          (18,671)           (1,572)
        Changes in assets and liabilities which provided (used) cash:
           Receivables and commission advances ..........................     (144,485)         (167,192)          (80,139)
           Inventory ....................................................     (197,873)         (722,806)         (119,324)
           Other assets .................................................      (23,179)          269,946                --
           Accounts payable and accrued expenses ........................      579,964            78,971           216,600
                                                                           -----------       -----------       -----------
                Net cash provided by (used in) operating activities .....    1,242,254          (118,587)          426,421
                                                                           -----------       -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment ..................................     (547,592)         (312,709)          (66,675)
   Receivable from affiliate ............................................     (293,936)               --           (22,000)
   Proceeds from sale of assets .........................................      125,340            40,196             1,700
   Repayment of receivable from affiliate ...............................       54,780            13,042             6,141
   Purchase of Miracle Mountain International, Inc. .....................           --                --           (56,103)
   Purchase of Chambre International, Inc. ..............................           --           (51,340)               --
   Purchase of assets pursuant to SNSI Asset Purchase ...................           --        (1,274,441)               --
   Purchase of ToppMed, Inc. Assets .....................................     (192,000)               --                --
   Purchase of other assets .............................................     (142,875)         (106,803)               --
                                                                           -----------       -----------       -----------
                 Net cash used in investing activities ..................     (996,283)       (1,692,055)         (136,937)
                                                                           -----------       -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock ...............................           --         8,284,357             1,500
   Proceeds from notes payable ..........................................       62,727           114,259                --
   Purchases of treasury stock ..........................................     (377,871)               --                --
   Payment of deferred offering costs ...................................     (180,450)         (862,967)         (125,400)
   Repayments of notes receivable for exercise of stock options .........       10,040                --                --
   Payment on notes payable - stockholders ..............................           --                --           (81,929)
   Payment on notes payable .............................................      (47,684)          (34,010)           (8,445)
   Principal payment on capital lease obligations .......................     (198,792)          (85,290)          (17,728)
                                                                           -----------       -----------       -----------
                 Net cash (used in) provided by financing activities ....     (732,030)        7,416,349          (232,002)
                                                                           -----------       -----------       -----------

NET INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS ...................     (486,059)        5,605,707            57,482
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ............................    5,775,276           169,569           112,087
                                                                           -----------       -----------       -----------
CASH AND CASH EQUIVALENTS, END OF YEAR ..................................  $ 5,289,217       $ 5,775,276       $   169,569
                                                                           -----------       -----------       -----------
                                                                           -----------       -----------       -----------

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         ADVANTAGE MARKETING SYSTEMS, INC.
                                 AND SUBSIDIARIES

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION- The consolidated financial statements include the accounts of Advantage Marketing Systems, Inc. and its wholly owned subsidiaries, Miracle Mountain International, Inc. and Chambre' International, Inc. (the "Company"). All significant intercompany accounts have been eliminated.

         NATURE OF BUSINESS - The Company markets a product line of consumer oriented products in the weight management, dietary supplement and personal care categories that are produced by various manufacturers. The Company sells its product line through a network of full and part-time independent distributors developed by the Company.

         The Company also sells supplies and materials to its independent distributors.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         REVENUE RECOGNITION - The Company recognizes revenue upon shipment of products, training aids and promotional material to the independent distributors.

         SALES RETURNS - All of the Company's products include a customer satisfaction guarantee. Company products may be returned within 30 days of purchase for a full refund or credit toward the purchase of another Company product. The Company also has a buy-back policy where by it will repurchase products sold to an independent distributor (subject to a restocking fee) provided that the distributor terminates his/her distributorship agreement with the Company and returns the product within 12 months of original purchase in marketable condition. For the years ended December 31, 1998, 1997 and 1996, the cost of products returned to the Company are included in net sales and was two, three and four percent of gross sales, respectively.

         ADVERTISING - The Company expenses advertising as incurred. Total advertising expense for 1998, 1997, and 1996 was $16,459, $28,416 and $26,410, respectively.

         CASH AND CASH EQUIVALENTS - Cash and cash equivalents consist of cash in banks and all short term investments with initial maturities of three months or less.

         INVENTORY - Inventory consists of consumer product inventory and training and promotional material such as video tapes, cassette tapes and paper supplies held for sale to customers and independent distributors. Inventory is stated at the lower of cost or market. Cost is determined on a first-in, first-out method.

         INTANGIBLES - Intangible assets consist of goodwill and covenants not to compete. Goodwill represents the excess of cost over the fair value of the net assets acquired pursuant to the Miracle Mountain International, Inc. ("MMI"), Chambre' International, Inc. ("CII"), Stay 'N Shape International, Inc. ("SNSI") and ToppMed, Inc. ("TI") acquisitions. The Company amortizes goodwill from the acquisition of MMI over seven years and from the acquisitions of CII, SNSI, and TI over twenty years. Covenants not to compete are being amortized over the life of the contracts. The net amount of goodwill arising from the MMI, CII, SNSI and TI acquisitions at December 31, 1998 was $75,186, $162,140, $1,363,075 and

                         ADVANTAGE MARKETING SYSTEMS, INC.
                                 AND SUBSIDIARIES

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


         $125,333, respectively. The net amount of goodwill arising from the MMI, CII and SNSI acquisitions at December 31, 1997 was $92,208, $171,107 and $1,437,594, respectively. Goodwill amortization for the years ended December 31, 1998, 1997 and 1996 was $103,175, $78,026 and
         $9,930, respectively. Covenant amortization for the years ended December 31, 1998, 1997 and 1996, was $71,106, $53,431 and $7,778,
         respectively.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost or, in the case of leased assets under capital leases, at the fair value of the leased property and equipment, less accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets of three to seven years. Assets under capital leases and leasehold improvements are amortized over the lesser of the term of the lease or the life of the asset.

         LONG-LIVED ASSETS - Management of the Company assesses recoverability of its long-lived assets, including goodwill, whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable through future cash flows generated by that asset. Recoverability is assessed and measured on long-lived assets using an estimate of the undiscounted future cash flows attributable to the asset. Impairment is measured based on future cash flows discounted at an appropriate rate.

         FAIR VALUE DISCLOSURE - The Company's financial instruments include cash and cash equivalents, receivables, short-term payables, notes payable and capital lease obligations. The carrying amounts of cash and cash equivalents, receivables and short-term payables approximate fair value due to their short-term nature. The carrying amounts of notes payable and capital lease obligations approximate fair value based on borrowing rates currently available to the Company.

         EARNINGS PER SHARE - In 1997, the Company adopted the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, and has restated earnings per share for all periods presented in accordance with that Statement. Earnings per common share is computed based upon net income divided by the weighted average number of common shares outstanding during each period. Earnings per common share - assuming dilution is computed based upon net income divided by the weighted average number of common shares outstanding during each period adjusted for the effect of dilutive potential common shares calculated using the treasury stock method. The following is a reconciliation of the common shares used in the calculations of earnings per common share and earnings per common share - assuming dilution:


                                                                              INCOME           SHARES          PER SHARE
                                                                            (NUMERATOR)     (DENOMINATOR)        AMOUNT
                                                                            -----------     -------------      ---------

          Weighted average common shares outstanding:
          For the year ended December 31, 1998:
            Earnings per common share:
              Income available to common stockholders ....................   $ 414,048        4,191,760        $   .10
                                                                                                               -------
            Earnings per common share - assuming dilution:
               Options                                                              --          311,651
                                                                             ----------      ----------
               Income available to common stockholders plus assumed
                        conversions ......................................   $ 414,048        4,503,411        $   .09
                                                                             ----------      ----------
         For the year ended December 31, 1997:
            Earnings per common share:
               Income available to common stockholders ...................   $ 130,026        2,751,771       $   .05
                                                                                                               -------
          Earnings per common share - assuming dilution:
               Options....................................................          --          825,061

                         ADVANTAGE MARKETING SYSTEMS, INC.
                                 AND SUBSIDIARIES

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                                                    Income           Shares         Per Share
                                                                                  (Numerator)     (Denominator)       Amount
                                                                                  -----------     -------------      --------
               Warrants ........................................................          --          185,810
                                                                                   ----------      ----------
               Income available to common stockholders plus assumed
                        conversions ............................................   $ 130,026        3,762,642        $   .04
                                                                                                                     -------
         For the year ended December 31, 1996:

            Earnings per common share:
              Income available to common stockholders ..........................   $ 825,157        2,135,097        $   .39
                                                                                                                     -------
            Earnings per common share - assuming dilution:
               Options .........................................................          --          990,379
               Warrants ........................................................          --           78,009
                                                                                   ----------      ----------
              Income available to common stockholders plus assumed
                        conversions ............................................   $ 825,157        3,203,485        $   .26
                                                                                   ----------      ----------        -------


         Options to purchase 130,358 shares of common stock ranging from $2.80 to $3.60 per share and 5,000 shares of common stock at $6.00 per share were outstanding at December 31, 1998 and 1997, respectively, but were not included in the computation of earnings per common share - assuming dilution because the options' exercise price was greater than the average market price of the common shares. There were no antidilutive options to purchase shares of common stock at December 31, 1996.

         Warrants to purchase 1,962,211 shares of common stock ranging from $3.40 to $5.40 and 525,860 shares of common stock at $8.00 were outstanding at December 31, 1998 and 1996, respectively, but were not included in the computation of earnings per common share - assuming dilution because the warrants' exercise price was greater than the average market price of the common shares. There were no antidilutive warrants to purchase shares of common stock at December 31, 1997.

         RECENTLY ISSUED ACCOUNTING STANDARDS - In February 1998, the FASB issued SFAS No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS, which revises employers' disclosures about pension and other postretirement benefit plans. The new statement will not have any impact on the Company's consolidated financial statements, as the Company does not offer postretirement benefits.

         In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments. The impact on the Company's consolidated financial statements from the adoption of SFAS No. 133 has not yet been determined. This statement is effective for all fiscal quarters beginning after June 15, 1999. The Company will adopt SFAS No. 133 on January 1, 2000 as required.

         INCOME TAXES - The Company uses an asset and liability approach to account for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences and carryforwards by applying enacted tax rates applicable to future years to differences between the financial statement amounts and the tax bases of existing assets and liabilities. A valuation allowance is established if, in management's opinion, it is more likely than not that some portion of the deferred tax asset will not be realized.

         RECLASSIFICATIONS - Certain reclassifications have been made to prior year balances to conform with the presentation for the current period.

2.       PROPERTY AND EQUIPMENT

         Property and equipment consists of the following at December 31:



                                                                                             1998            1997
                                                                                         -----------    -----------
         Office furniture, fixtures and equipment......................................  $1,466,273     $  954,293
         Vehicles.....................................................................      193,982        142,055
         Leasehold improvements.......................................................       38,936         34,388
                                                                                         -----------    -----------
                                                                                          1,699,191      1,130,736
         Accumulated depreciation and amortization....................................     (608,911)      (434,840)
                                                                                         -----------    -----------
         Total property and equipment, net............................................   $1,090,280     $  695,896
                                                                                         -----------    -----------


         Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $203,972, $119,986 and $48,285, respectively.

3.       LEASE AGREEMENTS

         During 1998 and 1997, the Company entered into various capital leases for office equipment. The lease terms range from 24 to 60 months. Additionally, annual lease rental payments for each lease range from $700 to $40,000 per year. The schedule of future minimum lease payments below reflects all payments under the leases.

         The property and equipment accounts include $422,616 and $449,540 for leases that have been capitalized at December 31, 1998 and 1997, respectively. Related accumulated amortization amounted to $128,338 and $109,591 at December 31, 1998 and 1997, respectively.

         The Company leases office and warehouse space under noncancellable operating leases.

         Future annual minimum lease payments under capital leases and noncancellable operating leases with initial or remaining terms of one year or more at December 31, 1998 are as follows:


                                                                   CAPITAL    OPERATING
                                                                   LEASES       LEASES       TOTAL
                                                                  --------    ---------     -------
         Year ending:
         1999................................................     $101,013     $145,426     $246,439
         2000................................................       71,212      151,844      223,056
         2001................................................       61,576      157,617      219,193
         2002................................................       26,206      161,450      187,656
         2003................................................       30,763       67,937       98,700
                                                                   -------     ---------    ---------
         Total minimum lease payments........................      290,770     $684,274     $975,044
                                                                               ---------    ---------
                                                                               ---------    ---------
         Less amount representing interest...................       30,418
                                                                  --------
         Present value of net minimum lease payments.........      260,352
         Less current portion................................       87,105
                                                                  --------
         Long-term capital lease obligations.................     $173,247
                                                                  --------
                                                                  --------


         Rental expense under operating leases for the years ended December 31, 1998, 1997 and 1996 was $147,166, $88,632 and $63,425, respectively.

4.
         STOCKHOLDERS' EQUITY

         COMMON STOCK - On March 4, 1998, the Company announced it's intent to repurchase up to $1 million of the Company's Common Stock in the open market for cash. In connection with such repurchase, the Company filed with the Securities and Exchange Commission pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934, as amended, an Issuer Tender Offer Statement on March 4, 1998. As of December 31, 1998, the Company has repurchased 134,500 shares of the Common Stock at a total cost of $377,871. The Company has ceased making repurchases and the last repurchase was made December 31, 1998.

         On January 31, 1997, the Company distributed, at no cost, 2,148,191 non-transferable rights ("Rights") to its shareholders of record on such date. Each of the Rights entitled the holder to purchase one unit (consisting of one share of Common Stock and one 1997-A Warrant) on or before March 17, 1997 for $6.80 per unit (the "Rights Offering"). Concurrently with the Rights Offering, the Company redeemed its outstanding Class A and Class B Common Stock Purchase Warrants (the "Public Warrants") for $.0008 per warrant (the "Warrant Redemption") effective on March 17, 1997. In connection with the Warrant Redemption, the Company modified the terms of the Public Warrants and offered to holders of the Public Warrants (the "Warrant Holders") the right to exercise each of the Public Warrants for the purchase of one unit (consisting of one share of Common Stock and one 1997-A Warrant), at an exercise price of $6.00 per unit (the "Warrant Modification Offering"). Proceeds to the Company from the Warrant Modification Offering and the Rights Offering (the "Offerings") were $2,154,357. Accumulated offering costs of $323,076 were charged against the proceeds of the Offerings. Pursuant to the Offerings, the Company issued in units 337,211 shares of Common Stock and 337,211 1997-A Warrants.

         On November 12, 1997, the Company sold 1,495,000 shares of Common Stock and 1,495,000 Redeemable Common Stock Purchase Warrants in units consisting of one share of Common Stock and one Redeemable Common Stock Purchase Warrant from which the Company received proceeds of $6,050,000. Accumulated offering costs of approximately $720,000 were charged against the proceeds of the offering (the "Units Offering").

         During 1997 in connection with the registration of the Units Offering, certain officers and shareholders agreed to certain escrow and lock-in arrangements required by the Oklahoma Department of Securities until November 6, 2000. The agreement encompasses 377,682 shares of the Company's common stock and stock options and warrants to purchase 674,500 shares of such common stock and does not permit the sale or disposition of such securities by these officers and shareholders. There are no conditions under which these shares of common stock, stock options and warrants would be required to be returned to the Company and they are treated as outstanding securities for purposes of the Company's earnings per share calculations.

         On October 29, 1996, the Board of Directors of the Company effected a one-for-eight reverse split of the Company's outstanding common stock, options and warrants. In addition, the number of the Company's outstanding options and warrants has been reduced by a factor of eight and their exercise price has been increased by a factor of eight pursuant to this action. This one-for-eight reverse split is reflected in the accompanying consolidated financial statements and footnotes on a retroactive basis.

         The Company's policy is to retain earnings to support the expansion of its operations. The Board of Directors of the Company does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any future cash dividends will depend on future earnings, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors.


         COMMON STOCK OPTIONS AND OTHER WARRANTS - During 1998, the Company granted 809,819 options at exercise prices ranging from $1.75 per share to $3.00 per share. Options were granted primarily for services rendered and to ensure the future availability of those services to the Company. A total of 418,819 of the options granted during 1998 are unexercisable at December 31, 1998 due to a six month vesting period. During 1998, 57,306 options were exercised for 31,025 mature shares. In addition, during this period 519,944 options with a weighted average exercise price of $2.32 per share were voluntarily surrendered and canceled by the Company in exchange for an equal number of options, with a weighted average exercise price of $1.82 and 128,830 other options were canceled without exchange for new options. The exercise price of the exchanged options was equal to the market value of the Company's stock on the date of exchange. There was no expense recognized in the Company's financial statements relating to the exchange. See Note 5 for the pro forma effects of SFAS 123 ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123").

         During 1997, the Company granted 493,100 options at exercise prices ranging from $2.70 per share to $6.00 per share. Options were granted primarily for services rendered and to ensure the future availability of those services to the Company. Options granted on December 26, 1997 have a six month vesting period. During 1997, 135,695 options were exercised of which 46,945, 42,500 and 46,250 were exercised for cash, 15,769 mature shares and notes receivable, respectively. In addition, during this period 319,250 options with a weighted average exercise price of $4.67 per share were voluntarily surrendered and canceled by the Company in exchange for an equal number of options, with an exercise price of $2.70 per share, 125,000 other warrants were canceled without exchange for new warrants or options and 2,499 options expired. The exercise price of the exchanged option was equal to the market value of the Company's stock on the date of exchange. There was no expense recognized in the Company's financial statements relating to the exchange. See Note 5 for the pro forma effects of SFAS 123.

         The following table summarizes the Company's stock option and other warrants activity for the years ended December 31, 1998, 1997 and 1996 (as restated for the one-for-eight reverse split in October 1996):


                                                           WEIGHTED                        WEIGHTED                       WEIGHTED
                                                           AVERAGE                         AVERAGE                        AVERAGE
                                                           EXERCISE                        EXERCISE                       EXERCISE
                                           1998             PRICE         1997              PRICE          1996            PRICE
                                       -----------        ----------  ------------       -----------   -----------        ---------
         Options and other
             warrants outstanding,
             beginning of year .....    1,439,583         $   2.28      1,528,927         $   2.49      1,540,177         $   2.52

         Options and other
             warrants granted
             during the year .......      809,819             1.93        493,100             3.68          --                 --

         Options exercised
            during the year ........      (57,306)            2.17       (135,695)            1.64          --                 --

         Options and other
            warrants canceled
            during the year ........     (617,524)            2.35       (444,250)            4.75          --                 --

         Options expired
            during the year ........      (31,250)            1.60         (2,499)            1.60        (11,250)            6.48
                                       -----------                    ------------                     -----------

         Options and other
            warrants  outstanding,
            end of year ............    1,543,322         $   2.09      1,439,583         $   2.28      1,528,927         $   2.49
                                       -----------                    ------------                     -----------
                                       -----------                    ------------                     -----------


         The weighted average grant-date fair value of options and other warrants granted during 1998 and 1997 was $1.05 and $1.20 per share, respectively. There were no options granted during 1996.


                                     OPTIONS AND OTHER WARRANTS               OPTIONS AND OTHER WARRANTS
                                             OUTSTANDING                              EXERCISABLE
                                   -------------------------------         -------------------------------
                                             WEIGHTED-
                                              AVERAGE        WEIGHTED-                         WEIGHTED-
                                NUMBER       REMAINING        AVERAGE         NUMBER            AVERAGE
              RANGE OF        OUTSTANDING   CONTRACTUAL      EXERCISE       EXERCISABLE         EXERCISE
          EXERCISE PRICES     AT 12/31/98       LIFE           PRICE        AT 12/31/98          PRICE
         -----------------    -----------   -----------      --------       -----------        ---------
            $1.75 - 3.60       1,543,322     4.8 years         $2.09         1,124,503           $2.15


         COMMON STOCK WARRANTS - The following table summarizes the Company's common stock warrants and their activity for the years ended December 31, 1998, 1997 and 1996 (as restated for the one-for-eight reverse split in October 1996):

                                                                    WARRANTS
                                                                   ISSUED AND         EXERCISE
                                                                   OUTSTANDING          PRICE        EXERCISE PERIOD
                                                                   -----------       ----------    ------------------
         DECEMBER 31, 1998:
             1997-A Warrants                                         337,211         $    3.40     1/31/97 - 1/31/99
                                                                   -----------
                                                                   -----------
             Redeemable Common Stock Purchase Warrants             1,495,000         $    3.40   11/06/97 - 11/06/02
                                                                   -----------
                                                                   -----------

             Underwriters' Warrants                                  130,000         $    5.40   11/12/98 - 11/12/02
                                                                   -----------
                                                                   -----------
         DECEMBER 31, 1997:
             Class A Warrants, beginning of year                     524,360         $    6.00     4/26/89 - 7/26/97
             Class A Warrants redeemed during the year              (524,360)        $    6.00
                                                                   -----------
                                                                   -----------
             Class A Warrants, end of year                                --
                                                                   -----------
                                                                   -----------
             Class B Warrants, beginning of year                     525,860         $    8.00     4/26/89 - 7/26/97
             Class B Warrants redeemed during the year              (525,860)        $    8.00
                                                                   -----------
             Class B Warrants, end of year                                --
                                                                   -----------
                                                                   -----------
             1997-A Warrants, beginning of year                           --
             1997-A Warrants issued during the year                  337,211         $   12.00     1/31/97 - 1/31/99
                                                                   -----------
             1997-A Warrants, end of year                            337,211
                                                                   -----------
                                                                   -----------
             Redeemable Common Stock Purchase Warrants,
                beginning of year                                         --
             Redeemable Common Stock Purchase Warrants,
                issued during the year                             1,495,000         $    5.40     11/6/97 - 11/6/02
                                                                   -----------
             Redeemable Common Stock Purchase Warrants,
                end of year                                        1,495,000
                                                                   -----------
                                                                   -----------
             Underwriters' Warrants, beginning of year                    --
             Underwriters' Warrants issued during the year           130,000         $    5.40   11/12/98 - 11/12/02
                                                                   -----------
             Underwriters' Warrants, end of year                     130,000
                                                                   -----------
                                                                   -----------
         DECEMBER 31, 1996:
             Class A Warrants, beginning of year                     524,610         $    6.00     4/26/89 - 7/26/97
             Class A Warrants exercised during the year                 (250)        $    6.00
                                                                   ------------
             Class A Warrants, end of year                           524,360
                                                                   -----------
                                                                   -----------
             Class B Warrants                                        525,860         $    8.00     4/26/89 - 7/26/97
                                                                   -----------
                                                                   -----------

         Each warrant entitles the holder to purchase one share of common stock. As of January 8, 1998, the Company reduced the exercise price of the 1997-A Warrants from $12.00 to $3.40 and extended the exercise period from January 31, 1999 to November 6, 2002, to make them correspond more closely to the Redeemable Common Stock Purchase Warrants.

         As of January 6, 1998, the exercise price of the Redeemable Common Stock Purchase Warrants was adjusted from $5.40 to $3.40 representing 120 percent of the average daily closing price of the Company's Common Stock for the preceding 20 day period as prescribed in the prospectus of the Units Offering.

         There was no expense recognized in the Company's financial statements relating to either of the warrant exercise price reduction as the change only affects allocations of additional paid-in capital because the Redeemable Common Stock Purchase Warrants were issued in conjunction with an equity offering of the Company. The reduced exercise prices exceeded the market value of the Company's Common Stock on the date of the reduction.

         The Redeemable Common Stock Purchase Warrants are subject to redemption by the Company at a price of $0.25 per warrant. All of the outstanding Redeemable Common Stock Purchase Warrants must be redeemed if any are redeemed. The Company may redeem the 1997-A Warrants for $0.0001 per warrant. Any redemption of unexercised 1997-A Warrants would be for all such outstanding warrants. The Underwriters' Warrants were issued in connection with the Company's sale of Common Stock and Redeemable Warrants in November 1997 and were in addition to other fees paid to the underwriters. The Underwriters' Warrants entitle the holder to buy one unit consisting of one share of the Company's Common Stock and one warrant for the purchase of one other share of the Company's Common Stock for $3.40.

5.       STOCK OPTION PLAN

         During 1995, the Company approved the 1995 Stock Option Plan (the "Plan"). Under this Plan, options available for grant can consist of
         (i) nonqualified stock options, (ii) nonqualified stock options with stock appreciation rights attached, (iii) incentive stock options, and
         (iv) incentive stock options with stock appreciation rights attached. The Company has reserved 1,125,000 shares of the Company's common stock $.0001 par value, for the Plan. The Plan limits participation to employees, independent contractors, and consultants. Nonemployee directors are excluded from Plan participation. The option price for shares of stock subject to this Plan is set by the Stock Option Committee of the Board of Directors at a price not less than 85% of the market value of the stock on the date of grant. No stock options shall be exercisable within six months from the date of grant, unless under a Plan exception, nor more than ten years after the date of grant. The Plan provides for the grant of stock appreciation rights, which allow the holder to receive in cash, stock or combination thereof, the difference between the exercise price and the fair value of the stock at date of exercise. The fair value of stock appreciation rights is charged to compensation expense. The stock appreciation right is not separable from the underlying stock option or incentive stock option originally granted and can only be exercised in tandem with the stock option. During the years ended December 31, 1998 and 1997 the Company granted 281,295 and 173,850 net options under the Plan, respectively. No stock appreciation rights are attached to any options outstanding. At December 31, 1998 and 1997, the Company had 1,543,322 and 1,439,583
         stock options outstanding of which only 441,589 and 173,850 had been issued pursuant to this plan, respectively.

         The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation awards. Accordingly, no compensation cost has been recognized in the accompanying consolidated financial statements. The following pro forma data is calculated net of tax as if compensation cost for the Company's stock-based compensation awards (see also Note 4) was determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123.

                                                                                  YEARS ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                              1998         1997         1996
                                                                           ---------- ------------  ------------
          Net income as reported......................................      $ 414,048  $  130,026     $ 825,157
            Adjustment, net of tax....................................       (233,329)   (467,554)           --
                                                                           ---------- ------------  ------------
          Pro forma net income (loss).................................      $ 180,719  $ (337,528)    $ 825,157
          Net income per common share as reported.....................           $.10        $.05       $  0.39
            Adjustment, net of tax....................................           (.06)      (0.17)           --
                                                                               ------ ------------  ------------
          Pro forma net income (loss) per common share................           $.04     $ (0.12)       $ 0.39
          Pro forma net income (loss) per common share - assuming
            dilution..................................................           $.04     $ (0.12)       $ 0.26
          Weighted average common shares outstanding..................      4,191,760   2,751,771     2,135,097
          Weighted average common shares outstanding - assuming
            dilution..................................................      4,503,411   2,751,771     3,203,485

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998 and 1997, respectively (no option grants during 1996): risk-free interest rates of 4.50 and 5.93 percent; no dividend yield or assumed forfeitures; expected lives of 5.4 and 6.7 years; and volatility of 59 and 60 percent. The pro forma amounts above are not likely to be representative of future years because there is no assurance that additional awards will be made each year.

6.       RELATED PARTIES

         During 1998, 1997 and 1996, the Company received approximately $6,822, $7,157 and $9,116, respectively, from Pre-Paid Legal Services, Inc., a stockholder, for commissions on sales of memberships for the services provided by Pre-Paid Legal Services, Inc.

         John W. Hail, Chief Executive Officer and Chairman of the Board of Directors of the Company, is the sole director and shareholder of the John Hail Agency, Inc. ("JHA"). Pursuant to an unwritten agreement, the Company provided office space, utilities and supplies, as well as an occasional part-time administrative staff person, through June 30, 1996, to JHA for a monthly payment of $1,000 as reimbursement of the Company's costs. In addition, the Company made non-interest bearing advances to JHA of $22,000 and $87,684 during the years ended December 31, 1996 and 1995, respectively. Effective June 30, 1996, the Company adopted a policy to not make any further advances to JHA, and JHA executed a promissory note payable to the Company in the principal amount of $73,963 bearing interest at eight percent per annum and payable in 60 installments of $1,499 per month. JHA has made repayments of these advances of $13,042, $6,141 during the fiscal years ended December 31, 1997 and 1996, respectively. During the year ended December 31, 1998, JHA made repayments of $54,780. As of June 30, 1998 the note has been paid in full.

         During 1995, John W. Hail individually entered into lease agreements covering telephone equipment and related software and requiring monthly rental payments. Such equipment and software are utilized exclusively by the Company. During the years ended December 31, 1998, 1997 and 1996, the Company made aggregate monthly payments pursuant to such lease agreements of $17,939, $19,427 and $19,427, respectively.

         On October 8, 1998, John W. Hail voluntarily surrendered an option to purchase 100,000 shares of the Company's common stock for $2.70 per share with an expiration date of May 20, 2007 in exchange for an option having the same terms other than an exercise price of $1.75 per share of common stock, which was equal to the fair value of the common stock on the date of exchange. These options will become exercisable on April 8, 1999.

         During the years ended December 31, 1998, 1997 and 1996, the Company paid Curtis H. Wilson, Sr., a Director of the Company, sales commissions of $62,555, $32,886 and $38,337, respectively. These commissions were based upon purchases by Mr. Wilson and his downline distributors in accordance with the Company's network marketing program in effect at the time of the sales.

         During the first quarter of 1998, the Company agreed to loan John W. Hail, the Chief Executive Officer and a major shareholder of the Company, up to $250,000. Subsequently the Company agreed to loan up to an additional $75,000. The loan is secured, bears interest at eight percent per annum and is due on March 31, 1999. The loan has been extended until March 31, 2000. As of December 31, 1998, the balance due on this loan was $293,936. The loan was unanimously approved by the Company's board of directors.

7.       INCOME TAXES

         On a regular basis, management evaluates all available evidence, both positive and negative, regarding the ultimate realization of the tax benefits of its deferred tax assets. Management concluded in 1996 that it is more likely than not that a tax benefit will be realized from its deferred tax assets and therefore eliminated the previously recorded valuation allowance. The Company's deferred tax assets relate primarily to net operating loss carryforwards for income tax purposes at December 31, 1998, totaling $531,856 , which will begin to expire in 2003. The Company has a net deferred tax asset at December 31, 1998 and 1997, of $188,773 and $439,917, respectively.

         Income taxes for 1998 were comprised of current taxes of $2,196 and deferred taxes of $251,144. Income taxes for 1997 and 1996 were comprised of deferred taxes. A reconciliation of the statutory Federal income tax rate to the effective income tax rate for the years ended December 31, 1998, 1997, and 1996 is as follows:


                                                              1998              1997              1996
                                                             ------            ------            ------
         Statutory federal income tax rate ...............    34.0%             34.0%             34.0%
         State tax effective rate ........................     4.0               4.6               4.3
         Permanent differences ...........................     2.3               6.4               0.0
         Benefit of graduated tax rates ..................     0.0              (4.8)             (0.4)
         Benefit of operating loss carryforwards .........     0.0              (0.0)            (37.9)
         Change in effective rate ........................     0.0              (8.7)              0.0
         Other ...........................................    (2.3)              0.0               0.0
         Reduction in valuation allowance ................     0.0               0.0            (153.5)
                                                             ------            ------            ------
         Effective income tax rate .......................    38.0%             31.5%           (153.5)%
                                                             ------            ------            ------
                                                             ------            ------            ------


         Deferred tax liabilities and assets at December 31, 1998 and 1997 are comprised of the following:

                                                                          DECEMBER 31,
                                                                  -------------------------
                                                                      1998          1997
                                                                  -----------   -----------
         Deferred tax liabilities:
           Depreciation and amortization .......................  $ (38,037)    $ (20,682)
                                                                  -----------    ----------
                      Total deferred tax liabilities ...........    (38,037)      (20,682)
                                                                  -----------    ----------

         Deferred tax assets:
           Net operating loss carryforwards ....................    160,889       458,796
           Reserves ............................................     49,404         1,803
           Other ...............................................     16,517            --
                                                                  -----------    ----------
                       Total deferred tax assets ...............    226,810       460,599
                                                                  -----------    ----------

         Net deferred taxes ....................................    188,773       439,917
         Less current portion of net deferred tax assets .......     93,496        85,224
                                                                  -----------    ----------

         Noncurrent portion ....................................  $  95,277     $ 354,693
                                                                  -----------    ----------
                                                                  -----------    ----------


8        COMMISSION ADVANCES

         Commission advances represent advances to certain associates and are repayable from future commissions earned by the associates. These advances do not bear interest and are classified in the accompanying consolidated balance sheets according to the expected timing of commissions to be earned by the associates.

9        ACQUISITIONS

         On July 31, 1998, the Company acquired all rights, including formulations and trademarks, for the ToppFast, ToppStamina and ToppFitt products from ToppMed, Inc. of Los Angeles, California for a total purchase price of $192,000 which was paid at closing.

         Pursuant to a Stock Purchase Agreement having an effective date of January 31, 1997 (the "Purchase Agreement"), the Company acquired all of the issued and outstanding capital stock of Chambre' International, Inc., a Texas corporation ("CII"), and CII became a wholly-owned subsidiary of the Company (the "CII Acquisition"). The CII Acquisition was closed on January 31, 1997, and was accounted for under the purchase method of accounting. CII is a network marketer of various third-party manufactured cosmetics, skin care and hair care products. In connection with the CII Acquisitions, the Company issued 6,482 shares of its common stock to the shareholders of CII at closing and issued an additional 7,518 shares of its common stock to the shareholders of CII on March 31, 1997, after determination of certain liabilities.

         In connection with the CII Acquisition , the excess of the purchase price of $135,340, which includes $3,549 of transaction costs, over the negative $63,985 fair value of assets of CII acquired, net of liabilities assumed, has been allocated $179,325 to goodwill and $20,000 to a covenant not to complete. Goodwill and the covenant not to compete will be amortized over 20 year and 47 month periods, respectively.

         Pursuant to an Asset Purchase Agreement having an effective date of April 16, 1997 (the "Purchase Agreement"), the Company acquired all the assets of Stay 'N Shape International, Inc. ("SNSI"), Solution Products International, Inc. ("SPII"), Nation of Winners, Inc. ("NWI"), Now International, Inc. ("NII"), all Georgia corporations, (collectively SNSI, SPII, NWI and NII are referred to as the "Selling Group"), free and clear of any lien, charge, claim, pledge, security interest or other encumbrance of any type or kind whatsoever, known or unknown (the "SNSI" Asset Purchase"). The SNSI Asset Purchase was closed on April 16, 1997, and was accounted for under the purchase method of accounting. Each company in the Selling Group is a network marketer of various third-party manufactured nutritional supplements and was under common ownership.

         The Company purchased all of the assets, including the network marketing organizations, of Stay 'N Shape International, Inc., Solution Products International, Inc., Nation of Winners, Inc., and Now International, Inc. pursuant to an Asset Purchase Agreement dated April 16, 1997. In connection with the SNSI Asset Purchase, the Company paid cash of $1,174,441 and issued 125,984 shares of Common Stock at closing and agreed to either issue additional shares of the Company's Common Stock having an aggregate market value equal to, or make a cash payment of, or combination thereof, $750,000 and $1,050,000 on or before June 29, 1998, and May 30, 1999, respectively, subject to reduction for variance from specified sales targets. As of June 29, 1998 the specified sales requirement had not been met, therefore the $750,000 installment payment was reduced to zero and no payment was required. Based upon current sales levels the Company believes that the $1,050,000 installment payment will be reduced to zero and no payment will be required. As a result of the SNSI Asset Purchase, the Company added 39 products to its line, 38 in the weight management and dietary supplement categories and one in the personal care category, and 3,000 additional distributors.

         In connection with the SNSI Asset Purchase, the excess of the purchase price of $2,074,441, which included $100,000 of transaction costs, over the $84,063 fair value of the assets acquired, has been allocated $1,490,378 to goodwill and $500,000 to two covenants not to compete. Goodwill and the covenants not to compete will be amortized over 20 and 10 year periods, respectively.

         Pursuant to a Stock Purchase Agreement having an effective date of May 31, 1996 (the "Purchase Agreement"), the Company acquired all of the issued and outstanding capital stock of Miracle Mountain International, Inc., a Colorado corporation ("MMI"), and MMI became a wholly owned subsidiary of the Company (the "MMI Acquisition"). The MMI Acquisition was accounted for under the purchase method of accounting. MMI is a network marketer of various third-party manufactured nutritional supplement products. Pursuant to the Purchase Agreement and in connection with the MMI Acquisition, the Company issued and delivered to the shareholders of MMI 20,000 shares of the Company's common stock.

         In connection with the MMI Acquisition, the excess of the purchase price of $176,103, which includes $56,103 of transaction costs, over the negative $3,059 fair value of the assets of MMI acquired, net of liabilities assumed, has been allocated $119,162 to goodwill and $60,000 to the covenant not to compete. Goodwill and the covenant not to compete will be amortized over seven and four and one-half year periods, respectively.

         The following unaudited pro forma information presents a summary of consolidated results of operations as if the acquisitions had occurred at the beginning of 1998 and 1997, with pro forma adjustments to give effect to amortization of goodwill together with the related income tax effect. The unaudited pro forma

                        ADVANTAGE MARKETING SYSTEMS, INC.
                               AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


         information is not necessarily indicative of either the results of operations that would have occurred had the purchases been made during the periods presented or the future results of the combined operations.

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                        1998             1997
                                                                  --------------   --------------
         Net revenues .........................................   $   13,228,000   $   10,776,000
         Net income ...........................................   $      397,000   $      142,000
         Net income per common share ..........................   $          .09   $          .05
         Net income per common share - assuming dilution ......   $          .09   $          .04

10.      SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                                             YEAR ENDED DECEMBER 31,
                                                                            ---------------------------------------------------
                                                                                 1998              1997              1996
                                                                              ------------      ------------      ------------
         Cash paid during the year for:
               Interest ....................................................  $    34,663       $    33,012       $    23,021
               Income taxes ................................................           --             2,196                --
         Noncash financing and investing activities:
               Property and equipment acquired by capital lease ............       99,007           147,508           199,131
               Deferred offering costs not yet paid ........................           --           180,450                --
         Fair value of capital stock issued to purchase
         Miracle Mountain International Inc. ..............................            --                --           120,000
         Acquisition of Chambre' International, Inc.:
               Fair value of assets acquired ..............................   $        --       $   (84,802)      $        --
               Fair value of covenant not to compete ......................            --           (20,000)               --
               Purchase price in excess of tangible assets acquired and
                 covenant not to compete ..................................            --          (179,325)               --
               Fair value of common stock issuance ........................            --            84,000                --
               Liabilities assumed ........................................            --           148,787                --
                                                                              ------------      ------------      ------------
               Cash paid to purchase Chambre' International, Inc. .........   $        --       $   (51,340)      $        --
                                                                              ------------      ------------      ------------
                                                                              ------------      ------------      ------------
         SNSI asset purchase:
               Fair value of assets acquired ..............................   $        --       $   (84,063)      $        --
               Fair value of covenant not to compete ......................            --          (500,000)               --
               Purchase price in excess of tangible assets acquired and
                  covenant not to compete .................................            --        (1,490,378)               --
               Fair value of common stock issuance ........................            --           800,000                --
                                                                              ------------      ------------      ------------
               Cash paid to purchase SNSI assets ..........................   $        --       $(1,274,441)      $        --
                                                                              ------------      ------------      ------------
                                                                              ------------      ------------      ------------
         ToppMed, Inc. asset purchase:
               Fair value of assets acquired ..............................   $        --       $        --       $        --
               Fair value of covenant not to compete ......................       (64,000)               --                --
               Purchase price in excess of tangible assets acquired and
                  covenant not to compete .................................      (128,000)               --                --
                                                                              ------------      ------------      ------------
               Cash paid to purchase ToppMed, Inc. ........................   $  (192,000)      $        --       $        --
                                                                              ------------      ------------      ------------
                                                                              ------------      ------------      ------------

                        ADVANTAGE MARKETING SYSTEMS, INC.
                               AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

11.      NOTES PAYABLE

         The Company has notes payable of $123,787 and $108,744 for the years ended December 31, 1998 and 1997, respectively. The current balance of the notes at December 31, 1998 and 1997 is $29,476 and $26,304, respectively. The notes were issued to acquire vehicles to be used by the Company and are collateralized by such vehicles for which the notes were issued to finance. These notes mature ranging from June 2001 to September 2003 with interest rates on the notes ranging from 8.25 percent to 10.98 percent. Payments of principal and interest are made on the notes monthly ranging from $425 to $928. Scheduled maturities for 1999 through 2003 are $29,476, $32,371, $30,946, $22,035 and
         $8,957, respectively.

12.      ADDITIONAL TAX LIABILITY

         During 1998, in an effort to facilitate the growth of its distributor network, the Company voluntarily began contacting all of the state sales and use tax authorities to enter into agreements with them whereby the Company would assume the responsibility for collecting and remitting sales and use taxes on behalf of its independent distributors. Certain states had requirements which resulted in an additional tax liability for the Company as a condition of entering into the agreement. The liability has an adverse impact on the Company's earnings, net of the related tax effect, of $261,400 or $.06 per share. Management believes the liability is a one time nonrecurring charge and will have no further adverse impact on the Company's future results of operations because the ongoing collection and remittance of sales and use tax represents neither additional income nor additional expense to the Company but instead is a pass through item with no income statement effect.

13.      COMMITMENTS AND CONTINGENCIES

         RECENT REGULATORY DEVELOPMENTS - A significant portion of the Company's net sales has been, and is expected to continue to be, dependent upon the Company's AM-300 product. The Company's net sales of AM-300 represented 49.7 percent, 29.5 percent, and 39.1 percent of net sales for the years ended 1998, 1997 and 1996, respectively. One of the herbal ingredients in AM-300 is ephedra concentrate, which contains naturally occurring ephedrine. Ephedrine products have been the subject of adverse publicity in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. Currently, the Company offers AM-300 only in the United States (except in certain states in which regulations may prohibit or restrict the sale of such product). On April 10, 1996, the Food and Drug Administration ("FDA") issued a statement warning consumers not to purchase or ingest natural sources of ephedrine within dietary supplements claiming to produce certain effects (none of which are claimed for the Company's product). On June 4, 1997, the FDA proposed a regulation which will, if it becomes effective as proposed, significantly limit the ability of the Company to sell AM-300 and any other weight management products which contain ephedra or ephedrine. If the FDA's proposed regulations were to become effective, management believes that the impact on the Company's financial statements would be a significant reduction in sales, cost of sales and marketing, distribution and administrative expenses and could result in material losses to the Company, but would not result in a significant increase in sales returns nor have a significant adverse effect on financial position.

         PRODUCT LIABILITY - The Company, like other marketers of products that are intended to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. Historically, the Company has relied upon its manufacturer's product liability insurance for coverage. The Company obtained product liability insurance coverage in its own name in 1997. The limits of this coverage are $4,000,000 per occurrence and $5,000,000 aggregate. The Company generally does not obtain

                        ADVANTAGE MARKETING SYSTEMS, INC.
                               AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

         contractual indemnification from parties manufacturing its products. However, all of the manufacturers of the Company's products carry product liability insurance which covers the Company's products. The Company has agreed to indemnify Tinos, L.L.C., the licensor of Choc-Quilizer, against any product liability claims arising from the Choc-Quilizer product marketed by the Company, and the Company has agreed to indemnify Chemins against claims arising from claims made by the Company's distributors for products manufactured by Chemins and marketed by the Company. Although the Company has never had a product liability claim, such claims against the Company could result in material losses to the Company.

14.      SUBSEQUENT EVENTS

         On March 11, 1998, the Company filed a Registration Statement, file number 333-47801, with the Securities and Exchange Commission pursuant to which the Company is seeking to register 5,000,000 stock purchase plan participation interests ("Participation Interests") in the Advantage Marketing Systems, Inc. Distributor Stock Purchase Plan (the "Plan"). The Participation Interests are also being registered in accordance with the Oklahoma Securities Act. The Participation Interests will be offered to the distributors of the Company's products and services ("Eligible Persons") in lots of five Participation Interests. An Eligible Person electing to participate in the Plan (a "Participant") will be entitled through purchase of the Participation Interests to purchase in the open market through the Plan, shares of common stock, $.0001 par value per share (the "Common Stock"), previously issued by the Company. The Participation Interests are non-transferable; therefore, a market for the Participation Interests will not develop. The proceeds from sale of the Participation Interests will become the Participants' contributions to the Plan which will be used to purchase the Common Stock and will not be placed into escrow pending purchase of the Common Stock. Other than an annual service fee of $5.00 per Participant and a transaction fee of $1.25 per month, the Company will not receive any proceeds from the purchase of the Common Stock by the Plan. The offering price of each Participation Interest will be $1.00, and each Eligible Person will be required initially to purchase a minimum of twenty-five Participation Interests upon electing to participate in the Plan. There is no minimum amount of sales of Participation Interests required. The registration statement became effective February 19, 1999.
                                   * * * * * *

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any of the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of the Company since the date hereof.

                               -------------------



                               -------------------


                               ADVANTAGE MARKETING
                                  SYSTEMS, INC.


                                    4,715,513


                            PARTICIPATION INTERESTS

                                IN THE ADVANTAGE
                            MARKETING SYSTEMS, INC.
                             1998 DISTRIBUTOR STOCK
                                  PURCHASE PLAN






                            ------------------------
                                   PROSPECTUS
                            ------------------------


                 Requests for general information or additional copies of this Prospectus should be directed to us by calling or writing us at:

                        ADVANTAGE MARKETING SYSTEMS, INC.
                     2601 Northwest Expressway, Suite 1210W
                       Oklahoma City, Oklahoma 73112-7293
                         Attention: Corporate Secretary
                            Telephone: (405) 842-0131





                             ----------------------




                                     , 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1031 of the Oklahoma General Corporation Act permits (and the Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of the Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of the Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of the Registrant or at the request of the Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

     The circumstances under which indemnification is granted with an action brought on behalf of the Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by the Registrant.

     These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended (the "Act").

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      S.E.C. Registration Fees                                             $ 1,475.00
      N.A.S.D. Filing Fees                                                        .00
     *State Securities Laws (Blue Sky) Legal Fees                           20,000.00
     *State Securities Laws Filing Fees                                     20,000.00
     *Printing and Engraving                                                15,000.00
     *Legal Fees                                                            18,525.00
     *Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . .  14,000.00
     *Transfer and Warrant Agent's Fees and Costs of Certificates. . . . .   1,000.00
     *Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . .        .00
                                                                           ----------
                                                                           $90,000.00
                                                                           ----------
                                                                           ----------

     ------------------------
     *Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     Registrant has sold and issued the securities described below within the past three years which were not registered under the Act.

                                                             NUMBER
                                                            OF SHARES
                                 DATE OF        PURCHASE    OF COMMON
                                PURCHASE OR     PRICE PER     STOCK           NET
NAME                              ISSUANCE        SHARE     PURCHASED     PROCEEDS(1)      CONSIDERATION
-----------------------         -----------     ---------   ---------     -----------      -------------
R. & R. Nance . . . . . . .         2-28-97       2.16         6,945         15,001             Cash
D. Melakayil  . . . . . . .         3-18-97       2.00         1,250          2,500             Cash
T. Melakayil  . . . . . . .         3-18-97       2.00         1,250          2,500             Cash
M. Walke  . . . . . . . . .         5-29-97       1.60         6,250         10,000             Cash
W. Hargrove . . . . . . . .         5-29-97       1.60        25,000         40,000             Cash
M. Steers . . . . . . . . .         5-29-97       1.60         6,250         10,000             Cash
R. Baresel  . . . . . . . .        12-28-97       1.60         7,862         12,579            Stock
J. Duncan . . . . . . . . .        12-28-97       1.60        15,000         24,000             Cash
L. Hooter . . . . . . . . .        12-28-97       1.60        11,007         17,611            Stock
D. Huff . . . . . . . . . .        12-28-97       1.60         7,862         12,579            Stock
D. Loney  . . . . . . . . .        12-28-97       1.60         6,250         10,000             Cash
D. Morgan . . . . . . . . .        12-28-97       1.60        25,000         40,000             Cash
D. Huff . . . . . . . . . .         5-20-98       2.00        12,500         25,000            Stock
P. Shirley  . . . . . . . .         7-21-98       2.70        13,556         36,150            Stock
R. Sanders  . . . . . . . .         7-21-98       2.00        31,250         62,500            Stock

------------------------
(1) No underwriting discounts or commissions were paid with respect to such sales.

     Each of the foregoing named individuals were or are officers, directors, employees or greater than five percent shareholders of the Company. The Common Stock purchased by each was issued pursuant to Rule 506 of Regulation D in connection with the exercise of stock options.

     Pursuant to a Stock Purchase Agreement having an effective date of May 31, 1996, Registrant acquired the issued and outstanding capital stock of Miracle Mountain International, Inc., a Colorado corporation. On June 20, 1996, Registrant issued 160,000 shares of its Common Stock to the shareholders of Miracle Mountain International, Inc. pursuant to Rule 506 of Regulation D.

     Pursuant to a Stock Purchase Agreement having an effective date of January 31, 1997, (the "CII Purchase Agreement"), Registrant acquired the issued and outstanding capital stock of Chambre International, Inc., a Texas corporation. Registrant issued and delivered 6,842 shares of Common Stock on January 31, 1997, and issued and delivered an additional 7,518 shares of Common Stock to the shareholders of Chambre International, Inc. on March 31, 1997, pending
determination of certain liabilities.   The shares of Common Stock were issued
pursuant to Rule 506 of Regulation D.

     Pursuant to an Asset Purchase Agreement dated April 16, 1997, Registrant issued and delivered 125,984 shares of Common Stock to Solution Products International, Inc. for its own account and as agent for and on behalf of Stay 'N Shape International, Inc., Nation of Winners, Inc., and Now International, Inc. The shares of Common Stock were issued pursuant to Rule 506 of Regulation D.

     Registrant relied on 4(2) of the Securities Act of 1933 for exemption from the registration requirements of such Act. Each investor was furnished with information concerning the formation and operations of the Registrant, and each had the opportunity to verify the information supplied. Additionally, Registrant obtained a signed representation from each of the foregoing persons in connection with the purchase of the Common Stock of his or her intent to acquire such Common Stock for the purpose of investment only, and not with a view toward the subsequent distribution thereof; each of the certificates representing the Common Stock of the Registrant has been stamped with a legend restricting transfer of the securities represented thereby, and the Registrant has issued stop transfer instructions to UMB Bank, N.A., the transfer agent for the common stock of Registrant, concerning all certificates representing the Common Stock issued in the above-described transactions.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     EXHIBIT NO.
     -----------
     2.1       Agreement and Plan of Merger between Registrant and AMS, Inc., incorporated by reference to Form 8-K, filed with the Commission on December 11, 1995.

     2.2       Certificate of Merger of Advantage Marketing Systems, Inc. (a
               Delaware corporation) with and into Advantage Marketing Systems, Inc. (an Oklahoma corporation), incorporated by reference to Form
               8-K, filed with the Commission on December 11, 1995.

      3.1      The Registrant's Certificate of Incorporation.(1)

      3.2      The Registrant's Bylaws.(1)

      4.1      The Advantage Marketing Systems, Inc. 1998 Distributor Stock
               Purchase Plan.(1)

      4.2      The form of Advantage Marketing Systems, Inc. 1998 Distributor
               Stock Purchase Plan Stock Purchase Agreement.(1)

      5.1 Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel to Registrant, regarding legality of the securities covered by this Registration Statement.

     10.1      Legal Services Agreement between Registrant and Pre-Paid Legal
               Services, dated September 1, 1988, incorporated by reference to Form 10-K Annual Report for the year ended December 31, 1989, filed with the Commission on September 18, 1990.

     10.2      Lease Agreement between Registrant and International Business
               Machines Corporation, dated May 22, 1989, incorporated by reference to Form 10-K Annual Report for the year ended December
               31, 1989, filed with the Commission on September 18, 1990.

     10.3      Group Contract between Registrant and Consumer Benefit Services,
               Inc., dated April 2, 1989, incorporated by reference to Form 10-K
               Annual Report for the year ended December 31, 1989, filed with the Commission on September 18, 1990.

     10.4      Distribution Agreement between Registrant and Topped, Inc., dated
               June 1, 1989, incorporated by reference to Form 10-K Annual
               Report for the year ended December 31, 1989, filed with the Commission on September 18, 1990.

     10.5      Lease Agreement between Registrant and Kaiser Francis Oil
               Company, dated June 1, 1993, incorporated by reference to Form
               10-K Annual Report for the year ended December 31, 1993, filed with the Commission on April 14, 1994.

     10.6 Advantage Marketing Systems, Inc. 1995 Stock Option Plan, incorporated by reference to Form SB-2 Registration Statement
               (No. 33-80629), filed with the Commission on November 20, 1996.

     10.7 Agreement between Registrant and Consumer Benefit Services, Inc., dated October 20, 1995, incorporated by reference to Form SB-2
               Registration Statement (No. 33-80629), filed with the Commission on November 20, 1996.

     10.8      Agreement between Registrant and Advanced Products, Inc., dated
               November 28, 1994, incorporated by reference to Form SB-2
               Registration Statement (No. 33-80629), filed with the Commission on November 20, 1996.

     10.9 Agreement between Registrant and J&K Pharmaceutical Laboratories, dated April 22, 1996, incorporated by reference to Amendment No.
               3 to Form SB-2 Registration Statement (No. 33-80629), filed with the Commission on January 14, 1997.

     10.10     Stock Purchase Agreement having an effective date of May 31,
               1996, between Registrant, Miracle Mountain International, Inc.,
               Richard Seaton, Gene Burson, Kaye Jennings, Daryl Burson, James
               Rogers, incorporated by reference to Form 8-K, filed with the Commission on July 12, 1996.

     10.11     Stock Purchase Agreement having an effective date of January 31,
               1997, among Registrant, Chambre International, Inc., Janet Britt,
               Jerry Hampton, Teresa Hampton, James Baria, Florence Baria, Rose
               Cashin, Pat Eason, Joseph Williams, Livia Williams, Don Black,
               Nadine Black, Lynda Brown, Gary Galindo, Harold Griffin, Linda
               Griffin, Iren Van Vlaenderen, Dean Van Vlaenderen, Rose
               Hilgedick, Julie Connary, and Royce Britt, incorporated by reference to Amendment No. 3 to Form SB-2 Registration Statement
               (No. 33-80629), filed with the Commission on January 14, 1997.

     10.12     Asset Purchase Agreement among Registrant, Stay 'N Shape
               International, Inc., Solution Products International, Inc.,
               Nation of Winners, Inc., Now International, Inc., Carl S. Rainey and Danny Gibson, dated April 16, 1997, incorporated by reference to Form 8-K, filed with the Commission on May 1, 1997.

      10.13    Warrant Agreement between Registrant and U.S. Stock Transfer
               Inc., dated as of January 20, 1997, as amended and restated
               January 8, 1998, incorporated by reference to Amendment No. 2 to
               Form 8-A Registration Statement, filed with the Commission on
               January 13, 1998.

      10.14    Unit and Warrant Agreement between Registrant and U.S. Stock
               Transfer Inc., dated as of November 6, 1997, as amended and restated January 8, 1998, incorporated by reference to Amendment
               No. 1 to Form 8-A Registration Statement, filed with the
               Commission on January 14, 1998.

     10.15 The Promotional Shares Escrow Agreement, dated November 4, 1997, by and between Advantage Marketing Systems, Inc., John W. Hail,
               Curtis H. Wilson, Sr., Ruth Wilson, Roger P. Baresel, Judith A.
               Baresel, R. Terren Dunlap, Pre-Paid Legal Services, Inc., TVC,
               Inc., and Liberty Bank and Trust Company of Oklahoma City, N.A.

     10.16 The Promotional Shares Escrow Agreement, dated October 31, 1997, by and between Advantage Marketing Systems, Inc., Robert and
               Retha H. Nance, and Liberty Bank and Trust Company of Oklahoma
               City, N.A.

     10.17 The Promotional Shares Lock-In Agreement, dated November 5, 1997, by and between Advantage Marketing Systems, Inc., Roger P.
               Baresel, and Judith A. Baresel.

     23.1      Independent Auditors' Consent.

     23.2      Consent of Counsel.

     24.1      Power of Attorney of John Hail.(1)

     24.2      Power of Attorney of Curtis H. Wilson, Sr.(1)

     24.3      Power of Attorney of Roger P. Baresel.(1)

     24.4      Power of Attorney of R. Terren Dunlap.(1)

     24.5      Power of Attorney of Harland C. Stonecipher.(1)

--------------------------------------------------------------
(1)  Previously furnished.

ITEM 28.  UNDERTAKINGS

     (a) RULE 415 OFFERING.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) To include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) Will supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering.

          (5) If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, file a post-effective amendment to state the terms of such offering.

     (e)  REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) RULE 430A.

     The Registrant hereby undertakes that it will (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as a part of this Registration Statement as of the time the Commission declared it effective, and (ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned in the City of Oklahoma City, State of Oklahoma, on the 18th day of August, 1999.


                              ADVANTAGE MARKETING SYSTEMS, INC.
                              (Registrant)


                              By:  /S/JOHN W. HAIL
                                 -----------------------------------------------
                                   John W. Hail, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     SIGNATURE                                    TITLE                           DATE
     ---------                                    -----                           ----
 /S/JOHN W. HAIL                        Chairman of the Board, Chief              August 18, 1999
-------------------------------         Executive Officer and Director
 John W. Hail


 /S/ROGER P. BARESEL                    President, Chief Financial                August 18, 1999
-------------------------------         Officer and Director
 Roger P. Baresel


 /S/R. TERREN DUNLAP                    Director                                  August 18, 1999
-------------------------------
 R. Terren Dunlap

 /S/HARLAND C. STONECIPHER              Director                                  August 18, 1999
-------------------------------
Harland C. Stonecipher